SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM U5S





                                  ANNUAL REPORT
                      For the Year Ended December 31, 2003



        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                     FirstEnergy Corp. (File No. 333-21011)
                     76 South Main Street, Akron, Ohio 44308

                                FIRSTENERGY CORP.
                                    FORM U5S
               ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2003

                                TABLE OF CONTENTS

  Item
   No.                    Title                                          Page
  ----                    -----                                          ----
    1.  System Companies and Investments Therein                         1-17

    2.  Acquisitions or Sales of Utility Assets                           18

    3.  Issue, Sale, Pledge, Guarantee or Assumption
        of System Securities                                              19

    4.  Acquisition, Redemption or Retirement of
        System Securities                                               20-30

    5.  Investments in Securities of Nonsystem Companies                  31

    6.  Officers and Directors                                          32-46

    7.  Contributions and Public Relations                                47

    8.  Service, Sales and Construction Contracts                         48

    9.  Wholesale Generators and Foreign Utility Companies              49-60

   10.  Financial Statements and Exhibits:                                61

            Consent of Independent Public Accountants                     62
            -----------------------------------------

            Consolidating Financial Statements of
             FirstEnergy Corp. for 2003                                 63-97
            ---------------------------------------

            Exhibits                                                    98-157
            --------

        Signature Page                                                    158

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003

                                                                                        Number of
                                                                                        Number of     % of
                                                                                      Common Shares  Voting  Issuer Book    Owner's
  Name of Company                                                 Business Type           Owned       Power     Value     Book Value
  ---------------                                                 -------------       -------------  ------  -----------  ----------
                                                                                                              (In thousands dollar)
  FirstEnergy Corp. (FirstEnergy):                         Registered holding company
      Unsecured notes (11)                                                                                    4,570,000   4,570,000
      Short-term debt (12)                                                                                      280,000     280,000
      Money pool (13)                                                                                         1,770,761   1,770,761

  American Transmission Systems, Incorporated (ATSI)       Electric utility company           1      100.00%    300,538     300,538
      Money pool (13)                                                                                           103,546     103,546

  Centerior Service Company*                               Inactive                         750      100.00%

  FE Acquisition Corp.*                                    Inactive                          65      100.00%
    Mid-Atlantic Energy Development Co.*                   Inactive                       1,900      100.00%

  FE Holdings, L.L.C.* (6)                                 Inactive                                  100.00%

  FELHC, Inc. (FELHC)                                      Exempt telecommunications          1      100.00%         35          35
                                                           Company (ETC)
      Money pool (13)                                                                                                49          49

  First Communications, LLC (6)                            ETC                                        65.00%      6,207       6,207
      Unsecured notes (11)                                                                                        5,407       5,407

  FirstEnergy Facilities Services Group, LLC (FEFSG) (6)   Nonutility holding company        66      100.00%    126,744     126,744
      Secured notes (11)                                                                                          7,754       7,754
      Money pool (13)                                                                                           (11,655)    (11,655)
    Dunbar Mechanical, Inc.                                Rule 58 energy-related           277      100.00%     13,268      13,268
    Edwards Electrical & Mechanical, Inc.                  Rule 58 energy-related           435      100.00%     28,893      28,893
    Elliott-Lewis Corporation                              Rule 58 energy-related           100      100.00%     41,933      41,933
      A.A. Duckett, Inc.                                   Rule 58 energy-related         1,000      100.00%      4,036       4,036
      E-L Enterprises, Inc.                                Nonutility holding company     1,000      100.00%      3,538       3,538
        Modern Air Conditioning, Inc.                      Rule 58 energy-related        49,950      100.00%      1,000       1,000
          Airdex Air Conditioning Corporation              Rule 58 energy-related           100      100.00%
        R.L. Anderson, Inc.                                Rule 58 energy-related         9,800      100.00%      2,538       2,538
      Sautter Crane Rental, Inc.                           Rule 58 energy-related           100      100.00%
    L.H. Cranston and Sons, Inc.                           Rule 58 energy-related         1,000      100.00%     13,141      13,141
    Roth Bros., Inc.                                       Rule 58 energy-related           792      100.00%     20,008      20,008
    R.P.C. Mechanical, Inc.                                Rule 58 energy-related           100      100.00%      6,940       6,940
    Spectrum Controls Systems, Inc.                        Rule 58 energy-related            35      100.00%        578         578
    The Hattenbach Company                                 Rule 58 energy-related           531      100.00%      3,100       3,100

                                                                1


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

                                                                                      Number of
                                                                                      Number of     % of
                                                                                    Common Shares  Voting   Issuer Book    Owner's
  Name of Company                                           Business Type               Owned       Power      Value     Book Value
  ---------------                                           -------------           -------------  ------   -----------  ----------
                                                                                                            (In thousands dollar)
  FirstEnergy Foundation                                    Charitable foundation                  100.00%

  FirstEnergy Nuclear Operating Company (FENOC)             Energy-related company          1      100.00%    (20,280)     (20,280)
      Money pool (13)                                                                                          53,955       53,955

  FirstEnergy Properties, Inc. (FE Properties)              Real estate subsidiary        400      100.00%     32,534       32,534
      Secured notes (11)                                                                                        9,438        9,438
      Money pool (13)                                                                                          24,203       24,203
    BSG Properties, Inc.*                                   Real estate subsidiary         10      100.00%

  FirstEnergy Securities Transfer Company
    (FirstEnergy Transfer)                                  Stock transfer service          1      100.00%

  FirstEnergy Service Company (FECO)                        Service company                 1      100.00%    (76,174)     (76,174)
      Money pool (13)                                                                                         445,464      445,464

  FirstEnergy Solutions Corp. (FES)                         Rule 58 energy-related          8      100.00%    (68,293)     (68,293)
      Pollution control notes (11)                                                                             15,000       15,000
      Money pool (13)                                                                                      (1,070,395)  (1,070,395)
    FirstEnergy Engineering, Incorporated                   Rule 58 energy-related                 100.00%
    FirstEnergy Generation Corp. (GenCo)                    Exempt wholesale generator      1      100.00%     56,539       56,539

  FirstEnergy Ventures Corp. (FirstEnergy Ventures)         Nonutility holding company    102      100.00%    115,343      115,343
      Secured notes (11)                                                                                      141,010      141,010
      Money pool (13)                                                                                          25,992       25,992
    Bay Shore Power Company                                 Rule 58 energy-related          1      100.00%     65,297       65,297
    Centerior Communications Holdings, Inc.                 Nonutility holding company     10      100.00%     13,009       13,009
      Fiber Venture Equity, Inc.*                           ETC                            10      100.00%
        AFN Finance Company No. 3, LLC (6)                  ETC                                    100.00%
    Centerior Energy Services, Inc.                         Rule 58 energy-related        100      100.00%        584          584
    Centerior Power Enterprises, Inc.*                      Inactive                       10      100.00%
    Eastroc Technologies, LLC* (6)                          Rule 58 energy-related                  50.00%         46           46
    Engineered Processes, Ltd.* (6)                         Rule 58 energy-related                  50.00%
    FirstEnergy Telecommunications Corp.                    ETC                                    100.00%       (574)        (574)
    Warrenton River Terminal, Ltd. (6)                      Rule 58 energy-related                 100.00%      2,400        2,400

                                                                2


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)


                                                                                        Number of
                                                                                        Number of     % of
                                                                                      Common Shares  Voting  Issuer Book    Owner's
  Name of Company                                             Business Type               Owned       Power     Value     Book Value
  ---------------                                             -------------           -------------  ------  -----------  ----------
                                                                                                              (In thousands dollar)
  GPU Capital, Inc. (GPU Capital)                             Foreign utility company         100     100.00%    141,280    141,280
      Money pool (13)                                                                                           (852,314)  (852,314)
    GPU Electric, Inc. (GPU Electric)                         Foreign utility company         100     100.00%    (28,374)   (28,374)
      EI UK Holdings, Inc. (EIUK)                             Foreign utility company         100     100.00%     46,687     46,687
        Aquila Sterling Holdings LLC (5) (6)                  Foreign utility company                  50.00%
          Aquila Sterling Limited (6)                         Foreign utility company                  50.00%
            Avon Energy Partners Holdings (Avon)              Foreign utility company                  50.00%
              Midlands Electricity plc (Midlands)             Foreign utility company                  50.00%
                Midland Power International Ltd.              Foreign utility company                  50.00%
        GPU Argentina Services S.R.L.                         Foreign utility company                 100.00%

  GPU Diversified Holdings LLC (GPUDH) (6)                    Nonutility holding company      100     100.00%     27,150     27,150
    Ballard Power Systems, Inc. (6)                                                                     7.41%     17,336     17,336
    GPU Distributed Power, Inc.                               Rule 58 energy-related          100     100.00%
    GPU EnerTech Holdings, Inc.                               Rule 58 energy-related          100     100.00%      2,514      2,514
      EnviroTech Investment Fund I LP (1) (6)                 Rule 58 energy-related                    9.89%      1,471      1,471
    GPU Solar, Inc. (6)                                       Rule 58 energy-related           50      50.00%

  GPU Nuclear, Inc. (GPUN)                                    Service company               2,500     100.00%         50         50
      Money pool (13)                                                                                             (2,863)    (2,863)
    Private Fuel Storage LLC (6)                                                                       10.10%

  GPU Power, Inc. (GPU Power)                                 Exempt wholesale generator      100     100.00%     14,867     14,867
    Barranquilla Lease Holding, Inc.                          Exempt wholesale generator      100     100.00%     17,318     17,318
      Los Amigos Leasing Company, Ltd. (Leaseco) (10)         Exempt wholesale generator   12,000     100.00%
    EI Barranquilla, Inc.                                     Exempt wholesale generator      100     100.00%     (9,769)    (9,769)
      Termobarranquilla, S.A. (TEBSA) (6)                     Exempt wholesale generator  420,592      28.67%
    EI Canada Holding Limited (6)                             Exempt wholesale generator      100     100.00%       (152)      (152)
      EI Brooklyn Power Limited (6)                           Exempt wholesale generator      100     100.00%
        EI Brooklyn Investments Limited (6)                   Exempt wholesale generator        1     100.00%
      EI Services Canada Limited (6)                          Exempt wholesale generator      100     100.00%
    EI International                                          Exempt wholesale generator      100     100.00%          6          6
      GPUI Colombia, Ltda. (6)                                Exempt wholesale generator      100     100.00%      3,436      3,436
    International Power Advisors, Inc.                        Exempt wholesale generator      100     100.00%      3,962      3,962

                                                                3


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

                                                                                       Number of
                                                                                       Number of     % of
                                                                                     Common Shares  Voting   Issuer Book    Owner's
  Name of Company                                            Business Type               Owned       Power      Value     Book Value
  ---------------                                            -------------           -------------  ------   -----------  ----------
                                                                                                              (In thousands dollar)
  GPU Telcom Services, Inc. (GPU Telcom)                    ETC                              100    100.00%      (6,790)     (6,790)
      Money pool (13)                                                                                           (41,161)    (41,161)
    AFN Finance Co. No. 1 LLC (6)                           ETC                                     100.00%
    Last Mile, Inc.                                         ETC                                      25.00%
    Telergy Midlantic LLC                                   ETC                                      49.00%

  Jersey Central Power & Light Company (JCP&L)              Public utility company     5,371,270    100.00%   3,153,974   3,153,974
      First mortgage bonds (11)                                                                                 673,500     673,500
      Secured notes (11)                                                                                        596,201     596,201
      Unsecured notes (11)                                                                                        2,968       2,968
      Money pool (13)                                                                                          (230,985)   (230,985)
    JCP&L Transition Funding, LLC (6)                       Financing subsidiaries           100    100.00%       1,616       1,616
    Saxton Nuclear Experimental Corporation* (2)            Energy-related company                   44.00%

  MARBEL Energy Corporation (MARBEL)                        Energy-related company           991    100.00%     162,585     162,585
      Money pool (13)                                                                                            14,963      14,963
    Marbel HoldCo, Inc.                                     Nonutility holding company       100    100.00%     172,804     172,804
      Great Lakes Energy Partners, LLC (Great Lakes)        Energy-related investment                50.00%

  Metropolitan Edison Company (Met-Ed)                      Public utility company       859,500    100.00%   1,292,667   1,292,667
      First mortgage bonds (11)                                                                                 170,455     170,455
      Secured notes (11)                                                                                        400,000     400,000
      Unsecured notes (11)                                                                                      101,647     101,647
      Money pool (13)                                                                                           (54,868)    (54,868)
    Met-Ed Preferred Capital II, Inc.                       Financing subsidiaries           100    100.00%       2,423       2,423
      Met-Ed Capital II, L.P. (9)                           Financing subsidiaries                  100.00%       2,676       2,676
        Met-Ed Capital Trust (9)                            Financing subsidiaries                  100.00%        (418)       (418)
    Saxton Nuclear Experimental Corporation* (2)            Energy-related company                   32.00%
    York Haven Power Company                                Electric utility company         500    100.00%      25,482      25,482
    Greater Reading Development Partnership (6)                                                       5.58%          63          63

                                                                4


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

                                                                                        Number of
                                                                                        Number of     % of
                                                                                      Common Shares  Voting  Issuer Book    Owner's
  Name of Company                                       Business Type                     Owned       Power     Value     Book Value
  ---------------                                       -------------                 -------------  ------  -----------  ----------
                                                                                                              (In thousands dollar)
  MYR Group Inc. (MYR)                                  Infracture Service Group             100     100.00%    131,342     131,342
      Money pool (13)                                                                                             2,965       2,965
    ComTel Technology, Inc.                             Infracture Service Group          50,000     100.00%       (992)       (992)
    D.W.Close Company, Inc.                             Infracture Service Group          26,450     100.00%      1,838       1,838
    Great Southwestern Construction, Inc.               Infracture Service Group          50,000     100.00%     13,311      13,311
    Harlan Electric Company                             Infracture Service Group             100     100.00%     71,971      71,971
      Power Piping Company                              Infracture Service Group           9,900     100.00%      6,162       6,162
      Sturgeon Electric Company, Inc.                   Infracture Service Group             100     100.00%     64,857      64,857
    Hawkeye Construction, Inc.                          Infracture Service Group             550     100.00%      3,845       3,845
    MYRcom, Inc.                                        Infracture Service Group             100     100.00%     (2,709)     (2,709)
    MYRpower, Inc.                                      Infracture Service Group             100     100.00%     (2,380)     (2,380)
    The L. E. Myers Company                             Infracture Service Group           1,000     100.00%     62,380      62,380

  Ohio Edison Company (OE)                              Public utility company               100     100.00%  2,582,970   2,582,970
      First mortgage bonds (11)                                                                                  80,000      80,000
      Secured notes (11)                                                                                        671,490     671,490
      Unsecured notes (11)                                                                                      676,725     676,725
      Short-term debt (12)                                                                                      171,540     171,540
      Money pool (13)                                                                                           355,167     355,167
    OES Capital, Incorporated                           Financing subsidiaries               200     100.00%     24,576      24,576
    OES Finance, Incorporated                           Financing subsidiaries               140     100.00%     16,488      16,488
    OES Nuclear, Incorporated                           Financing subsidiaries                 1     100.00%      9,519       9,519
    OES Ventures, Incorporated                          Nonutility holding company           110     100.00%     13,615      13,615
      PNBV Capital Trust (8)                            Financing subsidiaries                        49.00%     22,481      22,481
    Ohio Edison Financing Trust (6)                     Financing subsidiaries           148,454     100.00%
    Ohio Edison Financing Trust II* (6)                 Financing subsidiaries                       100.00%
    Ohio Valley Electric Corporation (OVEC) (3)         Public utility company            16,500      16.50%      1,650       1,650
      Indiana-Kentucky Electric Corporation
    Pennsylvania Power Company (Penn)                   Public utility company         6,290,000     100.00%    230,786     230,786
      First mortgage bonds (11)                                                                                  83,867      83,867
      Secured notes (11)                                                                                        106,979     106,979
      Unsecured notes (11)                                                                                       19,700      19,700
    Apollo Tax Credit Fund III, L. P. (6)               Affordable housing investments                33.33%        500         500
    Apollo Tax Credit Fund IX, L. P. (6)                Affordable housing investments                99.99%     17,578      17,578
    Boston Capital Corporate Tax Credits IV, L. P. (6)  Affordable housing investments                 2.95%        608         608
    Boston Capital Corporate Tax Credits X, L. P. (6)   Affordable housing investments                10.93%      2,312       2,312
    Boston Capital Corporate Tax Credits XVI, L. P. (6) Affordable housing investments                14.00%      5,885       5,885

                                                                5


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

                                                                                           Number of    % of
                                                                                         Common Shares Voting Issuer Book   Owner's
Name of Company                                              Business Type                   Owned      Power    Value    Book Value
---------------                                              -------------               ------------- ------ ----------- ----------
                                                                                                              (In thousands dollar)
  Boston Capital Corporate Tax Credits XVII, L. P. (6)       Affordable housing investments             10.00%     4,576      4,576
  Boston Financial Institutional Tax Credits III, L.P. (6)   Affordable housing investments              5.38%     1,105      1,105
  Boston Financial Institutional Tax Credits V, L.P. (6)     Affordable housing investments              3.24%       801        801
  Boston Financial Institutional Tax Credits XVI, L.P. (6)   Affordable housing investments              5.83%     3,279      3,279
  Cranberry Square Associates, L. P (6)                      Affordable housing investments             50.00%     1,166      1,166
  EnviroTech Investment Fund I LP (1) (6)                    Venture Capital Fund                        6.00%       987        987
  Marion Senior Housing Limited Partnership (6)              Affordable housing investments             29.47%     1,295      1,295
  McDonald Corporate Tax Credit Fund Limited Partnership (6) Affordable housing investments             12.37%        28         28
  McDonald Corporate Tax Credit Fund - 1995 Limited          Affordable housing investments              9.00%     1,583      1,583
    Partnership (6)
  McDonald Corporate Tax Credit Fund - 1996 Limited          Affordable housing investments             42.13%     4,723      4,723
    Partnership (6)
  McDonald Corporate Tax Credit Fund - 1998 Limited          Affordable housing investments             30.94%     2,550      2,550
    Partnership (6)
  Ohio Equity Fund for Housing Limited Partnership II (6)    Affordable housing investments              7.62%        28         28
  USA Institutional Tax Credit Fund VII, L.P. (6)            Affordable housing investments              8.11%     1,915      1,915

Pennsylvania Electric Company (Penelec)                      Public utility company         5,290,596  100.00% 1,297,332  1,297,332
    First mortgage bonds (11)                                                                                     73,010     73,010
    Unsecured notes (11)                                                                                         491,488    491,488
    Money pool (13)                                                                                              (78,510)   (78,510)
  Nineveh Water Company                                      Energy-related company                 5  100.00%     1,156      1,156
  Penelec Preferred Capital II, Inc.                         Financing subsidiaries               100  100.00%     2,419      2,419
    Penelec Capital II, L.P. (9)                             Financing subsidiaries                    100.00%     2,666      2,666
      Penelec Capital Trust (9)                              Financing subsidiaries                    100.00%      (428)      (428)
  Saxton Nuclear Experimental Corporation* (2)               Energy-related company                     24.00%
  The Waverly Electric Light and Power Company               Electric utility company             600  100.00%        15         15
  Waterford Development Corporation                                                                      6.25%         5          5

The Cleveland Electic Illuminating Company (CEI)             Public utility company        79,590,689  100.00% 1,778,827  1,778,827
    First mortgage bonds (11)                                                                                    125,000    125,000
    Unsecured notes (11)                                                                                         708,336    708,336
    Secured notes (11)                                                                                         1,400,618  1,400,618
    Short-term borrowings - associated company (12)                                                               19,077     19,077
    Money pool (13)                                                                                             (168,597)  (168,597)
  Centerior Funding Corporation                              Financing subsidiaries             1,000  100.00%   52,0883     52,883
  Cleveland Electric Financing Trust I*                      Financing subsidiaries           123,720  100.00%     3,093      3,093
  The Toledo Edison Capital Corporation (TECC) (4)           Financing subsidiaries            28,036   10.00%
    Shippingport Capital Trust (7)                           Financing subsidiaries                               32,094     32,094

                                                                6


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)


                                                                                       Number of     % of
                                                                                     Common Shares  Voting  Issuer Book    Owner's
  Name of Company                                           Business Type                Owned       Power     Value     Book Value
  ---------------                                           -------------            -------------  ------  -----------  ----------
                                                                                                             (In thousands dollar)
  The Toledo Edison Company (TE)                            Public utility company    39,133,887    100.00%   749,521      749,521
      First mortgage bonds (11)                                                                               145,000      145,000
      Unsecured notes  and debentures(11)                                                                      85,250       85,250
      Secured notes (11)                                                                                      309,451      309,451
      Short-term debt (12)                                                                                     70,000       70,000
      Money pool (13)                                                                                        (285,714)    (285,714)
    Ohio Valley Electric Corporation (OVEC) (3)             Public utility company         4,000      4.00%       400          400
      Indiana-Kentucky Electric Corporation
    The Toledo Edison Capital Corporation  (TECC) (4)       Financing subsidiaries         1,000     90.00%    26,543       26,543
      Shippingport Capital Trust (7)                        Financing subsidiaries

  Akron Development Fund I, Ltd.                                                                      7.92%       430          430

  Kinetic Ventures I, LLC (6)                               Rule 58 energy-related                   11.11%     2,923        2,923

  Kinetic Ventures II, LLC (6)                              Rule 58 energy-related                   14.28%     4,379        4,379

  Kinetic Ventures III, LLC (6)                             Rule 58 energy-related                    8.00%

  Nth Power Technologies II, LLC (6)                        Rule 58 energy-related                    8.22%     3,871        3,871
  Nth Power Technologies II-A, LLC (6)                      Rule 58 energy-related                    5.33%       745          745

  Pantellos Corporation                                     ETC                                       8.21%     2,460        2,460

  PowerSpan Corp.                                           Rule 58 energy-related                   18.63%

  UMICO Holdings, Inc. (UMICO)*                                                           71,947     36.00%

  Utility.com, Inc.                                         Rule 58 energy-related                     5.0%


*  Inactive

                                                                7


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note:
----

(1) GPUDH owns a 9.89% interest and OE owns a 6% interest in EnviroTech Investment Fund I LP.

(2) JCP&L(44%), Met-Ed(32%), Penelec(24%) collectively own all of the common stock of Saxton Nuclear Experimental Corporation.

(3)  OE owns a 16.5% interest in OVEC and TE owns a 4% interest in OVEC.

(4)  TE owns a 90% interest in TECC and CEI owns the rest of 10% interest.

(5) EI UK Holdings, Inc. owns 50% voting (20.1% economic) interest in Aquila Sterling Holding LLC.

(6)  A noncorporate subsidiary or affiliate.

(7) Under the revised FIN 46, "Consolidation of Variable Interest Entities," which was adopted at year end 2003, CEI was determined to be the primary beneficiary through its debt variable interest of Shippingport Capital
     Trust and therefore consolidated the trust. CEI has indirect owner's interest in Shippingport Capital Trust through a 10% voting interest in TECC whose 3% ownership interest in Shippingport Capital Trust equates to a $2,096,000 owner's book value. TE has a 90% interest in TECC.

(8) Under the revised Fin 46, OE was determined to be the primary beneficiary of PNBV Capital Trust. Ownership of the trust includes a 3% equity interest by a nonaffiliated third party and a 3% equity interest held by OES Ventures, a wholly owned subsidiary of OE.

(9) Met-Ed and Penelec created statutory business trusts to issue trust preferred securities. Prior to the adoption of the revised FIN 46, these trusts had been consolidated by FirstEnergy and the respective operating company. Application of the guidance in FIN 46R resulted in the holders of the preferred securities being considered the primary beneficiaries of these trusts. Therefore, FirstEnergy, Met-Ed and Penelec have deconsolidated the trusts.

(10) Upon application of FIN 46R, Leaseco met the criteria of a VIE and FirstEnergy was determined not to be its primary beneficiary. Therefore, effective December 31, 2003 Leaseco was deconsolidated.

(11) Details of Unsecured Notes, Secured Notes and First Mortgage Bonds are presented after the footnotes.

(12) Details of Short-term Debt are presented after the footnotes.

(13) Details of Money Pool are presented after the footnotes.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) Unsecured Notes, Secured Notes, and First Mortgage Bonds


FIRSTENERGY CORP.

   Unsecured notes:
     5.50% due 2006...........................................    1,000,000
     6.45% due 2011...........................................    1,500,000
     7.375% due 2031..........................................    1,500,000
     2.313% due 2004..........................................      200,000
     2.638% due 2004..........................................       70,000
     7.70% due 2005...........................................      300,000
                                                                  ---------
   Total unsecured notes......................................    4,570,000
                                                                  ---------


FIRST COMMUNICATIONS, LLC

   Unsecured notes:
     6.21% due 2007...........................................        5,407
                                                                  ---------


FIRSTENERGY FACILITIES SERVICES GROUP, LLC

   Secured notes
     7.34% due 2009...........................................        4,449
     7.125% due 2023..........................................        1,896
     3.75% due 2016...........................................        1,374
     7.3% due 2006............................................           29
     8.0% due 2004............................................            6
                                                                  ---------
   Total secured notes........................................        7,754
                                                                  ---------


FIRSTENERGY PROPERTIES, INC.

   Secured notes:
     7.89% due 2006...........................................        9,438
                                                                  ---------


FIRSTENERGY SOLUTIONS CORP.

   Pollution Control Notes:
     5.00% due 2028...........................................       15,000
                                                                  ---------


FIRSTENERGY VENTURES CORP.

   Secured notes:
     5.875% due 2020..........................................       71,800
     6.625% due 2020..........................................       68,800
     .........................................................          410
                                                                  ---------
   Total secured notes........................................      141,010
                                                                  ---------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) (Continued)
---------------------

JERSEY CENTRAL POWER & LIGHT COMPANY

   First mortgage bonds:
     7.125% due 2004..........................................      160,000
     6.780% due 2005..........................................       50,000
     6.850% due 2006..........................................       40,000
     7.125% due 2009..........................................        6,300
     7.100% due 2015..........................................       12,200
     8.320% due 2022..........................................       40,000
     7.980% due 2023..........................................       40,000
     7.500% due 2023..........................................      125,000
     8.450% due 2025..........................................       50,000
     6.750% due 2025..........................................      150,000
                                                                  ---------
   Total first mortgage bonds.................................      673,500
                                                                  ---------

   Secured notes:
     6.450% due 2006..........................................      150,000
     4.190% due 2007..........................................       67,312
     5.390% due 2010..........................................       52,297
     5.810% due 2013..........................................       77,075
     6.160% due 2017..........................................       99,517
     4.800% due 2018..........................................      150,000
                                                                  ---------
   Total secured notes........................................      596,201
                                                                  ---------

   Unsecured notes:
     7.69% due 2039...........................................        2,968
                                                                  ---------


METROPOLITAN EDISON COMPANY

   First mortgage bonds:
     6.34% due 2004...........................................       40,000
     6.77% due 2005...........................................       30,000
     6.36% due 2006...........................................       17,000
     6.40% due 2006...........................................       33,000
     6.00% due 2008...........................................        8,265
     6.10% due 2021...........................................       28,500
     5.95% due 2027...........................................       13,690
                                                                  ---------
   Total first mortgage bonds.................................      170,455
                                                                  ---------

   Secured notes:
     5.72% due 2006...........................................      100,000
     5.93% due 2007...........................................       50,000
     4.45% due 2010...........................................      100,000
     4.95% due 2013...........................................      150,000
                                                                  ---------
   Total secured notes........................................      400,000
                                                                  ---------

   Unsecured notes:
     7.69% due 2039...........................................        5,936
     7.35% due 2039...........................................       95,711
                                                                  ---------
   Total unsecured notes......................................      101,647
                                                                  ---------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) (Continued)
---------------------


OHIO EDISON COMPANY:

First mortgage bonds:
      6.875% due 2005.........................................       80,000
                                                                   --------

Secured notes:
      7.680% due 2005.........................................      109,081
    * 1.050% due 2015.........................................       19,000
      6.750% due 2015.........................................       40,000
    * 3.250% due 2015.........................................       50,000
      7.050% due 2020.........................................       60,000
    * 1.100% due 2021.........................................          443
      5.375% due 2028.........................................       13,522
      5.625% due 2029.........................................       50,000
      5.950% due 2029.........................................       56,212
    * 1.050% due 2030.........................................       60,400
    * 1.100% due 2031.........................................       69,500
    * 1.100% due 2033.........................................        7,100
      5.450% due 2033.........................................       14,800
    * 2.250% due 2033.........................................       50,000
      Limited Partnerships-
       7.37% weighted average
       interest rate
       due 2004-2010..........................................       21,432
                                                                    -------

Total secured notes...........................................      671,490
                                                                    -------

Unsecured notes:
    * 2.238% due 2005.........................................       40,000
      4.000% due 2008.........................................      175,000
    * 1.120% due 2014.........................................       50,000
      5.450% due 2015.........................................      150,000
    * 5.800% due 2016.........................................       47,725
    * 1.340% due 2018.........................................       33,000
    * 1.300% due 2018.........................................       23,000
    * 1.300% due 2023.........................................       50,000
    * 4.650% due 2033.........................................      108,000
                                                                    -------

Total unsecured notes.........................................      676,725
                                                                    -------

* Denotes variable rate issue with December 31, 2003 interest rate shown.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) (Continued)
---------------------

PENNSYLVANIA POWER COMPANY

First mortgage bonds-
     9.740% due 2004-2019.....................................       15,617
     6.375% due 2004..........................................       20,500
     6.625% due 2004..........................................       14,000
     8.500% due 2022..........................................       27,250
     7.625% due 2023..........................................        6,500
                                                                     ------
Total first mortgage bonds....................................       83,867
                                                                     ------

Secured notes-
     5.400% due 2013..........................................        1,000
     5.400% due 2017..........................................       10,600
    *1.100% due 2017..........................................       17,925
     5.900% due 2018..........................................       16,800
    *1.100% due 2021..........................................       14,482
     6.150% due 2023..........................................       12,700
    *1.200% due 2027..........................................       10,300
     5.375% due 2028..........................................        1,734
     5.450% due 2028..........................................        6,950
     6.000% due 2028..........................................       14,250
     5.950% due 2029..........................................          238
                                                                     ------
Total secured notes...........................................      106,979
                                                                    -------

Unsecured notes-
    *2.500% due 2029..........................................       14,500
    *5.900% due 2033..........................................        5,200
                                                                    -------
Total unsecured notes.........................................       19,700
                                                                    -------

* Denotes variable rate issue with December 31, 2003 interest rate shown.


Pennsylvania Electric Company

First mortgage bonds:
     6.125% due 2007..........................................        3,700
     5.35% due 2010...........................................       12,310
     5.35% due 2010...........................................       12,000
     5.80% due 2020...........................................       20,000
     6.05% due 2025...........................................       25,000
                                                                   --------
Total first mortgage bonds....................................       73,010
                                                                   --------

Unsecured notes:
     5.75% due 2004...........................................      125,000
     7.50% due 2005...........................................        8,000
     6.125% due 2009..........................................      100,000
     7.77% due 2010...........................................       35,000
     6.625% due 2019..........................................      125,000
     7.34% due 2039...........................................       95,520
     7.49% due 2039...........................................        2,968
                                                                   --------
     Total unsecured notes....................................      491,488
                                                                   --------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) (Continued)
---------------------

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

First mortgage bonds:
     6.860% due 2008..........................................      125,000
                                                                  ---------

Unsecured notes:
     6.000% due 2013..........................................       78,700
     5.650% due 2013..........................................      300,000
     9.000% due 2031..........................................      103,093
   * 5.580% due 2033..........................................       27,700
                                                                  ---------
                                                                    509,493
     7.682% due to associated companies 2005-2016.............      198,843
                                                                  ---------
Total unsecured notes.........................................      708,336
                                                                  ---------

Secured notes:
     7.000% due 2004-2009.....................................        1,730
     7.670% due 2004..........................................      280,000
     7.130% due 2007..........................................      120,000
     7.430% due 2009..........................................      150,000
   * 1.120% due 2015..........................................       39,835
     7.880% due 2017..........................................      300,000
   * 1.120% due 2018..........................................       72,795
   * 1.150% due 2020..........................................       47,500
     6.000% due 2020..........................................       62,560
     6.100% due 2020..........................................       70,500
     9.520% due 2021..........................................        7,500
     8.000% due 2023..........................................       46,100
     7.625% due 2025..........................................       53,900
     7.700% due 2025..........................................       43,800
     7.750% due 2025..........................................       45,150
     5.375% due 2028..........................................        5,993
     3.400% due 2030..........................................       23,255
   * 1.150% due 2033..........................................       30,000
                                                                  ---------
Total secured notes...........................................    1,400,618
                                                                  ---------

* Denotes variable rate issue with December 31, 2003 interest rate shown.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (11) (Continued)
---------------------

TOLEDO EDISON COMPANY

First mortgage bonds:
   7.875% due 2004............................................      145,000
                                                                  ---------

Unsecured notes and debentures:
*  4.850% due 2030............................................       34,850
*  4.500% due 2033............................................       31,600
*  5.580% due 2033............................................       18,800
                                                                  ---------
Total unsecured notes and debentures..........................       85,250
                                                                  ---------

Secured notes:
   7.670% due 2004............................................       70,000
   7.130% due 2007............................................       30,000
   7.625% due 2020............................................       45,000
   7.750% due 2020............................................       54,000
   9.220% due 2021............................................       15,000
   8.000% due 2023............................................       30,500
   6.100% due 2027............................................       10,100
   5.375% due 2028............................................        3,751
*  1.150% due 2033............................................       30,900
*  1.100% due 2033............................................       20,200
                                                                  ---------
Total secured notes...........................................      309,451
                                                                  ---------

     * Denotes variable rate issue with December 31, 2003 interest rate shown.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (12) Short-term Debt
-------------------------

FIRSTENERGY CORP.

Short-term debt:
     3.0625%..................................................       80,000
     2.4875%..................................................      200,000
                                                                   --------
Total short-term debt.........................................      280,000
                                                                   --------


OHIO EDISON COMPANY

Short-term debt:
     1.75%....................................................       14,000
     2.25%....................................................        3,000
     1.08375%.................................................      149,690
     various..................................................        4,850
                                                                   --------
Total short-term debt.........................................      171,540
                                                                   --------


TOLEDO EDISON COMPANY

Short-term debt:
     2.5625%..................................................       70,000
                                                                   --------


SHORT-TERM BORROWINGS - ASSOCIATE COMPANY:

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
     8.75% loan from Toledo Edison Company ...................        8,524
     7.682% loan from Toledo Edison Company...................       10,553
                                                                   --------
Total short-term borrowings...................................       19,077
                                                                   --------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Note (13) Money Pool
--------------------
                                                                    Loan to/
                                              December 31, 2003 (Borrowing from)
Company                                         Interest Rate   (In thousands $)
-------                                         -------------   ----------------

American Transmission Systems, Incorporated        1.65290%        103,546

FELHC, Inc.                                        1.44162%             49

FirstEnergy Corp.                                  1.44162%      1,770,761

FirstEnergy Facilities Service Group LLC           1.44162%         (11,655)

FirstEnergy Nuclear Operating Company              1.44162%         53,955

FirstEnergy Properties, Inc.                       1.44162%         24,203

FirstEnergy Service Company                                        445,464

FirstEnergy Solutions Corp.                        1.44162%      (1,070,395)

FirstEnergy Ventures Corp.                         1.44162%         25,992

GPU Capital, Inc.                                  1.44162%        (852,314)

GPU Nuclear, Inc.                                  1.44162%          (2,863)

GPU Telcom Services, Inc.                          1.44162%         (41,161)

Jersey Central Power & Light Company               1.65290%        (230,985)

MARBEL Energy Corporation                          1.44162%         14,963

Metropolitan Edison Company                        1.65290%         (54,868)

MYR Group Inc.                                     1.44162%          2,965

Ohio Edison Company                                1.44162%        355,167

Pennsylvania Electric Company                      1.65290%         (78,510)

The Cleveland Electric Illuminating Company        1.65290%        (168,597)

The Toledo Edison Company                          1.65290%        (285,714)

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued)

Changes in the status of subsidiary during 2003:
-----------------------------------------------

FirstEnergy exercised its agreement on FirstEnergy Communications LLC, to increase its percentage ownership from 31.08% to 65% on January 1, 2003.

FirstEnergy sold Webb Technologies, Inc. and Colonial Mechanical Corporation on January 15, 2003.

GPU Advanced Resources, Inc. was dissolved on March 26, 2003.

FirstEnergy divested its ownership in GPU Empresa Distribuidora Electrica Regional, S.A. (Emdersa) through the abandonment of its shares in Emdersa's parent company, GPU Argentina Holdings, Inc. on April 18, 2003.

GPU Service, Inc. was merged into FirstEnergy Service Company on June 1, 2003.

FirstEnergy sold Northeast Ohio Natural Gas Corp. on June 30, 2003.

JCP&L Capital L.P. was dissolved on August 4, 2003.

JCP&L Preferred Capital, Inc. was dissolved on August 11, 2003.

Austran Holdings, Inc. and GPU Australia Holdings, Inc. were dissolved on September 12, 2003.

FirstEnergy reached an agreement to sell its 20.1% interest in Aquila Sterling Limited, parent company of Avon Energy Partners Holdings and Midlands Electricity plc on October 21, 2003. The sale was completed on January 16, 2004.

FirstEnergy owns a 10% interest in The Alliance Participants Administrative and Startup Activities Company, LLC (BridgeCo). BridgeCo was dissolved on October 31, 2003.

OE owns a 7.5% limited partnership interest in CID Ohio Equity Capital, Limited Partnership Fund IV (CID). CID was dissolved in the fourth quarter 2003, and FirstEnergy received final distribution on November 3, 2003.

FirstEnergy sold Empresa Guaracachi S.A. (EGSA) and Guaracachi America, Inc. on December 11, 2003.

Ancoma, Inc. was sold on December 29, 2003.

Advanced Technologies Development Corp. merged into GPU Telcom Services, Inc. on December 31, 2003. GPU Telcom Services, Inc. renamed to FirstEnergy Telecom Services, Inc. on January 1, 2004.

FirstEnergy reached an agreement to sell its 28.67% interest in Termobarranquilla S.A. (TEBSA); Barranquilla Lease Holding, Inc.; Los Amigos Leasing Company, Ltd.; EI Barranquilla, Inc.; EI International and GPUI Colombia, Ltda. to Darby Delaware Mezzanine Holdings L.L.C. in 2003. The sale was completed on January 31, 2004.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

         Marbel Energy Corporation sold its interest in Northeast Ohio Natural Gas Company on June 30, 2003 in a transaction exempt under Rule 44(b).

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


Item 3.  Issue, Sale, Pledge, Guarantee or Assumption of System Securities

                                                                                                 Principal Amount Of Stated Value
                                                                                             --------------------------------------
            Name of Issuer                                  Name of                                            Pledged, Guaranteed
          and Title of Issue                            Company Issuing                    Issued and Sold          or Assumed
          ------------------                            ---------------                    ---------------     --------------------
                     (1)                                         (2)                              (3)                  (4)

FirstEnergy Corp.                             FirstEnergy Corp.                                                 $ 17,572,863   (a)
Ohio Edison Company                           Ohio Edison Company                                               $    927,100   (a)
Cleveland Electric Illuminating Company       Cleveland Electric Illuminating Company                           $    486,101   (a)
Pennsylvania Power Company                    Pennsylvania Power Company                                        $ 11,527,847   (b)
FirstEnergy Solutions Corp.                   FirstEnergy Solutions Corp.                                       $ 20,692,812   (a)
FirstEnergy Facilities Services Group, LLC    FirstEnergy Facilities Services Group, LLC                        $ 76,352,447   (a)
Jersey Central Power & Light Company          Jersey Central Power & Light Company                              $ 11,189,134   (c)
Metropolitan Edison Company                   Metropolitan Edison Company                                       $  5,370,780   (d)
Pennsylvania Electric Company                 Pennsylvania Electric Company                                     $  4,625,280   (e)
GPU Telcom Services                           GPU Telcom Services                                               $    126,500   (a)
GPU Energy                                    GPU Energy                                                        $  4,141,558   (a)
MYR Group                                     MYR Group                                                         $ 37,700,261   (a)


                                               Commission
 Date of Transaction       Proceeds           Authorization
--------------------       --------           -------------
         (5)                 (6)                   (7)

       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45
       Various               N/A                 Rule 45


(a)  Represents miscellaneous surety bonds for various purposes.
(b) Represents surety bonds relating to environmental issues ($11,454,222) and miscellaneous surety bonds for various purposes ($73,625).
(c) Represents letters of credit ($9,250,558) and miscellaneous surety bonds for various purposes ($1,938,576).
(d) Represents letters of credit ($3,589,890), surety bonds ($1,035,390) for workers' compensation insurance, and miscellaneous surety bonds for various purposes ($745,500).
(e) Represents letters of credit ($3,589,890) and surety bonds ($1,035,390) for workers' compensation insurance.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


    Name of Issuer                     Name of Company
          and                      Acquiring, Redeeming or                                                      Authorization
    Title of Issue                   Retiring Securities           Consideration           Disposition          or Exemption
----------------------------      -------------------------        -------------        -----------------       --------------

Ohio Edison Company:

    Secured Trust Notes                   Ohio Edison              $  64,047,647        Redeemed/Retired            Rule 42
                                                                   =============
    First Mortgage Bonds                  Ohio Edison              $ 377,036,300        Redeemed/Retired            Rule 42
                                                                   =============
    Unsecured Notes                       Ohio Edison              $ 325,000,000            Acquired                Rule 42
                                                                   =============
    Pollution Control Notes               Ohio Edison              $  30,000,000        Redeemed/Retired            Rule 42
                                                                   =============

Pennsylvania Power Company

    First Mortgage Bonds                  Penn Power               $  40,974,000        Redeemed/Retired            Rule 42
                                                                   =============
    Preferred Stocks                      Penn Power               $     750,000        Redeemed/Retired            Rule 42
                                                                   =============

Cleveland Electric
Illuminating Company

    Medium Term Notes                     CEI                      $  15,000,000        Redeemed/Retired            Rule 42
                                                                   =============
    First Mortgage Bonds                  CEI                      $ 556,195,000        Redeemed/Retired            Rule 42
                                                                   =============
    Pollution Control Notes               CEI                      $  81,670,000        Redeemed/Retired            Rule 42
                                                                   =============
    Preferred Stocks                      CEI                      $   1,000,000        Redeemed/Retired            Rule 42
                                                                   =============
    Unsecured Notes                       CEI                      $ 300,000,000            Acquired                Rule 42
                                                                   =============

Toledo Edison Company

    First Mortgage Bonds                  TE                       $  33,725,000        Redeemed/Retired            Rule 42
                                                                   =============
    Medium Term Notes                     TE                       $  62,400,000        Redeemed/Retired            Rule 42
                                                                   =============
    Pollution Control Notes               TE                       $  73,910,000        Redeemed/Retired            Rule 42
                                                                   =============


Note: See pages 22 to 30  for a detailed description of the above transactions.

                                                              20



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

    Name of Issuer                     Name of Company
          and                      Acquiring, Redeeming or                                                           Authorization
    Title of Issue                   Retiring Securities                Consideration           Disposition          or Exemption
----------------------------      -------------------------             -------------        -----------------       --------------

Bayshore Power Company

    Pollution Control Notes           Bayshore                           $   2,600,000       Redeemed/Retired           Rule 42
                                                                         =============

Jersey Central Power & Light

    Trust Preferred                   JCP&L                              $ 125,244,000       Redeemed/Retired           Rule 42
                                                                         =============
    First Mortgage Bonds              JCP&L                              $ 229,369,524       Redeemed/Retired           Rule 42
                                                                         =============
    Secured Notes                     JCP&L                              $ 150,000,000           Acquired               Rule 42
                                                                         =============
    Unsecured Notes                   JCP&L                              $      15,818       Redeemed/Retired           Rule 42
                                                                         =============

JCP&L Transition Funding LLC

    Transition Bonds                  JCP&L Transition Funding LLC       $  23,799,102       Redeemed/Retired           Rule 42
                                                                         =============

Metropolitan Edison Company

    Medium Term Notes                 Met-Ed                             $ 266,993,000       Redeemed/Retired           Rule 42
                                                                         =============
    Unsecured Notes                   Met-Ed                             $      31,636       Redeemed/Retired           Rule 42
                                                                         =============
    Secured Notes                     Met-Ed                             $ 250,000,000           Acquired               Rule 42
                                                                         =============
    Pollution Control Notes           Met-Ed                             $     435,000       Redeemed/Retired           Rule 42
                                                                         =============

Pennsylvania Electric Company

    Pollution Control Notes           Penelec                            $     205,000       Redeemed/Retired           Rule 42
                                                                         =============
    Unsecured Notes                   Penelec                            $      15,818       Redeemed/Retired           Rule 42
                                                                         =============


Note: See pages 22 to 30  for a detailed description of the above transactions.

                                                               21



                                                             Principal
                                                       Amount or Stated Value
     Name of Issuer             Name of Company        -----------------------
          and               Acquiring, Redeeming or                  Redeemed        Date of                        Commission
    Title of Issue            Retiring Securities      Acquired    and Retired     Transaction   Consideration    Authorization
          (1)                         (2)                (3)           (4)             (5)            (6)              (7)
-------------------------   ----------------------   ------------  -----------    ------------   --------------   -------------

   Ohio Edison
     Company

Secured Trust Notes:
7.680% PEPCO                   Ohio Edison                         $  4,299,109      1/21/2003     $ 5,339,133       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,326,298      2/21/2003     $ 5,338,807       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,353,661      3/21/2003     $ 5,338,481       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,381,191      4/21/2003     $ 5,338,148       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,408,898      5/21/2003     $ 5,337,816       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,436,781      6/21/2003     $ 5,337,482       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,464,840      7/21/2003     $ 5,337,145       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,493,076      8/21/2003     $ 5,336,807       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,521,491      9/21/2003     $ 5,336,466       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,550,086     10/21/2003     $ 5,336,123       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,578,891     11/21/2003     $ 5,335,808       Rule 42
7.680% PEPCO                   Ohio Edison                         $  4,607,819     12/21/2003     $ 5,335,431       Rule 42
                                                                   ------------                    -----------
                                                                   $ 53,422,141                    $64,047,647
                                                                   ============                    ===========

First Mortgage Bonds:
8.625% Series                  Ohio Edison                         $150,000,000      9/15/2003    $150,000,000       Rule 42
8.750% Series                  Ohio Edison                          $50,960,000      5/15/2003    $ 52,871,000       Rule 42
7.875% Series                  Ohio Edison                          $93,500,000      5/15/2003    $ 96,660,300       Rule 42
7.625% Series                  Ohio Edison                          $75,000,000      6/15/2003    $ 77,505,000       Rule 42
                                                                   ------------                   ------------
                                                                   $369,460,000                   $377,036,300
                                                                   ============                   ============

Unsecured Notes:
4.000% Series                  Ohio Edison           $175,000,000                    4/21/2003    $175,000,000       Rule 42
5.450% Series                  Ohio Edison           $150,000,000                    4/21/2003    $150,000,000       Rule 42
                                                     ------------                                 ------------
                                                     $325,000,000                                 $325,000,000
                                                     ============                                  ===========

Pollution Control Notes:
4.400% Series                  Ohio Edison                         $30,000,000      12/1/2003     $30,000,000       Rule 42
                                                                   ===========                    ===========

                                                               22



                                                                Principal
                                                          Amount or Stated Value
  Name of Issuer               Name of Company        ---------------------------
       and                 Acquiring, Redeeming or                     Redeemed          Date of                        Commission
  Title of Issue              Retiring Securities       Acquired      and Retired      Transaction     Consideration   Authorization
       (1)                           (2)                  (3)             (4)               (5)             (6)             (7)
------------------------   -----------------------    -----------    -------------     ----------      -------------   ------------


  Pennsylvania
  Power Company

First Mortgage Bonds:
9.74% Series                   Penn Power                             $    487,000       5/1/2003      $   487,000       Rule 42
9.74% Series                   Penn Power                             $    487,000      11/1/2003      $   487,000       Rule 42
7.50% Series                   Penn Power                             $ 40,000,000       8/1/2003      $40,000,000       Rule 42
                                                                      ------------                     -----------
                                                                      $ 40,974,000                     $40,974,000
                                                                      ============                     ===========


Preferred Stock:
7.625% Series                  Penn Power                             $    750,000      10/1/2003       $  750,000       Rule 42
                                                                      ============      =========       ==========

                                                               23



                                                             Principal
                                                       Amount or Stated Value
     Name of Issuer             Name of Company        -----------------------
          and               Acquiring, Redeeming or                  Redeemed        Date of                       Commission
    Title of Issue            Retiring Securities      Acquired    and Retired     Transaction   Consideration   Authorization
          (1)                         (2)                (3)           (4)             (5)            (6)             (7)
-------------------------   ----------------------   ------------  -----------    ------------   --------------  -------------


  Cleveland Electric
  Illuminating Company

Medium Term Notes:
7.750% Series                  CEI                                 $ 10,000,000      3/3/2003     $ 10,000,000      Rule 42
7.750% Series                  CEI                                 $  5,000,000      3/5/2003     $  5,000,000      Rule 42
                                                                   ------------                   ------------
                                                                   $ 15,000,000                   $ 15,000,000
                                                                   ============                   ============

First Mortgage Bonds:
7.375% Series                  CEI                                 $100,000,000      6/1/2003     $100,000,000      Rule 42
9.000% Series                  CEI                                 $150,000,000    12/29/2003     $156,195,000      Rule 42
9.500% Series                  CEI                                 $300,000,000    11/19/2003     $300,000,000      Rule 42
                                                                   ------------                   ------------
                                                                   $550,000,000                   $556,195,000
                                                                   ============                   ============

Pollution Control Notes:
7.00% Series B                 CEI                                 $     15,000      9/1/2003     $     15,000      Rule 42
7.00% Series C                 CEI                                 $     15,000      9/1/2003     $     15,000      Rule 42
4.60% Series                   CEI                                 $ 23,255,000     10/1/2003     $ 23,255,000      Rule 42
4.60% Series                   CEI                                 $ 12,085,000     10/1/2003     $ 12,085,000      Rule 42
4.60% Series                   CEI                                 $ 46,300,000     10/1/2003     $ 46,300,000      Rule 42
                                                                   -----------                    ------------
                                                                   $ 81,670,000                   $ 81,670,000
                                                                   ============                   ============

Preferred Stock:
7.35% Series C                 CEI                                 $  1,000,000      8/1/2003     $  1,000,000      Rule 42
                                                                   ============                   ============


Unsecured Note:
5.650% Series                  CEI                   $300,000,000                   12/9/2003     $300,000,000      Rule 42
                                                     ============                                 ============

                                                               24



                                                             Principal
                                                       Amount or Stated Value
     Name of Issuer             Name of Company        -----------------------
          and               Acquiring, Redeeming or                  Redeemed        Date of                       Commission
    Title of Issue            Retiring Securities      Acquired    and Retired     Transaction   Consideration   Authorization
          (1)                         (2)                (3)           (4)             (5)            (6)             (7)
-------------------------   ----------------------   ------------  -----------    ------------   --------------  -------------

  Toledo Edison
     Company

First Mortgage Bonds:
8.00% Series                   TE                                   $33,725,000     7/18/2003     $33,725,000       Rule 42
                                                                    ============                 ============


Medium Term Notes:
7.85% Series                   TE                                   $15,000,000     3/31/2003    $ 15,000,000       Rule 42
7.82% Series                   TE                                   $38,400,000     3/31/2003    $ 38,400,000       Rule 42
7.78% Series                   TE                                   $ 1,000,000      4/1/2003    $  1,000,000       Rule 42
7.76% Series                   TE                                   $ 5,000,000      4/1/2003    $  5,000,000       Rule 42
7.91% Series                   TE                                   $ 3,000,000      4/1/2003    $  3,000,000       Rule 42
                                                                    -----------                  ------------
                                                                    $62,400,000                  $ 62,400,000
                                                                    ============                 ============

Pollution Control Notes:
10.00% Series                  TE                                     $ 910,000     8/15/2003    $    910,000       Rule 42
1.70% Series                   TE                                   $34,100,000     7/18/2003    $ 34,100,000       Rule 42
1.70% Series                   TE                                   $33,200,000     7/18/2003    $ 33,200,000       Rule 42
1.70% Series                   TE                                   $ 5,700,000      9/1/2003    $  5,700,000       Rule 42
                                                                    ------------                 ------------
                                                                    $73,910,000                  $ 73,910,000
                                                                    ============                 ============

                                                               25



                                                                Principal
                                                          Amount or Stated Value
  Name of Issuer               Name of Company        ---------------------------
       and                 Acquiring, Redeeming or                     Redeemed          Date of                        Commission
  Title of Issue              Retiring Securities       Acquired      and Retired      Transaction     Consideration   Authorization
       (1)                           (2)                  (3)             (4)               (5)             (6)             (7)
------------------------   -----------------------    -----------    -------------     ----------      -------------   ------------

 Bayshore Power
 Company

Pollution Control Notes:
5.875% Series                      Bayshore                           $1,600,000       9/1/2003        $1,600,000       Rule 42
6.625% Series                      Bayshore                           $1,000,000       9/1/2003        $1,000,000       Rule 42
                                                                      ----------                       ----------
                                                                      ----------                       ----------
                                                                      $2,600,000                       $2,600,000
                                                                      ==========                       ==========

                                                               26



                                                             Principal
                                                       Amount or Stated Value
     Name of Issuer             Name of Company        -----------------------
          and               Acquiring, Redeeming or                  Redeemed        Date of                       Commission
    Title of Issue            Retiring Securities      Acquired    and Retired     Transaction   Consideration   Authorization
          (1)                         (2)                (3)           (4)             (5)            (6)             (7)
-------------------------   ----------------------   ------------  -----------    ------------   --------------  -------------

   Jersey Central
   Power & Light

Trust Preferred:
8.56% Series                        JCP&L                           $125,244,000     6/29/2003    $125,244,000      Rule 42
                                                                    ============                  ============

First Mortgage Bonds:
8.25% Series                        JCP&L                            $23,053,000      7/3/2003     $23,053,000      Rule 42
9.20% Series                        JCP&L                            $22,963,000      7/3/2003     $23,808,038      Rule 42
7.90% Series                        JCP&L                            $18,361,000      7/3/2003     $18,361,000      Rule 42
8.55% Series                        JCP&L                            $13,623,000      7/3/2003     $14,147,486      Rule 42
6.375% Series                       JCP&L                           $150,000,000      5/1/2003    $150,000,000      Rule 42
                                                                    ------------                  ------------
                                                                    $228,000,000                  $229,369,524
                                                                    ============                  ============

Secured Notes:
4.800% Series                       JCP&L            $150,000,000                    5/22/2003    $150,000,000      Rule 42
                                                     ============                                 ============

Unsecured Notes:
7.69% Series (Cowanesque)           JCP&L                               $ 15,818     8/31/2003        $ 15,818      Rule 42
                                                                    ============                  ============

                                                               27



                                                             Principal
                                                       Amount or Stated Value
     Name of Issuer             Name of Company        -----------------------
          and               Acquiring, Redeeming or                  Redeemed        Date of                       Commission
    Title of Issue            Retiring Securities      Acquired    and Retired     Transaction   Consideration   Authorization
          (1)                         (2)                (3)           (4)             (5)            (6)             (7)
-------------------------   ----------------------   ------------  -----------    ------------   --------------  -------------

       JCP&L
Transition Funding LLC

Transition Bonds:
4.19% Series            JCP&L Transition Funding LLC               $10,090,330       3/5/2003      $10,090,330      Rule 42
4.19% Series            JCP&L Transition Funding LLC               $ 4,935,300       6/5/2003      $ 4,935,300      Rule 42
4.19% Series            JCP&L Transition Funding LLC               $ 4,372,541       9/5/2003      $ 4,372,541      Rule 42
4.19% Series            JCP&L Transition Funding LLC               $ 4,400,931      12/5/2003      $ 4,400,931      Rule 42
                                                                    ----------                     -----------
                                                                   $23,799,102                     $23,799,102
                                                                   ===========                     ===========

                                                               28



                                                                Principal
                                                          Amount or Stated Value
  Name of Issuer               Name of Company        ---------------------------
       and                 Acquiring, Redeeming or                    Redeemed          Date of                        Commission
  Title of Issue              Retiring Securities       Acquired     and Retired      Transaction     Consideration   Authorization
       (1)                           (2)                  (3)            (4)               (5)             (6)             (7)
------------------------   -----------------------    -----------   -------------     ----------      -------------   ------------

 Metropolitan
    Edison

Medium Term Notes
6.60% Series                       MetEd                           $ 20,000,000          6/18/2003  $ 20,000,000         Rule 42
7.22% Series                       MetEd                           $ 40,000,000          1/30/2003  $ 40,000,000         Rule 42
8.60% Series                       MetEd                           $ 30,000,000          4/15/2003  $ 31,161,000         Rule 42
8.80% Series                       MetEd                           $ 30,000,000          4/15/2003  $ 31,188,000         Rule 42
8.15% Series                       MetEd                           $ 60,000,000          4/15/2003  $ 62,448,000         Rule 42
7.35% Series                       MetEd                           $ 20,000,000          4/19/2003  $ 20,000,000         Rule 42
7.65% Series                       MetEd                           $ 30,000,000          6/22/2003  $ 31,149,000         Rule 42
6.97% Series                       MetEd                           $ 30,000,000         10/19/2003  $ 31,047,000         Rule 42
                                                                   ------------                     ------------
                                                                   $260,000,000                     $266,993,000
                                                                   ============                     ============


Unsecured Notes:
7.69% Series (Cowanesque)          MetEd                           $     31,636          8/31/2003  $     31,636         Rule 42
                                                                   ============                     ============


Secured Notes:
4.45% Series                       MetEd              $100,000,000                       3/20/2003  $100,000,000         Rule 42
4.95% Series                       MetEd              $150,000,000                       3/20/2003  $150,000,000         Rule 42
                                                      -------------                                 ------------
                                                      $250,000,000                                  $250,000,000
                                                      ============                                  ============


Pollution Control Notes:
6.00% Series                       MetEd                           $    435,000           1/1/2003  $    435,000         Rule 42
                                                                   ============                     ============

                                                               29



                                                                Principal
                                                          Amount or Stated Value
  Name of Issuer               Name of Company        ---------------------------
       and                 Acquiring, Redeeming or                     Redeemed          Date of                        Commission
  Title of Issue              Retiring Securities       Acquired      and Retired      Transaction     Consideration   Authorization
       (1)                           (2)                  (3)             (4)               (5)             (6)             (7)
------------------------   -----------------------    -----------    -------------     ----------      -------------   ------------

 Pennsylvania
 Electric

Pollution Control Notes
6.125% Series                      Penelec                            $ 205,000         12/1/2003        $ 205,000       Rule 42
                                                                      ==========                         ========

Unsecured Notes:
7.69% Series (Cowanesque)          Penelec                            $  15,818         8/31/2003        $ 15,818        Rule 42
                                                                      =========                          ========

                                                               30


ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2003

                                                                                                                        Owner's Book
                                           Security                                                                      Value (In
                    Name                    Owned           Shares     % Ownership         Nature of Business            thousands)
-------------------------------------      --------         ------     -----------   --------------------------------   ------------

Active Power, Inc.                         Common Stock      236,221      0.60%      A developer of flywheel energy         $ 685
                                                                                     storage system for use in
                                                                                     uninterruptible power supply and
                                                                                     other power quality applications

APX                                        Series B-2 &                   4.37%      Operates Internet-based exchanges      4,682
                                           Series C                                  for the buying & selling of
                                           Preferred Stock                           electricity, energy transmission
                                                                                     and related products

Ballard Power Systems, Inc.                Common Stock    1,465,463      1.25%      Develop, manufacture and market       17,336
                                                                                     fuel cells and related systems

Cleveland Development Partnership II       LP                             1.47%      Housing and urban development            559

Cleveland Civic Housing Fund               LLC                            4.00%      Housing and urban development            233

Enertech Capital Partners II, LP           Limited                        2.10%      A venture capital fund which           3,542
                                           Partnership                               invests in energy-related
                                                                                     technology or service companies

26 Misc. de minimis investments                                                                                             1,693

                                                                31



ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 2003

                                             FirstEnergy      ATSI      ELHC         FEFSG          FENOC       Properties
                                             ------------   -------  ----------   -----------   -----------  --------------

H. Peter Burg                        (A)       CH,CEO,D       P,D       P,D            M          CH,CEO,D         P,D

Paul T. Addison                      (A)          D

Dr. Carol A. Cartwright              (A)          D

William F. Conway                    (A)                                                              D

William T. Cottle                    (A)          D

Douglas S. Elliott                   (B)                                               P

Joseph J. Hagan                      (A)                                                             SVP

Robert B. Heisler, Jr.               (A)          D

Robert L. Loughhead                  (A)          D

Russell W. Maier                     (A)          D

John M. Pietruski                    (A)          D

Robert N. Pokelwaldt                 (A)          D

Paul J. Powers                       (A)          D

Catherine A. Rein                    (A)          D

Robert C. Savage                     (A)          D

George M. Smart                      (A)          D

Jesse T. Williams, Sr.               (A)          D

Dr. Patricia K. Woolf                (A)          D

                                                             32



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                             FirstEnergy        ATSI         FELHC      FEFSG          FENOC        Properties
                                            -------------   -----------    --------  -----------    -----------    ----------

Mark B. Bezilla                      (A)                                                                VP

Gary R. Leidich                      (A)                                                              P,CNO,D

Lew W. Myers                         (A)                                                                COO

Stanley F. Szwed                     (A)                         VP                                                    VP

Frederick G. von Ahn                 (A)                                                                VP

Anthony J. Alexander                 (A)      P,COO,ACEO,D        D            D          M              D             D

Richard H. Marsh                     (A)       SVP,CFO        D,SVP,CFO        D      M,SVP,CFO       SVP,CFO      D,SVP,CFO

Leila L. Vespoli                     (A)        SVP,GC         SVP,GC       SVP,GC      SVP,GC        SVP,GC         SVP,GC

Harvey L. Wagner                     (A)       VP,C,CAO         VP,C                      VP           VP,C           VP,C

David W. Whitehead                   (A)          CS             CS           CS          CS            CS           VP,CS

Edward J. Udovich                    (A)         ACS             ACS          ACS        ACS            ACS           ACS

Thomas C. Navin                      (A)          T               T            T          T              T             T

Randy Scilla                         (A)          AT             AT           AT          AT            AT             AT

Jeffrey R. Kalata                    (A)          AC             AC                       AC            AC             AC

Paulette R. Chatman                  (C)          AC             AC                       AC            AC             AC



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003


                                                                                                                         FE
                                                FirstEnergy      ATSI       FELHC          FEFSG         FENOC       Properties
                                                ------------  ----------  -----------    ----------    -----------   ------------

William R. Kanda                      (G)                                                                  VP
                                                                             AVP
Steven F. Lux                         (A)

L. W. Pearce                          (P)                                                                  VP

Roger D. Ruch                         (B)                                                     C

Arthur W. Yuan                        (B)                                                  VP,COO



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003


                                               FirstEnergy                                         FirstEnergy            GPU
                                                Transfer           FECO             FES              Ventures           Capital
                                             ---------------  --------------   --------------    ---------------     -----------

H. Peter Burg                         (A)           D             CEO,D              D                   D                 D

Mark A. Julian                        (A)

Anthony J. Alexander                  (A)           D             P,COO,D           P,D                  D                 P,D

Richard H. Marsh                      (A)           D           SVP,CFO,D        SVP,CFO,D           SVP,CFO,D          SVP,CFO,D

Leila L. Vespoli                      (A)                         SVP,GC          SVP,GC              SVP,GC             SVP,GC

Harvey L. Wagner                      (A)                          VP,C            VP,C                VP,C               VP,C

David W. Whitehead                    (A)         P,CS          VP,CETO,CS          CS                  CS                 CS

Edward J. Udovich                     (A)          ACS             ACS              ACS                 ACS               ACS

Thomas C. Navin                       (A)           T               T                T                   T                 T

Randy Scilla                          (A)          AT               AT              AT                  AT                 AT

Jeffrey R. Kalata                     (A)                           AC              AC                  AC                 AC

Paulette R. Chatman                   (C)                           AC              AC                  AC                 AC

Kevin J. Keough                       (A)                         SVP,RP                                 P

Bradley S. Ewing                      (A)

Douglas S. Elliott                    (B)                                           SVP

Guy L. Pipitone                       (A)                                           SVP



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003


                                              FirstEnergy                                               FirstEnergy          GPU
                                                Transfer              FECO             FES               Ventures          Capital
                                             ---------------    --------------    ----------------   ------------------  ----------

Mary Beth Carroll                     (A)                             VP

Stanley F. Szwed                      (A)                             VP

Lynn M. Cavalier                      (A)                             VP

Mark T. Clark                         (A)                             VP

Kathryn W. Dindo                      (A)                           VP,CRO

Michael J. Dowling                    (A)                             VP

Terrance G. Howson                    (C)                             VP

Ali Jamshidi                          (A)                           VP,CIO

Charles E. Jones                      (A)                            SVP,D

David C. Luff                         (A)                             VP

Thomas M. Welsh                       (A)                             VP

Bradford F. Tobin                     (A)                           VP,CPO

Alfred G. Roth                        (B)                                               VP

Donald R. Schneider                   (A)                                               VP



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                            FirstEnergy                                   FirstEnergy            GPU
                                              Transfer        FECO            FES           Ventures           Capital
                                            ------------   -----------   -------------    -------------     --------------

Trent A. Smith                       (B)                                      VP

Dennis M. Chack                      (K)                       RP

Paul W. Allison                      (K)                       RVP

Thomas A. Clark                      (I)                       RP

Jeffrey A. Elser                     (I)                       RVP

Ronald P. Lantzy                     (N)                       RP

Stephen E. Morgan                    (C)                       RP

James M. Murray                      (L)                       RP

Jack A. Kline                        (O)                       RP

Steven A. Schumacher                 (O)                       RVP

John E. Paganie                      (M)                       RP

Jacqueline L. Roth                   (M)                       RVP

Donald M. Lynch                      (J)                       RP

Steven E. Strah                      (C)                       RP

Steven L. Feld                       (C)                       RVP



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                                                                  GPU             GPU
                                                GPUDH            GPUN            Power           Telcom            JCP&L
                                             -------------   ------------   -------------    --------------    ---------------

H. Peter Burg                         (A)         D              CH,CEO,D          D               D

William F. Conway                     (A)                          D

Stanley C. Van Ness                   (Q)                                                                             D
                                                                                                                      D
Gelorma E. Persson                    (F)

Anthony J. Alexander                  (A)        P,D               D              P,D             P,D

Richard H. Marsh                      (A)     SVP,CFO,D                        SVP,CFO,D       SVP,CFO,D           SVP,CFO

Leila L. Vespoli                      (A)       SVP,GC                          SVP,GC           SVP,GC            SVP,GC,D

Harvey L. Wagner                      (A)        VP,C            VP,C            VP,C             VP,C               VP,C

David W. Whitehead                    (A)         CS              CS              CS               CS                 CS

Edward J. Udovich                     (A)        ACS              ACS             ACS             ACS                ACS

Thomas C. Navin                       (A)         T                T               T               T                  T



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                                                                   GPU                GPU
                                               GPUDH            GPUN              Power              Telcom            JCP&L
                                            -------------    --------------   -------------      --------------    --------------


Randy Scilla                         (A)         AT              AT                AT                  AT                AT

Jeffrey R. Kalata                    (A)         AC              AC                AC                  AC                AC

Paulette R. Chatman                  (C)         AC              AC                AC                  AC                AC

Kevin J. Keough                      (A)        SVP

Bradley S. Ewing                     (A)

Mark A. Julian                       (A)

Gary R. Leidich                      (A)                       P,CNO,D

Stephen E. Morgan                    (C)                                                                                 D

Charles E. Jones                     (A)                                                                                D,P



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                            MARBEL       Met-Ed        MYR          OE           Penelec         CEI         TE
                                           --------   ------------  ---------   -----------  -------------   ----------   --------

H. Peter Burg                      (A)        D           P,D           D           P,D            P,D           P,D         P,D

Anthony J. Alexander               (A)       P,D           D            D            D              D             D           D

Richard H. Marsh                   (A)     SVP,CFO     SVP,CFO,D        D        SVP,CFO,D      SVP,CFO,D     SVP,CFO,D   SVP,CFO,D

Leila L. Vespoli                   (A)     SVP,GC        SVP,GC                   SVP,GC          SVP,GC       SVP,GC       SVP,GC

Harvey L. Wagner                   (A)      VP,C          VP,C                     VP,C            VP,C         VP,C         VP,C

David W. Whitehead                 (A)       CS            CS                       CS              CS           CS           CS

Edward J. Udovich                  (A)       ACS          ACS                       ACS            ACS           ACS         ACS

Thomas C. Navin                    (A)        T            T                         T              T             T           T

Randy Scilla                       (A)       AT            AT                       AT              AT           AT           AT

Jeffrey R. Kalata                  (A)                     AC                       AC              AC           AC           AC

Paulette R. Chatman                (C)                     AC                       AC              AC           AC           AC

Kevin J. Keough                    (A)                                              RP



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                            MARBEL       Met-Ed          MYR           OE        Penelec        CEI           TE
                                          ---------    -----------   -----------   ---------   ------------  -----------   --------

Stanley F Szwed                     (A)                                                VP                       VP            VP

Charles E. Jones                    (A)        D          SVP                         SVP          SVP          SVP          SVP

William A. Koertner                 (D)                                 P,CEO

Michael F. Knapp                    (D)                                  GVP

John A. Fluss                       (D)                                  GVP

William H. Green                    (D)                                SVP, COO

Elaine K. Hughes                    (D)                                   VP

Robert E. McDaniel                  (D)                                   VP

Greg R. Medici                      (D)                                  C,AT

Brian L. Smolinski                  (D)                                   VP

James P. Urbas                      (D)                                   VP



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2003

                                          MARBEL        Met-Ed          MYR             OE        Penelec       CEI          TE
                                         ---------    ----------   -------------    ---------    ---------   ----------   -------

Dennis M. Chack                    (K)                                                                           RP

Paul W. Allison                    (K)                                                                          RVP

Thomas A. Clark                    (I)                                                  RP

Jeffrey A. Elser                   (I)                                                  RVP

Ronald P. Lantzy                   (N)                                                  RP

James M. Murray                    (L)                                                                                       RP

Gerald B. Engen, Jr.               (D)                               VP,CLO,S

Michael D. Cooper                  (D)                                  VP

Marco Martinez                     (D)                               VP,CFO,T

Richard S. Swartz, Jr.             (D)                                  VP

Steven T. Theis                    (D)                                  VP


PART I.  AS OF DECEMBER 31, 2003


(A)      Address is 76 South Main St., Akron, Ohio 44308

(B)      Address is 395 Ghent Road, Akron, Ohio 44308

(C)      Address is 300 Madison Ave., Morristown, New Jersey 07962

(D)      Address is 1701 West Golf Road, Rolling Meadows, Illinois 60008

(E)      Address is 104 Sixth Street, SW, Canton, Ohio 44702

(F)      Address is 27 Greenfields Drive, Lakewood, New Jersey 08701

(G)      Address is 10 Center Road, Perry, Ohio 44081

(H)      Address is 5501 North State Route 2, Oak Harbor, Ohio 43449

(I)      Address is 730 South Ave., Youngstown, Ohio 44502

(J)      Address is 521 Main Street, Allenhurst, NJ 07711

(K)      Address is 6896 Miller Road, Brecksville, Ohio 44141

(L)      Address is 300 Madison Ave., Toledo, Ohio 43652

(M)      Address is 5404 Evans Road, Erie, PA  16509

(N)      Address is 410 Park Ave., West, Mansfield, Ohio 44906

(O)      Address is 2800 Pottsville Pike, Reading, PA  19605

(P)      Address is Route 168, Shippingport, PA 15077

(Q)      Address is 22 Chambers Street, Princeton, New Jersey  08542

PART I.  AS OF DECEMBER 31, 2003


Key               Position Held
---               -------------
AC                Assistant Controller
ACEO              Acting Chief Executive Officer
ACS               Assistant Corporate Secretary
AS                Assistant Secretary
AT                Assistant Treasurer
AVP               Assistant Vice President
C                 Controller
CAO               Chief Accounting Officer
CEO               Chief Executive Officer
CETO              Chief Ethics Officer
CFO               Chief Financial Officer
CH                Chairman
CIO               Chief Information Officer
CLO               Chief Legal Officer
CNO               Chief Nuclear Officer
COO               Chief Operating Officer
CPO               Chief Procurement Officer
CRO               Chief Risk Officer
CS                Corporate Secretary
D                 Director
GC                General Counsel
GVP               Group Vice President
M                 Manager
P                 President
RP                Region President
RVP               Region Vice President
S                 Secretary
SVP               Senior Vice President
T                 Treasurer
VP                Vice President


ITEM 6.  OFFICERS AND DIRECTORS (continued)
PART II.  AS OF DECEMBER 31, 2003


   Name of Officer                         Name and Location                        Position Held                    Applicable
     or Director                       of Financial Institution               in Financial Institution             Exception Rule
   ---------------                      ------------------------                -----------------------             --------------

Robert B. Heisler, Jr. (1)               KeyCorp.                               Executive Vice President                 70
                                         Cleveland, OH

Dr. Carol A. Cartwright                  KeyCorp.                               Director                                 70
                                         Cleveland, OH

Catherine A. Rein                        Bank of New York                       Director                                 70
                                         New York, NY

                                         New England Financial, Inc.            Director                                 70
                                         Boston, MA

Russell W. Maier                         Unizan Financial Corp.                 Director                                 70
                                         Canton, OH

                                         Unizan Bank, National Association      Director                                 70
                                         Canton, OH

George M. Smart                          Unizan Financial Corp.                 Director                                 70
                                         Canton, OH

                                         Unizan Bank, National Association      Director                                 70
                                         Canton, OH

Dr. Patricia K. Woolf  (2)               The Capital Group                      Director                                 70
                                         New York, NY

                                         National Life Holding Company of       Director                                 70
                                         Vermont
                                         Montpelier, VT

Stanley C. Van Ness                      The Prudential Insurance Company of    Director                                 70
                                         America
                                         Newark, NJ

(1) Mr. Heisler is also Chief Executive Officer, Chairperson, and Director of KeyBank, National Association, the commercial banking subsidiary of KeyCorp; Director and Chairperson of Key Bank USA, National Association; Chairperson of Key Bank Life Insurance, Ltd.; Director of KeyCorp Insurance Agency, Inc.; Director of KeyCorp Insurance Agency USA Inc.; and Director of Champion Financial Services, Inc.

(2) Dr. Woolf is also Director of Growth Fund of America, Director of American Balance Fund, Director of Income Fund of America, Director of Small Cap World Fund, Trustee for Fundamental Investors and Trustee for New Economy Fund - The Capital Group.


PART III.

Information concerning the compensation and other related information for the Officers and Directors of FirstEnergy and its subsidiary companies is filed as Exhibit F-1 to this Form U5S.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefor (or any officer or employee acting as such).

         None

(2) Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens' group, taxpayers' group, or public relations counsel (or any officer or employee acting as such).

         None

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.

Excluding  transactions  included  in the  Annual  Report on Form  U-13-60  of a
service  company,   FirstEnergy   reports   intercompany   service,   sales  and
construction contracts on:

1.  Form U-9C-3, Quarterly Report Pursuant to Rule 58.

2.  Certificate   Pursuant  to  Rule  24,  Semi-annual   reports  regarding  the
    affiliated transactions for the period of January 1, 2003 through June 30, 2003.

3. Affiliated transact6ions for the period of July 1, 2003 through December 31, 2003 is filed as Exhibit F-3 to this Form U5S. The amounts required under the caption "Total Amount Billed" are being filed pursuant to request for confidential treatment.

Part II.

The system companies had no contracts to purchase services or goods from any affiliate (other than a system company), or from a company in which any officer or director of the receiving company is a partner or owns 5% or more of any class of equity securities.

Part III.

The system companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

FirstEnergy Generation Corp. (GenCo)
------------------------------------

Part I.

(a) At December 31, 2003, FirstEnergy Solutions Corp. (FES) owned 100% of GenCo, an Ohio corporation that operates fossil plants and the Seneca pumped storage plant and sells all its output at wholesale prices to FES.

(b)  At December 31, 2003, FES had an investment of $56,539,000 in GenCo.

(c)  Ratio of debt to common equity - 6.02:1

     Accumulated earnings of GenCo - $66,883,424

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of FES to GenCo is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GenCo as of and for the year ended December 31, 2003 are provided in Exhibit I-1.

----------------------------------------------


GPU Power, Inc.
---------------

Part I.

(a) At December 31, 2003, FirstEnergy Corp. owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities, and to engage in project development activities for eligible facilities.

(b) At December 31, 2003, FirstEnergy had an investment of $14,866,816 in GPU Power, Inc.

(c)  Ratio of debt to common equity - Not applicable

     Accumulated losses of GPU Power, Inc. - $53,023,485

(d)  None


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Power, Inc. as of and for the year ended December 31, 2003 are provided in Exhibit I-1.

---------------------------------

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments
-----------------------------------------------------------------------------
Limited and EI Services Canada Limited
--------------------------------------

Part I.

(a) At December 31, 2003, GPU Power, Inc. (GPU Power), through its wholly-owned subsidiary EI Canada Holding Limited, owned 100% of EI Services Canada Limited and EI Brooklyn Power Ltd. EI Brooklyn Power Ltd. owns 100% of EI Brooklyn Investments Ltd.

(b) At December 31, 2003, GPU Power had an investment of $(152,436) in EI Canada Holding Limited and subsidiaries.

(c) Ratio of debt to common equity of EI Canada Holding Limited and subsidiaries - Not applicable

     Accumulated losses of EI Canada Holding Limited and subsidiaries - $10,510,794

(d)  None


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Canada Holding Limited and subsidiaries is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding Limited and subsidiaries as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

EI Barranquilla, Inc. and Termobarranquilla S.A.
------------------------------------------------

Part I.

(a) At December 31, 2003, GPU Power, Inc., through its wholly-owned subsidiary EI Barranquilla, Inc., owned a 28.6% interest in Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

     TEBSA consists of two gas-fired generating plants with an aggregate capacity of 890 megawatts located near Barranquilla, Colombia. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract.

(b) At December 31, 2003, GPU Power Inc. had an investment of $(9,769,413) in EI Barranquilla, Inc. EI Barranquilla, Inc. had an investment of $62,744,118 in TEBSA, which has been impaired to zero through purchase accounting adjustments made at FirstEnergy.

     As of December 31, 2003, FirstEnergy has issued Letters of Credit of $60,400,000 for the benefit of the Deutsche Bank Trust Company, which serves as collateral agent on behalf of the Secured Parties in connection with the obligations under certain loan agreements.

(c)  Ratio of debt to common equity of TEBSA - .16:1

     Accumulated earnings of TEBSA - Excluded from FirstEnergy's earnings due to the impairment of the investment as noted in (b) above

(d)  See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit H-2.

---------------------------------

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.
---------------------------------------------------------------------

Part I.

(a) At December 31, 2003, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc. (BLH), owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

     Leaseco, which is a Bermuda corporation, had procured equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) At December 31, 2003, GPU Power, Inc. had an investment of $17,318,072 in BLH, which has invested $12,000 in Leaseco to capitalize the company.

(c)  Ratio of debt to common equity of Leaseco - 18,404:1

     Accumulated earnings of Leaseco - None

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of Barranquilla Lease Holding, Inc. as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 2003 are provided in Exhibit I-1.

---------------------------------

EI International and GPUI Colombia, Ltda.
-----------------------------------------

Part I.

(a) At December 31, 2003, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

     GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 2003, FirstEnergy indirectly through its wholly-owned subsidiary GPU Power, Inc., had an investment of $3,441,694 in GPUI Colombia, Ltda.

     FirstEnergy has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, FirstEnergy has guaranteed the performance of the Operators, of which the limit of liability is $6,044,577.

(c)  Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable

     Accumulated earnings of GPUI Colombia, Ltda. - $2,143,931

(d) See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

----------------------------------

International Power Advisors, Inc.
----------------------------------

Part I.

(a) At December 31, 2003, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

     IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement. This IPA fee was cancelled in January 2002.

(b) At December 31, 2003, FirstEnergy, indirectly through its wholly-owned subsidiary GPU Power, Inc, had an investment of $3,962,098 in IPA.

(c)  Ratio of debt to common equity - Not applicable

     Accumulated earnings of IPA - $3,961,998

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of IPA as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

FOREIGN UTILITY COMPANIES (FUCO)):
--------------------------------

GPU Capital, Inc.
-----------------

Part I.

(a) At December 31, 2003, FirstEnergy owned 100% of GPU Capital, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) At December 31, 2003, FirstEnergy had an investment of $141,280,026 in GPU Capital, Inc.

(c)  Ratio of debt to common equity - Not applicable

     Accumulated losses of GPU Capital, Inc.  -  $229,383,548

(d)  None


Part II:

An organizational chart showing the relationship of GPU Capital, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Capital, Inc. as of and for the year ended December 31, 2003 are provided in Exhibit I-1.

--------------------------------

GPU Electric, Inc.
------------------

Part I.

(a) At December 31, 2003, GPU Capital, Inc. owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) At December 31, 2003, FirstEnergy indirectly through its wholly owned subsidiary, GPU Capital, Inc. had an investment of $18,313,208 in GPU Electric, Inc.

(c)  Ratio of debt to common equity - Not applicable

     Accumulated losses of GPU Electric, Inc.  -  $9,579,053

(d)  None


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, financial statements of GPU Electric, Inc. as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Capital, Inc.'s consolidating financial statements.

--------------------------------

EI UK Holdings, Inc., Aquila Sterling Holdings LLC, Avon Energy Partners
------------------------------------------------------------------------
Holdings and Midlands Electricity plc
-------------------------------------

Part I.

(a) At December 31, 2003, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), owns 20.1% equity and 50% voting interest of Aquila Sterling Holdings, Inc. (ASH). ASH owned 100% of Avon Energy Partners Holdings, which in turn owned 100% of Midlands Electricity, plc.

     Midlands is an English regional electric company which distributes electricity to 2.3 million customers in England. Midlands is also engaged in non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) At December 31, 2003, FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc. had an investment of $46,686,813 in EI UK Holdings, Inc., which had an investment of $8,913,933 in ASH.

(c)  Ratio of debt to common equity - Not applicable

     Accumulated losses of EI UK Holdings, Inc. - $3,579,716

(d)  None


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit H-3.

---------------------------------

GPU Argentina Holdings, Inc., GPU Argentina Services, S.R.L, Emdersa
--------------------------------------------------------------------

Part I:

(a) At December 31, 2003, GPU Electric, Inc. owned a 100% interest in GPU Argentina Services, S.R.L. On April 18, 2003, FirstEnergy divested its ownership in GPU Empresa Distribuidora Electrica Regional S.A. and affiliates (Emdersa) through the abandonment of its shares in Emdersa's parent company, GPU Argentina Holdings, Inc. The abandonment involved the tendering of FirstEnergy's shares in GPU Argentina Holdings back to that company. Emdersa is an Argentina regional electric distribution company in the San Luis, La Rioja, and Salta regions of Argentina. Emdersa conducts non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) At December 31, 2003, FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc., had an investment of $0 in GPU Argentina Services, S.R.L. and GPU Argentina Holdings, Inc.

(c)  Ratio of debt to common equity of Emdersa - Not applicable

     Accumulated losses of GPU Argentina Holdings, Inc. - $143,471,828

(d)  None


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU Argentina Services, S.R.L. is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, financial statements of GPU Argentina Holdings, Inc., GPU Argentina Services, and Emdersa as of and for the year ended December 31, 2003 are provided in Exhibit I-1 as part of GPU Capital, Inc.'s consolidating financial statements.

Part III.

FirstEnergy's aggregate investment in EWG's and FUCO's at December 31, 2003 was as follows*:

                         EWG's:           $ 1,069,248,000
                         FUCO's:          $    64,200,000

FirstEnergy's aggregate capital investment in domestic public utility subsidiary companies at December 31, 2003 was approximately $11,155,829,000.

Ratio of FirstEnergy's aggregate investment of EWG's and FUCO's to FirstEnergy's aggregate investment in domestic public utility subsidiary companies at December 31, 2003, was as follows:

                         EWG's:             .10:1
                         FUCO's:            .01:1


* Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies
     (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                          Page
Consolidating Financial Statements, Schedules and Notes                   ----

-    Consent of Independent Public Accountants.                             62

-    Consolidating Financial Statements of FirstEnergy Corp.               63-97
     for 2003.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the  FirstEnergy  Corp.  Annual  Report on Form
     10-K for 2003.

- Notes 1 through 8 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the Ohio Edison  Company  Annual Report on Form
     10-K for 2003.

- Notes 1 through 8 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the The Cleveland Electric Illuminating Company
     Annual Report on Form 10-K for 2003.

- Notes 1 through 8 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the The Toledo Edison  Company Annual Report on
     Form 10-K for 2003.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the Pennsylvania Power Company Annual Report on
     Form 10-K for 2003.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the Jersey Central Power & Light Company Annual
     Report on Form 10-K for 2003.

-    Notes 1 through 4 to Consolidated  Financial Statements
     Incorporated  herein by reference,  in Exhibit A  (page
     98), in the JCP&L Transition Funding LLC Annual Report on Form 10-K for 2003.

-    Notes  1   through  4  to  the   Financial   Statements
     incorporated  herein by  reference,  in Exhibit A (page
     98) in the JCP&L Transition Funding LLC Annual Report on Form 10-K for 2003.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the Metropolitan Edison Company Annual Report on Form 10-K for 2003.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page
     98), in the Pennsylvania Electric Company Annual Report on Form 10-K for 2003.

 -   Exhibits                                                             98-157

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Annual Report on Form U5S of FirstEnergy Corp. for the year ended December 31, 2003, filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated February 25, 2004, relating to the consolidated financial statements of FirstEnergy Corp. and its wholly-owned subsidiaries, Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company, Pennsylvania Electric Company and JCP&L Transition Funding LLC included in the respective Annual Reports on Form 10-K of FirstEnergy Corp., Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company, Pennsylvania Electric Company and JCP&L Transition Funding LLC for the year ended December 31, 2003.



PricewaterhouseCoopers LLP

Cleveland, Ohio
April 29, 2004


                                                                                                        1 of 14
                                   FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                              As of December 31, 2003
                                                  (In thousands $)

                                                   FirstEnergy        Ohio        Cleveland        Toledo
                                                     Holding         Edison       Electric         Edison
                     ASSETS                          Company      Consolidated  Consolidated    Consolidated
                                                   ------------   ------------  ------------    ------------

CURRENT ASSETS:
Cash and cash equivalents                           $         -    $     1,883   $    24,782    $     2,237
Receivables-
     Customers                                                -        280,538        10,313          4,083
     Associated companies                             1,359,477        436,991        40,541         29,158
     Other                                                8,877         28,308       185,179         14,386
Notes receivable from associated companies            1,770,761        366,501           482         19,316
Material and supplies-
     Owned                                                    -         79,813        50,616         35,147
     Under consignment                                        -              -             -              -
Prepayments and other                                    44,366         14,390         4,511          6,704
                                                    -----------    -----------   -----------    -----------
                                                      3,183,481      1,208,424       316,424        111,031
                                                    -----------    -----------   -----------    -----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                    -      5,269,042     4,232,335      1,714,870
Less--Accumulated provision for depreciation                  -     (2,578,899)   (1,857,588)      (721,754)
                                                    -----------    -----------   -----------    -----------
                                                              -      2,690,143     2,374,747        993,116
Construction work in progress                                 -        145,934       181,235        145,240
                                                    -----------    -----------   -----------    -----------
                                                              -      2,836,077     2,555,982      1,138,356
                                                    -----------    -----------   -----------    -----------

INVESTMENTS:
Investment in lease obligation bonds                          -        383,510       605,915              -
Nuclear plant decommissioning trusts                          -        376,367       313,621        240,634
Non utility generation trusts                                 -              -             -              -
Nuclear fuel disposal trust
Letter of credit collateralization                            -        277,763             -              -
Other                                                11,885,789        567,696       131,582        366,683
                                                    -----------    -----------   -----------    -----------
                                                     11,885,789      1,605,336     1,051,118        607,317
                                                    -----------    -----------   -----------    -----------

DEFERRED CHARGES:
Regulatory assets                                             -      1,477,969     1,056,050        459,040
Goodwill                                                      -              -     1,693,629        504,522
Accumulated Deferred Income Taxes Assets                 87,399              -             -              -
Property taxes                                                -         59,279        77,122         24,443
Unamortized sale and leaseback costs                          -         65,631
Other                                                    43,663         64,214        23,123         10,689
                                                    -----------    -----------   -----------    -----------
                                                        131,062      1,667,093     2,849,924        998,694
                                                    -----------    -----------   -----------    -----------

                  TOTAL ASSETS                      $15,200,332    $ 7,316,930   $ 6,773,448    $ 2,855,398
                                                    ===========    ===========   ===========    ===========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.



                                                                                                       2 of 14
                                   FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                              As of December 31, 2003
                                                  (In Millions $)

                                                     American        Jersey      Metropolitan   Pennsylvania
                                                   Transmission     Central        Edison         Electric
                     ASSETS                        Systems, Inc.  Power & Light  Consolidated   Consolidated
                                                   ---------------------------------------------------------

CURRENT ASSETS:
Cash and cash equivalents                           $         -    $       271   $       121       $     36
Receivables-
     Customers                                           14,892        198,061       118,933        124,462
     Associated companies                                 1,457         70,012        45,934         88,598
     Other                                                  595         46,411        22,750         15,767
Notes receivable from associated companies              105,528              -        10,467              -
Material and supplies-
     Owned                                                    -          2,480           167              -
     Under consignment                                        -              -             -              -
Prepayments and other                                        39         49,360         6,433          2,511
                                                    -----------    -----------   -----------    -----------
                                                        122,511        366,595       204,805        231,374
                                                    -----------    -----------   -----------    -----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                            1,265,994      3,642,467     1,838,567      1,966,624
Less--Accumulated provision for depreciation           (670,778)    (1,367,042)     (772,123)      (785,715)
                                                    -----------    -----------   -----------    -----------
                                                        595,216      2,275,425     1,066,444      1,180,909
Construction work in progress                            27,611         48,985        21,980         29,063
                                                    -----------    -----------   -----------    -----------
                                                        622,827      2,324,410     1,088,424      1,209,972
                                                    -----------    -----------   -----------    -----------

INVESTMENTS:
Investment in lease obligation bonds                          -              -             -              -
Nuclear plant decommissioning trusts                          -        125,945       192,409        102,673
Non utility generation trusts                                 -              -             -         43,864
Nuclear fuel disposal trust                                            155,774
Letter of credit collateralization                            -              -             -              -
Other                                                         2         38,323        44,814         33,429
                                                    -----------    -----------   -----------    -----------
                                                              2        320,042       237,223        179,966
                                                    -----------    -----------   -----------    -----------

DEFERRED CHARGES:
Regulatory assets                                             -      2,558,214     1,028,432        497,219
Goodwill                                                      -      2,001,302       884,279        898,547
Accumulated Deferred Income Taxes Assets                      -              -             -         16,642
Property taxes                                           34,386
Unamortized sale and leaseback costs
Other                                                       846          8,481        30,824         18,523
                                                    -----------    -----------   -----------    -----------
                                                         35,232      4,567,997     1,943,535      1,430,931
                                                    -----------    -----------   -----------    -----------

                  TOTAL ASSETS                      $   780,572    $ 7,579,044   $ 3,473,987    $ 3,052,243
                                                    ===========    ===========   ===========    ===========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.


                                                        64


                                                                                                  3 of 14
                                  FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                             As of December 31, 2003
                                                (In thousands $)

                                                    FirstEnergy    FirstEnergy    FirstEnergy
                                                    Facilities      Solutions       Nuclear
                     ASSETS                          Services      Consolidated   Operating Co.   MARBEL
                                                    ------------------------------------------------------

CURRENT ASSETS:
Cash and cash equivalents                            $   13,415    $     2,972    $        3    $    8,782
Receivables-
     Customers                                                -        167,686             -             -
     Associated companies                                 1,631        396,649       140,613             9
     Other                                               81,338          9,614           231         1,754
Notes receivable from associated companies                    -              -        53,955        14,963
Material and supplies-
     Owned                                                7,518         88,624             -             -
     Under consignment                                        -         83,775             -             -
Prepayments and other                                       698         24,328         2,922             -
                                                     ----------    -----------    ----------    ----------
                                                        104,600        773,648       197,724        25,508
                                                     ----------    -----------    ----------    ----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                  454        818,239             -             -
Less--Accumulated provision for depreciation               (270)       (52,257)            -             -
                                                     ----------    -----------    ----------    ----------
                                                            184        765,982             -             -
Construction work in progress                                 1        142,947             -             -
                                                     ----------    -----------    ----------    ----------
                                                            185        908,929             -             -
                                                     ----------    -----------    ----------    ----------

INVESTMENTS:
Investment in lease obligation bonds                          -              -             -             -
Nuclear plant decommissioning trusts                          -              -             -             -
Non utility generation trusts                                 -              -             -             -
Nuclear fuel disposal trust
Letter of credit collateralization                            -              -             -             -
Other                                                    26,748         72,385             -       180,517
                                                     -------------------------    ----------- ------------
                                                         26,748         72,385             -       180,517
                                                     -------------------------    ----------- ------------

DEFERRED CHARGES:
Regulatory assets                                             -              -             -             -
Goodwill                                                 36,471         26,067             -             -
Accumulated Deferred Income Taxes Assets                      -         58,101        76,389             -
Property taxes                                                           6,248
Unamortized sale and leaseback costs
Other                                                    31,891        126,337         8,392             -
                                                     ----------    -----------    ----------    -----------
                                                         68,362        216,753        84,781             -
                                                     ----------    -----------    ----------    ----------

                  TOTAL ASSETS                       $  199,895    $ 1,971,715    $  282,505    $  206,025
                                                     ==========    ===========    ==========    ==========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        65



                                                                                                       4 of 14
                                   FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                              As of December 31, 2003
                                                  (In thousands $)

                                                      FirstEnergy                       GPU
                                                       Ventures                      Advanced           GPU
                     ASSETS                          Consolidated        MYR         Resources         Power
                                                     ------------      -------       ---------        --------

CURRENT ASSETS:
Cash and cash equivalents                             $   5,183       $  9,281         $   -          $  1,765
Receivables-
     Customers                                                -         74,130             -                 -
     Associated companies                                16,023              -           668             1,944
     Other                                               29,543         10,179             -            19,862
Notes receivable from associated companies               33,979          2,965             -                 -
Material and supplies-
     Owned                                                  537              -             -                 -
     Under consignment                                        -              -             -                 -
Prepayments and other                                     2,808         16,016             -                 4
                                                      ---------       --------         -----          --------
                                                         88,073        112,571           668            23,575
                                                      ---------       --------         -----          --------

PROPERTY, PLANT AND EQUIPMENT:
In service                                              203,866              -             -                 -
Less--Accumulated provision for depreciation            (21,436)             -             -                 -
                                                      ---------       --------         -----          --------
                                                        182,430              -             -                 -
Construction work in progress                                 -              -             -                 -
                                                      ---------       --------         -----          --------
                                                        182,430              -             -                 -
                                                      ---------       --------         -----          --------

INVESTMENTS:
Investment in lease obligation bonds                          -              -             -                 -
Nuclear plant decommissioning trusts                          -              -             -                 -
Non utility generation trusts                                 -              -             -                 -
Nuclear fuel disposal trust
Letter of credit collateralization                            -              -             -                 -
Other                                                    20,426         15,225             -             4,533
                                                      ---------       --------         -----          --------
                                                         20,426         15,225             -             4,533
                                                      ---------       --------         -----          --------

DEFERRED CHARGES:
Regulatory assets                                             -              -             -                 -
Goodwill                                                     68         63,136             -                 -
Accumulated Deferred Income Taxes Assets                      -          1,059             -                 -
Property taxes                                                                                               -
Unamortized sale and leaseback costs                                                                         -
Other                                                     3,004              -             -            43,607
                                                      ---------       --------         -----          --------
                                                          3,072         64,195             -            43,607
                                                      ---------       --------        ------          --------

                  TOTAL ASSETS                        $ 294,001       $191,991         $ 668          $ 71,715
                                                      =========       ========         =====          ========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        66



                                                                                                       5 of 14
                                   FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                              As of December 31, 2003
                                                  (In thousands $)
                                                                                                       GPU
                                                        GPU          FirstEnergy      License       Diversified
                     ASSETS                           Capital        Properties      Holding Co.      Holdings
                                                     ----------      -----------     ----------     -----------

CURRENT ASSETS:
Cash and cash equivalents                            $    1,011       $    100         $   -          $      -
Receivables-
     Customers                                                -              -             -                 -
     Associated companies                             1,256,354            239             -             1,201
     Other                                                    -              2             -                 -
Notes receivable from associated companies                    -         24,203            49                 -
Material and supplies-
     Owned                                                    -              -             -                 -
     Under consignment                                        -              -             -                 -
Prepayments and other                                         -              2             -                 -
                                                     ----------       --------         -----          --------
                                                      1,257,365         24,546            49             1,201
                                                     ----------       --------         -----          --------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                    -         20,099             -                 -
Less--Accumulated provision for depreciation                  -         (3,062)            -                 -
                                                     ----------       --------         -----          --------
                                                              -         17,037             -                 -
Construction work in progress                                 -              -             -                 -
                                                     ----------       --------         -----          --------
                                                              -         17,037             -                 -
                                                     ----------       --------         -----          --------

INVESTMENTS:
Investment in lease obligation bonds                          -              -             -                 -
Nuclear plant decommissioning trusts                          -              -             -                 -
Non utility generation trusts                                 -              -             -                 -
Nuclear fuel disposal trust
Letter of credit collateralization                            -              -             -                 -
Other                                                     8,914            559             -            26,117
                                                     ----------       --------         -----          --------
                                                          8,914            559             -            26,117
                                                     ----------       --------         -----          --------

DEFERRED CHARGES:
Regulatory assets                                             -              -             -                 -
Goodwill                                                      -              -             -                 -
Accumulated Deferred Income Taxes Assets                  4,086            381             2                13
Property taxes
Unamortized sale and leaseback costs
Other                                                        10             41             -                 2
                                                     ----------       --------         -----          --------
                                                          4,096            422             2                15
                                                     ----------       --------         -----          --------

                  TOTAL ASSETS                       $1,270,375       $ 42,564         $  51          $ 27,333
                                                     ==========       ========         =====          ========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        67



                                                                                                       6 of 14
                                   FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                As of December 31, 2003
                                                  (In thousands $)

                                                      FirstEnergy   FirstEnergy
                                                        Telecom       Service          GPU            First
                     ASSETS                            Services         Co.           Nuclear      Communications
                                                      -----------   -----------       -------      --------------

CURRENT ASSETS:
Cash and cash equivalents                             $     100     $   41,534        $   47          $    452
Receivables-
     Customers                                                -          7,161             -                 -
     Associated companies                                 6,533      1,323,155         7,483                64
     Other                                                5,543         20,066            68             4,768
Notes receivable from associated companies                    -      2,812,636             -                 -
Material and supplies-
     Owned                                                3,040         57,361             -                 -
     Under consignment                                        -         11,944             -                 -
Prepayments and other                                     1,593         26,041             -                88
                                                      ---------     ----------        ------          --------
                                                         16,809      4,299,898         7,598             5,372
                                                      ---------     ----------        ------          --------

PROPERTY, PLANT AND EQUIPMENT:
In service                                               23,523        421,403             -                 -
Less--Accumulated provision for depreciation             (3,040)      (173,297)            -                 -
                                                      ---------     ----------        ------          --------
                                                         20,483        248,106             -                 -
Construction work in progress                             1,795         34,688             -                 -
                                                      ---------     ----------        ------          --------
                                                         22,278        282,794             -                 -
                                                      ---------     ----------        ------          --------

INVESTMENTS:
Investment in lease obligation bonds                          -              -             -                 -
Nuclear plant decommissioning trusts                          -              -             -                 -
Non utility generation trusts                                 -              -             -                 -
Nuclear fuel disposal trust
Letter of credit collateralization                            -              -             -                 -
Other                                                     8,924        152,701             -             2,222
                                                      ---------     ----------        ------          --------
                                                          8,924        152,701             -             2,222
                                                      ---------     ----------        ------          --------

DEFERRED CHARGES:
Regulatory assets                                             -              -             -                 -
Goodwill                                                      -              -             -             9,788
Accumulated Deferred Income Taxes Assets                 10,146         94,821           369                 -
Property taxes                                                               -
Unamortized sale and leaseback costs                                         -
Other                                                       547         43,139             -                40
                                                      ---------     ----------        ------          --------
                                                         10,693        137,960           369             9,828
                                                      ---------     ----------        ------          --------

                  TOTAL ASSETS                        $  58,704     $4,873,353        $7,967          $ 17,422
                                                      =========     ==========        ======          ========

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        68


                                                                         7 of 14
            FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                       As of December 31, 2003
                          (In thousands $)

                                                                  FirstEnergy
                                                                     Corp.
                     ASSETS                        Eliminations   Consolidated
                                                   ------------   ------------

CURRENT ASSETS:
Cash and cash equivalents                          $          -    $   113,975
Receivables-
     Customers                                                -      1,000,259
     Associated companies                            (5,224,734)             -
     Other                                                    -        505,241
Notes receivable from associated companies           (5,215,805)             -
Material and supplies-
     Owned                                                    -        325,303
     Under consignment                                        -         95,719
Prepayments and other                                         -        202,814
                                                   ------------    -----------
                                                    (10,440,539)     2,243,311
                                                   ------------    -----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                              177,263     21,594,746
Less--Accumulated provision for depreciation            (98,042)    (9,105,303)
                                                   ------------    -----------
                                                         79,221     12,489,443
Construction work in progress                                 -        779,479
                                                   ------------    -----------
                                                         79,221     13,268,922
                                                   ------------    -----------

INVESTMENTS:
Investment in lease obligation bonds                          -        989,425
Nuclear plant decommissioning trusts                          1      1,351,650
Non utility generation trusts                                 -         43,864
Nuclear fuel disposal trust                                            155,774
Letter of credit collateralization                            -        277,763
Other                                               (12,908,374)       679,215
                                                   ------------    -----------
                                                    (12,908,373)     3,497,691
                                                   ------------    -----------

DEFERRED CHARGES:
Regulatory assets                                            (1)     7,076,923
Goodwill                                                 10,074      6,127,883
Accumulated Deferred Income Taxes Assets               (381,299)       (31,891)
Property taxes                                                         201,478
Unamortized sale and leaseback costs                                    65,631
Other                                                     2,627        460,000
                                                   ------------    -----------
                                                       (368,599)    13,900,024
                                                   ------------    -----------

                  TOTAL ASSETS                     $(23,638,240)   $32,909,948
                                                   ============    ===========

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.


                                                                                                                  8 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)

                                                            FirstEnergy         Ohio           Cleveland           Toledo
                                                              Holding          Edison          Electric            Edison
            LIABILITIES AND CAPITALIZATION                    Company       Consolidated     Consolidated       Consolidated
                                                            -----------     ------------     ------------       ------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock        $   270,000      $  466,589       $$ 387,414         $  283,650
Short-term borrowings                                           280,000         171,540                -             70,000
Notes payable to associated companies                                 -          11,334          188,156            285,953
Accounts payable-
    Other                                                           184           7,979            7,342              2,816
     Associated companies                                     1,948,598         271,262          245,815            132,876
Accrued taxes                                                    15,716         560,345          202,522             55,604
Accrued interest                                                 38,137          18,714           37,872             12,412
Lease market valuation liability                                      -               -           60,200             24,600
Other                                                             4,721          58,680           76,722             37,299
                                                            -----------      ----------       ----------         ----------
                                                              2,557,356       1,566,443        1,206,043            905,210
                                                            -----------      ----------       ----------         ----------

CAPITALIZATION:
Common stockholders' equity                                   8,337,471       2,582,970        1,778,827            749,521
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -         100,070           96,404            126,000
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -          12,750            4,014                  -
  Subordinated debentures to affiliated trusts                        -               -          103,093                  -
  Notes payable to associated companies                                               -          198,843                  -
  Other                                                       4,272,002       1,167,039        1,578,693            270,072
                                                            -----------      ----------       ----------         ----------
                                                             12,609,473       3,862,829        3,759,874          1,145,593
                                                            -----------      ----------       ----------         ----------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                     -         867,691          486,048            201,954
Accumulated deferred investment tax credits                           -          75,820           65,996             27,200
Asset retirement obligations                                          -         317,702          254,834            181,839
Nuclear fuel disposal costs                                           -               -                -                  -
Power purchase contract loss liability                                -               -                -                  -
Retirement benefits                                              10,453         331,829          105,101             47,006
Lease market valuation liability                                      -               -          728,400            292,600
Other                                                            23,050         294,616          167,152             53,996
                                                            -----------      ----------       ----------         ----------
                                                                 33,503       1,887,658        1,807,531            804,595
                                                            -----------      ----------       ----------         ----------

         TOTAL LIABILITIES AND CAPITALIZATION               $15,200,332      $7,316,930       $6,773,448         $2,855,398
                                                            ===========      ==========       ==========         ==========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        70



                                                                                                                  9 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)

                                                              American         Jersey        Metropolitan      Pennsylvania
                                                            Transmission      Central           Edison           Electric
            LIABILITIES AND CAPITALIZATION                  Systems, Inc.  Power & Light     Consolidated      Consolidated
                                                            ------------   -------------     ------------      -------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock          $       -     $   175,921      $    40,469        $   125,762
Short-term borrowings                                                 -               -                -                  -
Notes payable to associated companies                             1,982         230,985           65,335             78,510
Accounts payable-
    Other                                                           178         105,815           33,878             40,192
     Associated companies                                        19,169          42,410           45,459             55,831
Accrued taxes                                                    36,882             919            8,762              8,705
Accrued interest                                                                 14,843           11,848             12,694
Lease market valuation liability                                      -               -                -
Other                                                             1,822          58,094           22,162             21,764
                                                              ---------     -----------      -----------        -----------
                                                                 60,033         628,987          227,913            343,458
                                                              ---------     -----------      -----------        -----------

CAPITALIZATION:
Common stockholders' equity                                     300,538       3,153,974        1,292,667          1,297,332
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -          12,649                -                  -
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -               -                -                  -
  Subordinated debentures to affiliated trusts                        -               -           95,711             95,520
  Notes payable to associated companies                               -               -                -                  -
  Other                                                         332,156       1,095,991          540,590            343,244
                                                              ---------     -----------      -----------        -----------
                                                                632,694       4,262,614        1,928,968          1,736,096
                                                              ---------     -----------      -----------        -----------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                30,189         640,208          297,140                  -
Accumulated deferred investment tax credits                      13,538           7,711           11,696              9,936
Asset retirement obligations                                                    109,851          210,178            105,089
Nuclear fuel disposal costs                                           -         167,936           37,936             18,968
Power purchase contract loss liability                                -       1,473,070          584,340            670,482
Retirement benefits                                               2,239         159,219          105,552            145,081
Lease market valuation liability                                      -               -                -                  -
Other                                                            41,879         129,448           70,264             23,133
                                                              ---------     -----------      -----------        -----------
                                                                 87,845       2,687,443        1,317,106            972,689
                                                              ---------     -----------      -----------        -----------

         TOTAL LIABILITIES AND CAPITALIZATION                 $ 780,572     $ 7,579,044      $ 3,473,987        $ 3,052,243
                                                              =========     ===========      ===========        ===========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        71



                                                                                                                 10 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)

                                                             FirstEnergy      FirstEnergy    FirstEnergy
                                                              Facilities       Solutions       Nuclear
            LIABILITIES AND CAPITALIZATION                     Services      Consolidated    Operating Co.         MARBEL
                                                             -----------     ------------    -------------        ---------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock          $     431      $        -        $       -          $       -
Short-term borrowings                                                 -               -                -                  -
Notes payable to associated companies                            11,655       1,070,395                -                  -
Accounts payable-
    Other                                                        34,763         236,264           85,034              4,000
     Associated companies                                           112         193,038           46,156             11,966
Accrued taxes                                                     3,703          14,092           15,112              6,621
Accrued interest                                                                     63
Lease market valuation liability
Other                                                            14,545          46,387           43,197                  -
                                                              ---------      ----------        ---------          ---------
                                                                 65,209       1,560,239          189,499             22,587
                                                              ---------      ----------        ---------          ---------

CAPITALIZATION:
Common stockholders' equity                                     126,744         (68,293)         (20,280)           162,585
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -               -                -                  -
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -               -                -                  -
  Subordinated debentures to affiliated trusts                        -               -                -                  -
  Notes payable to associated companies                               -               -                -                  -
  Other                                                           7,323         340,262                -                  -
                                                              ---------      ----------        ---------          ---------
                                                                134,067         271,969          (20,280)           162,585
                                                              ---------      ----------        ---------          ---------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                     -               -                -             20,670
Accumulated deferred investment tax credits                           -           6,248                -                  -
Asset retirement obligations
Nuclear fuel disposal costs                                           -               -                -                  -
Power purchase contract loss liability                                -               -                -                  -
Retirement benefits                                                   -         123,895          113,058                  -
Lease market valuation liability                                      -               -                -                  -
Other                                                               619           9,364              228                183
                                                              ---------      ----------        ---------          ---------
                                                                    619         139,507          113,286             20,853
                                                              ---------      ----------        ---------          ---------

         TOTAL LIABILITIES AND CAPITALIZATION                 $ 199,895      $1,971,715        $ 282,505          $ 206,025
                                                              =========      ==========        =========          =========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        72



                                                                                                                  11 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)

                                                              FirstEnergy                          GPU
                                                               Ventures                          Advanced            GPU
            LIABILITIES AND CAPITALIZATION                   Consolidated         MYR            Resources          Power
                                                             ------------     ---------          ---------         --------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock          $   3,299       $       -            $   -           $      -
Short-term borrowings                                                 -               -                -                  -
Notes payable to associated companies                             7,987               -                -                  -
Accounts payable-
    Other                                                           429          10,580                -                  -
     Associated companies                                         5,825           4,575                -                304
Accrued taxes                                                     6,506               -                -                  -
Accrued interest                                                  2,925
Lease market valuation liability                                                                                          -
Other                                                             5,217          45,218                -              1,255
                                                              ---------       ---------            -----           --------
                                                                 32,188          60,373                -              1,559
                                                              ---------       ---------            -----           --------

CAPITALIZATION:
Common stockholders' equity                                     115,343         131,342                -             14,867
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -               -                -                  -
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -               -                -                  -
  Subordinated debentures to affiliated trusts                        -               -                -                  -
  Notes payable to associated companies                               -               -                -                  -
  Other                                                         137,731               -                -                  -
                                                              ---------       ---------            -----           --------
                                                                253,074         131,342                -             14,867
                                                              ---------       ---------            -----           --------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                 3,776               -                -             11,699
Accumulated deferred investment tax credits                           -               -                -                  -
Asset retirement obligations                                                                                              -
Nuclear fuel disposal costs                                           -               -                -                  -
Power purchase contract loss liability                                -               -                -                  -
Retirement benefits                                                   -               -                -                  -
Lease market valuation liability                                      -               -                -                  -
Other                                                             4,963             276              668             43,590
                                                              ---------       ---------            -----           ---------
                                                                  8,739             276              668             55,289
                                                              ---------       ---------            -----           --------

         TOTAL LIABILITIES AND CAPITALIZATION                 $ 294,001       $ 191,991            $ 668           $ 71,715
                                                              =========       =========            =====           ========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        73


                                                                                                                  12 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)
                                                                                                                     GPU
                                                                GPU          FirstEnergy          License        Diversified
            LIABILITIES AND CAPITALIZATION                    Capital        Properties          Holding Co.       Holdings
                                                             ----------      -----------         -----------     -----------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock         $        -        $    256            $   -           $      -
Short-term borrowings                                                 -               -                -                  -
Notes payable to associated companies                           852,314               -                -                  -
Accounts payable-
    Other                                                           964              32                -                  -
     Associated companies                                       106,623               -                -                 66
Accrued taxes                                                   163,487             560               16                117
Accrued interest
Lease market valuation liability
Other                                                                 -               -                -                  -
                                                             ----------        --------            -----           --------
                                                              1,123,388             848               16                183
                                                             ----------        --------            -----           --------

CAPITALIZATION:
Common stockholders' equity                                     141,280          32,534               35             27,150
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -               -                -                  -
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -               -                -                  -
  Subordinated debentures to affiliated trusts                        -               -                -                  -
  Notes payable to associated companies                               -               -                -                  -
  Other                                                               -           9,182                -                  -
                                                             ----------        --------            -----           --------
                                                                141,280          41,716               35             27,150
                                                        -    ----------        --------            -----           --------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                     -               -                -                  -
Accumulated deferred investment tax credits                           -               -                -                  -
Asset retirement obligations
Nuclear fuel disposal costs                                           -               -                -                  -
Power purchase contract loss liability                                -               -                -                  -
Retirement benefits                                                   -               -                -                  -
Lease market valuation liability                                      -               -                -                  -
Other                                                             5,707               -                -                  -
                                                             ----------        --------            -----           --------
                                                                  5,707               -                -                  -
                                                             ----------        --------            -----           --------

         TOTAL LIABILITIES AND CAPITALIZATION                $1,270,375        $ 42,564            $  51           $ 27,333
                                                             ==========        ========            =====           ========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        74


                                                                                                                   13 of 14
                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2003
                                                    (In thousands $)

                                                             FirstEnergy     FirstEnergy
                                                               Telecom         Service             GPU              First
            LIABILITIES AND CAPITALIZATION                    Services           Co.             Nuclear        Communications
                                                             -----------     -----------         -------        --------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock           $      -      $        -          $     -           $    406
Short-term borrowings                                                 -               -                -                  -
Notes payable to associated companies                            41,161       2,367,172            2,863                  -
Accounts payable-
    Other                                                         1,439         149,307              651              3,392
     Associated companies                                           834       1,798,235              261                143
Accrued taxes                                                     1,846           6,122            2,629                114
Accrued interest                                                                    676              928
Lease market valuation liability
Other                                                             2,842         123,696                -              2,160
                                                               --------      ----------          -------           --------
                                                                 48,122       4,445,208            7,332              6,215
                                                               --------      ----------          -------           --------

CAPITALIZATION:
Common stockholders' equity                                      (6,790)        (76,124)              50              6,207
Preferred stock of consolidated subsidiaries--                        -               -                -                  -
     Not subject to mandatory redemption                              -               -                -                  -
Long-term debt and other long-term obligations-
  Preferred stock of consolidated subsidiaries
     subject to mandatory redemption                                  -               -                -                  -
  Subordinated debentures to affiliated trusts                        -               -                -                  -
  Notes payable to associated companies                               -               -                -                  -
  Other                                                               -          56,448                -              5,000
                                                               --------      ----------          -------           --------
                                                                 (6,790)        (19,676)              50             11,207
                                                               --------      ----------          -------           --------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                                     -               -                -                  -
Accumulated deferred investment tax credits                           -               -                -                  -
Asset retirement obligations                                                          -
Nuclear fuel disposal costs                                           -               -                -                  -
Power purchase contract loss liability                                -               -                -                  -
Retirement benefits                                                   -         447,573                -                  -
Lease market valuation liability                                      -               -                -                  -
Other                                                            17,372             248              585                  -
                                                               --------      ----------          -------           --------
                                                                 17,372         447,821              585                  -
                                                               --------      ----------          -------           --------

         TOTAL LIABILITIES AND CAPITALIZATION                  $ 58,704      $4,873,353          $ 7,967           $ 17,422
                                                               ========      ==========          =======           ========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        75



                                                                               14 of 14

                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                    As of December 31, 2003
                                       (In thousands $)

                                                                            FirstEnergy
                                                                               Corp.
            LIABILITIES AND CAPITALIZATION                 Eliminations    Consolidated
                                                        --------------------------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock       $          -    $  1,754,197
Short-term borrowings                                                 -         521,540
Notes payable to associated companies                        (5,215,802)              -
Accounts payable-
    Other                                                             -         725,239
     Associated companies                                    (4,929,558)              -
Accrued taxes                                                  (440,851)        669,529
Accrued interest                                                                151,112
Lease market valuation liability                                                 84,800
Other                                                               (31)        565,750
                                                           ------------   ------------
                                                            (10,586,242)      4,472,167
                                                           ------------    ------------

CAPITALIZATION:
Common stockholders' equity                                 (11,790,609)      8,289,341
Preferred stock of consolidated subsidiaries--                        -               -
     Not subject to mandatory redemption                              -         335,123
Long-term debt and other long-term obligations-                                       -
  Preferred stock of consolidated subsidiaries                                        0
     subject to mandatory redemption                                  -          16,764
  Subordinated debentures to affiliated trusts                        -         294,324
  Notes payable to associated companies                        (198,843)              -
  Other                                                        (677,755)      9,477,978
                                                           ------------    ------------
                                                            (12,667,207)     18,413,530
                                                           ------------    ------------

NONCURRENT LIABILITIES:
Accumulated deferred income taxes                              (381,300)      2,178,075
Accumulated deferred investment tax credits                           -         218,145
Asset retirement obligations                                                  1,179,493
Nuclear fuel disposal costs                                           -         224,840
Power purchase contract loss liability                                -       2,727,892
Retirement benefits                                                   -       1,591,006
Lease market valuation liability                                      -       1,021,000
Other                                                            (3,541)        883,800
                                                           ------------    ------------
                                                               (384,841)     10,024,251
                                                           ------------    ------------

         TOTAL LIABILITIES AND CAPITALIZATION              $(23,638,290)   $ 32,909,948
                                                           ==============  ============

The Notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland
Electric,   Toledo  Edison,  Jersey  Central  Power  &  Light,   Metropolitan  Edison  and
Pennsylvania  Electric,  which are  incorporated  by reference from the respective  annual reports on Form 10-K for the year ended  December  31, 2003,  are an integral  part of the consolidating financial statements.

                                       76



                                                                                                                   1 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                               FirstEnergy        Ohio         Cleveland         Toledo
                                                                 Holding         Edison         Electric         Edison
                                                                 Company      Consolidated    Consolidated     Consolidated
                                                           ---------------------------------------------------------------

REVENUES                                                        $  54,640      $3,044,755      $1,782,693        $974,258

EXPENSES:
Fuel and purchased power                                                -         966,892         595,279         334,409
Purchased gas                                                           -               -               -               -
Other operating expenses                                           21,473         824,582         499,106         398,467
Provision for depreciation and amortization                             -         438,312         198,318         140,829
Goodwill impairment                                                     -               -               -               -
General taxes                                                           -         170,078         136,434          50,742
                                                                ---------      ----------      ----------        --------
   Total expenses                                                  21,473       2,399,864       1,429,137         924,447
                                                                ---------      ----------      ----------        --------

CLAIM SETTLEMENT                                                   (2,063)              -         130,662          11,801

EQUITY IN SUBSIDIARY EARNINGS                                     603,089               -               -               -
                                                                ---------      ----------      ----------        --------

INCOME BEFORE INTEREST AND INCOME TAXES                           634,193         644,891         484,218          61,612

NET INTEREST CHARGES:
Interest expense                                                  302,635         113,137         157,382          42,126
Capitalized interest                                                    -          (6,075)         (8,232)         (5,838)
Subsidiaries' preferred stock dividends                                 -           3,731           6,750               -
                                                                ---------      ----------      ----------        --------
   Net interest charges                                           302,635         110,793         155,900          36,288

INCOME TAXES                                                      (91,206)        241,173         131,285           5,394
                                                                ---------      ----------      ----------        --------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                          422,764         292,925         197,033          19,930

DISCONTINUED OPERATIONS                                                 -               -               -               -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -          31,720          42,378          25,550
                                                                ---------      ----------      ----------        --------

NET INCOME                                                        422,764         324,645         239,411          45,480

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -           2,732           7,526           8,838
                                                                ---------      ----------      ----------        --------

EARNINGS ON COMMON STOCK                                        $ 422,764      $  321,913      $  231,885        $ 36,642
                                                                ========-      ==========      ==========        ========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        77



                                                                                                                   2 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                                American         Jersey       Metropolitan    Pennsylvania
                                                              Transmission      Central          Edison         Electric
                                                              Systems, Inc.   Power & Light   Consolidated    Consolidated
                                                              -------------   -------------   ------------    ------------

REVENUES                                                        $ 201,856      $2,375,052      $1,009,796       $ 980,085

EXPENSES:
Fuel and purchased power                                                -       1,504,558         560,083         609,015
Purchased gas                                                           -               -               -               -
Other operating expenses                                           70,169         366,695         146,262         163,344
Provision for depreciation and amortization                        30,072         250,077          86,514          53,761
Goodwill impairment                                                     -               -               -               -
General taxes                                                      32,922          53,481          67,207          66,999
                                                                ---------      ----------      ----------       ---------
   Total expenses                                                 133,163       2,174,811         860,066         893,119
                                                                ---------      ----------      ----------       ---------

CLAIM SETTLEMENT                                                        -               -               -               -

EQUITY IN SUBSIDIARY EARNINGS                                           -               -               -               -
                                                                ---------      ----------      ----------       ---------

INCOME BEFORE INTEREST AND INCOME TAXES                            68,693         200,241         149,730          86,966

NET INTEREST CHARGES:
Interest expense                                                   26,029          80,733          41,314          38,436
Capitalized interest                                               (1,192)           (296)           (323)           (320)
Subsidiaries' preferred stock dividends                                 -           5,347           3,780           3,777
                                                                ---------      ----------      ----------       ---------
   Net interest charges                                            24,837          85,784          44,771          41,893

INCOME TAXES                                                       17,704          46,440          44,006          24,836
                                                                ---------      ----------      ----------       ---------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           26,152          68,017          60,953          20,237

DISCONTINUED OPERATIONS                                                 -               -               -               -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -               -             217           1,096
                                                                ---------      ----------      ----------       ---------

NET INCOME                                                         26,152          68,017          61,170          21,333

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -            (112)              -               -
                                                                ---------      ----------      ----------       ---------

EARNINGS ON COMMON STOCK                                        $  26,152      $   68,129      $   61,170       $  21,333
                                                                =========      ==========      ==========       =========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        78



                                                                                                                   3 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                              FirstEnergy     FirstEnergy     FirstEnergy
                                                              Facilities      Solutions          Nuclear
                                                               Services      Consolidated     Operating Co.      MARBEL
                                                              -----------    ------------     -------------     ---------

REVENUES                                                        $ 327,095      $4,718,673       $ 369,960       $  25,851

EXPENSES:
Fuel and purchased power                                                -       3,138,731              53               -
Purchased gas                                                           -         594,083               -             718
Other operating expenses                                          316,279         789,846         358,156           6,472
Provision for depreciation and amortization                         5,470          25,900               -            (194)
Goodwill impairment                                               116,988               -               -               -
General taxes                                                           -          25,108          10,955             189
                                                                ---------      ----------       ---------       ---------
   Total expenses                                                 438,737       4,573,668         369,164           7,185
                                                                ---------      ----------       ---------       ---------

CLAIM SETTLEMENT                                                        -               -               -               -

EQUITY IN SUBSIDIARY EARNINGS                                           -               -               -               -
                                                                ---------      ----------       ---------       ---------

INCOME BEFORE INTEREST AND INCOME TAXES                          (111,642)        145,005             796          18,666

NET INTEREST CHARGES:
Interest expense                                                    1,127          42,622           1,411            (192)
Capitalized interest                                                    -          (6,253)              -               -
Subsidiaries' preferred stock dividends                                 -               -               -               -
                                                                ---------      ----------       ---------       ---------
   Net interest charges                                             1,127          36,369           1,411            (192)

INCOME TAXES                                                      (37,397)         45,239          (1,844)          6,142
                                                                ---------      ----------       ---------       ---------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                          (75,372)         63,397           1,229          12,716

DISCONTINUED OPERATIONS                                            (5,776)              -               -            (193)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -              71               -           1,115
                                                                ---------      ----------       ---------       ---------

NET INCOME                                                        (81,148)         63,468           1,229          13,638

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -               -               -               -
                                                                ---------      ----------       ---------       ---------

EARNINGS ON COMMON STOCK                                        $ (81,148)     $   63,468       $   1,229       $  13,638
                                                                =========      ==========       =========       ==========

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        79



                                                                                                                   4 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                               FirstEnergy                           GPU
                                                                 Ventures                          Advanced        GPU
                                                               Consolidated        MYR             Resources      Power
                                                               ------------     ---------          ---------     --------

REVENUES                                                         $ 34,995       $ 438,710            $ 92        $ 24,883

EXPENSES:
Fuel and purchased power                                            2,439               -               -          12,598
Purchased gas                                                           -               -               -               -
Other operating expenses                                           19,948         444,087               3          14,941
Provision for depreciation and amortization                        11,345           1,757               -             (18)
Goodwill impairment                                                     -               -               -               -
General taxes                                                         217               -               -             987
                                                                 --------       ---------            ----        --------
   Total expenses                                                  33,949         445,844               3          28,508
                                                                 --------        --------            ----        --------

CLAIM SETTLEMENT                                                   27,537               -               -               -

EQUITY IN SUBSIDIARY EARNINGS                                           -               -               -               -
                                                                 --------        --------            ----        --------

INCOME BEFORE INTEREST AND INCOME TAXES                            28,583          (7,134)             89          (3,625)

NET INTEREST CHARGES:
Interest expense                                                    9,357              33               -          17,648
Capitalized interest                                                   12               -               -               -
Subsidiaries' preferred stock dividends                                 -               -               -               -
                                                                 --------        --------            ----        --------
   Net interest charges                                             9,369              33               -          17,648

INCOME TAXES                                                        8,061          (5,319)             37           2,707
                                                                 --------        --------            ----        --------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           11,153          (1,848)             52         (23,980)

DISCONTINUED OPERATIONS                                                 -               -               -         (34,915)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -               -               -               -
                                                                 --------        --------            ----        --------

NET INCOME                                                         11,153          (1,848)             52         (58,895)

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -               -               -               -
                                                                 --------        --------            ----        --------

EARNINGS ON COMMON STOCK                                         $ 11,153        $ (1,848)           $ 52        $(58,895)
                                                                 ========        ========            ====        ========

     The Notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo
     Edison, Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference  from the  respective  annual  reports on Form 10-K for the year ended  December  31,  2003,  are an integral part of the consolidating financial statements.

                                                        80



                                                                                                                   5 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)
                                                                                                                   GPU
                                                                  GPU           FirstEnergy         License     Diversified
                                                                Capital          Properties       Holding Co.     Holdings
                                                               ----------       -----------       -----------    ---------

REVENUES                                                       $      599          $3,386            $  1        $ (2,686)

EXPENSES:
Fuel and purchased power                                                -               -               -               -
Purchased gas                                                           -               -               -               -
Other operating expenses                                           15,158           1,765              19              28
Provision for depreciation and amortization                           890             264               -               -
Goodwill impairment                                                     -               -               -               -
General taxes                                                           -             304               -               -
                                                               ----------          ------            ----        --------
   Total expenses                                                  16,048           2,333              19              28
                                                               ----------          ------            ----        --------

CLAIM SETTLEMENT                                                        -               -               -               -

EQUITY IN SUBSIDIARY EARNINGS                                           -               -               -               -
                                                               ----------          ------            ----        --------

INCOME BEFORE INTEREST AND INCOME TAXES                           (15,449)          1,053             (18)         (2,714)

NET INTEREST CHARGES:
Interest expense                                                   66,556             781               -               -
Capitalized interest                                                    -               -               -               -
Subsidiaries' preferred stock dividends                                 -               -               -               -
                                                               ----------          ------            ----        --------
   Net interest charges                                            66,556             781               -               -

INCOME TAXES                                                      (27,029)            175             (10)           (953)
                                                               ----------          ------            ----        --------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                          (54,976)             97              (8)         (1,761)

DISCONTINUED OPERATIONS                                           (60,495)              -               -               -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -               -               -               -
                                                               ----------          ------            ----        --------

NET INCOME                                                       (115,471)             97              (8)         (1,761)

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -               -               -               -
                                                               ----------          ------            ----        --------

EARNINGS ON COMMON STOCK                                       $ (115,471)         $   97            $ (8)       $ (1,761)
                                                               ==========          ======            ====        ========


The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.



                                                                                                                   6 of 7
                                    FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                               FirstEnergy     FirstEnergy         GPU
                                                                 Telecom         Service         Service           GPU
                                                                 Services          Co.           Co. (A)          Nuclear
                                                               -----------     -----------       --------         -------

REVENUES                                                          $24,791        $496,100        $303,655          $4,952

EXPENSES:
Fuel and purchased power                                                -              13               -               -
Purchased gas                                                           -               -               -               -
Other operating expenses                                           19,567         447,217         288,744           4,934
Provision for depreciation and amortization                           823          37,570           1,700               -
Goodwill impairment                                                     -               -               -               -
General taxes                                                         314          13,525          13,497               -
                                                                  -------        --------        --------          ------
   Total expenses                                                  20,704         498,325         303,941           4,934
                                                                  -------        --------        --------          ------

CLAIM SETTLEMENT                                                        -               -               -               -

EQUITY IN SUBSIDIARY EARNINGS                                           -               -               -               -
                                                                  -------        --------        --------          ------

INCOME BEFORE INTEREST AND INCOME TAXES                             4,087          (2,225)           (286)             18

NET INTEREST CHARGES:
Interest expense                                                      497           5,742             469              15
Capitalized interest                                                   (5)         (3,378)              -               -
Subsidiaries' preferred stock dividends                                 -               -               -               -
                                                                  -------        --------        --------          ------
   Net interest charges                                               492           2,364             469              15

INCOME TAXES                                                        1,104          (4,589)           (755)              3
                                                                  -------        --------        --------          ------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            2,491               -               -               -

DISCONTINUED OPERATIONS                                                 -               -               -               -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -               -               -               -
                                                                  -------       ---------        --------          ------

NET INCOME                                                          2,491               -               -               -

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -               -               -               -
                                                                  -------        --------        --------          ------

EARNINGS ON COMMON STOCK                                          $ 2,491        $      -        $      -          $    -
                                                                  =======        ========        ========          ======

The Notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

(A)  GPU Service Company ceased operations in mid-2003 and combined with FirstEnergy Service Company.

                                                        82



                                                                                                   7 of 7
                             FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                   For the Year Ended December 31, 2003
                                             (In thousands $)

                                                                 First                        FirstEnergy
                                                             Communications                      Corp.
                                                                  (B)         Eliminations    Consolidated
                                                             --------------   ------------   -------------

REVENUES                                                         $ 35,687     $(4,922,832)    $12,307,047

EXPENSES:
Fuel and purchased power                                                -      (3,156,211)      4,567,859
Purchased gas                                                           -          (8,002)        586,799
Other operating expenses                                           30,812      (1,604,499)      3,643,575
Provision for depreciation and amortization                             -          (1,700)      1,281,690
Goodwill impairment                                                     -               -         116,988
General taxes                                                          59          (4,553)        638,465
                                                                 --------     -----------     -----------
   Total expenses                                                  30,871      (4,774,965)     10,835,376
                                                                 --------     -----------     -----------

CLAIM SETTLEMENT                                                        -               -         167,937

EQUITY IN SUBSIDIARY EARNINGS                                           -        (603,089)              -
                                                                 --------     -----------     -----------

INCOME BEFORE INTEREST AND INCOME TAXES                             4,816        (750,956)      1,639,608

NET INTEREST CHARGES:
Interest expense                                                      403        (147,077)        801,184
Capitalized interest                                                    -               -         (31,900)
Subsidiaries' preferred stock dividends                                 -          18,984          42,369
                                                                 --------     -----------     -----------
   Net interest charges                                               403        (128,093)        811,653

INCOME TAXES                                                            -             755         405,959
                                                                 --------     -----------     -----------

INCOME BEFORE DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            4,413        (623,618)        421,996

DISCONTINUED OPERATIONS                                                 -               -        (101,379)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  -               -         102,147
                                                                 --------     -----------     -----------

NET INCOME                                                          4,413        (623,618)        422,764

PREFERRED STOCK DIVIDEND REQUIREMENTS                                   -         (18,984)              -
                                                                 --------     -----------     -----------

EARNINGS ON COMMON STOCK                                         $  4,413     $  (604,634)    $   422,764
                                                                 ========     ===========     ===========

The Notes to the  consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,
Toledo Edison,  Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31,
2003, are an integral part of the consolidating financial statements.

(B) Includes elimination of 35% non-affiliated minority interest in First Communications LLC.


                                                                                                               1 of 7
                           FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 2003
                                                  (In thousands $)

                                                   FirstEnergy          Ohio           Cleveland           Toledo
                                                     Holding           Edison           Electric           Edison
                                                     Company        Consolidated      Consolidated      Consolidated
                                                   -----------      ------------      ------------      ------------

RETAINED EARNINGS:
Balance - Beginning of Period                       $1,634,981        $ 800,021         $ 262,323        $   76,978

Net Income                                             422,764          324,645           239,411            45,480
                                                    ----------        ---------         ---------        ----------

   Subtotal                                          2,057,745        1,124,666           501,734           122,458

Common Stock Dividends Declared                       (453,360)        (599,000)                -                 -

Preferred Stock Dividends Declared                           -           (2,732)           (7,429)           (8,838)

Other                                                        -                -               (93)                -
                                                    ----------        ---------         ---------        ----------

Balance - End of Period                             $1,604,385        $ 522,934         $ 494,212        $  113,620
                                                    ==========        =========         =========        ==========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                       $ (656,148)       $ (59,495)        $ (44,284)       $  (20,012)

Net Changes                                            303,499           20,802            46,937            31,684
                                                    ----------        ---------         ---------        ----------

Balance - End of Period                             $ (352,649)       $ (38,693)        $   2,653        $   11,672
                                                    ==========        =========         =========        ==========

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        84



                                                                                                             2 of 7
       FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
            For the Year Ended December 31, 2003
                      (In thousands $)

                                                     American         Jersey         Metropolitan      Pennsylvania
                                                   Transmission       Central           Edison           Electric
                                                   Systems, Inc.   Power & Light     Consolidated      Consolidated
                                                 ---------------   -------------     ------------      ------------

RETAINED EARNINGS:
Balance - Beginning of Period                       $ 10,726         $ 92,003          $ 17,841           $ 32,705

Net Income                                            26,152           68,017            61,170             21,333
                                                    --------         --------          --------           --------

   Subtotal                                           36,878          160,020            79,011             54,038

Common Stock Dividends Declared                      (14,000)        (138,000)          (52,000)           (36,000)

Preferred Stock Dividends Declared                                       (500)

Other                                                      -              612                 -                  -
                                                    --------         --------          --------           --------

Balance - End of Period                             $ 22,878         $ 22,132          $ 27,011           $ 18,038
                                                   =========         ========          ========           ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                       $   (374)        $   (865)            $ (39)          $    (69)

Net Changes                                               52          (50,900)          (32,435)           (42,116)
                                                    --------         --------          --------           --------

Balance - End of Period                             $   (322)        $(51,765)         $(32,474)          $(42,185)
                                                    ========         ========          ========           ========

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        85



                                                                                                            3 of 7
                           FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 2002
                                                  (In thousands $)

                                                      FirstEnergy                        FirstEnergy
                                                      Facilities       FirstEnergy         Nuclear
                                                       Services         Solutions        Operating Co.          MARBEL
                                                      ----------       ----------        -------------         --------

RETAINED EARNINGS:
Balance - Beginning of Period                          $  21,121       $ (142,468)        $ (12,429)           $ 33,541

Net Income                                               (81,148)          63,468             1,229              13,638
                                                       ---------       ----------         ---------            --------

   Subtotal                                              (60,027)         (79,000)          (11,200)             47,179

Common Stock Dividends Declared                                -                -                 -                   -

Preferred Stock Dividends Declared

Other                                                     (5,340)               -                 -                   -
                                                       ---------       ----------         ---------            --------

Balance - End of Period                                $ (65,367)       $ (79,000)        $ (11,200)           $ 47,179
                                                       =========       ==========         =========            ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                          $       -       $  (11,955)        $ (34,976)           $ (5,552)

Net Changes                                                    -            6,995            25,896              (4,674)
                                                       ---------       ----------         ---------            --------

Balance - End of Period                                $       -       $   (4,960)        $  (9,080)           $(10,226)
                                                       =========       ==========         =========            ========

The notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        86


                                                                                                         4 of 7

                           FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 2003
                                                  (In thousands $)

                                                       FirstEnergy                           GPU
                                                        Ventures                           Advanced              GPU
                                                      Consolidated          MYR            Resources            Power
                                                       -----------        -------          ---------           -------

RETAINED EARNINGS:
Balance - Beginning of Period                          $   1,163         $  8,191           $  (196)           $  5,874

Net Income                                                11,153           (1,848)               52             (58,895)
                                                       ---------         --------           -------            --------

   Subtotal                                               12,316            6,343              (144)            (53,021)

Common Stock Dividends Declared                                -          (25,000)                -                (869)

Preferred Stock Dividends Declared

Other                                                        185           14,130                 -                 867
                                                       ---------         -------- -----------------            --------

Balance - End of Period                                $  12,501         $ (4,527)          $  (144)           $(53,023)
                                                       =========         ========           =======            ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                          $       -         $      -           $     -            $     97

Net Changes                                                    -                -                 -                 (97)
                                                       ---------         --------           -------            --------

Balance - End of Period                                $       -         $      -           $     -            $      -
                                                       =========         ========           =======            ========

The notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        87



                                                                                                               5 of 7
                           FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 2003
                                                  (In thousands $)
                                                                                                                 GPU
                                                          GPU           FirstEnergy          License          Diversified
                                                        Capital         Properties          Holding Co.        Holdings
                                                      ----------        -----------         -----------       -----------

RETAINED EARNINGS:
Balance - Beginning of Period                         $ (113,913)         $ 3,396              $ 43              $ (217)

Net Income                                              (115,471)              97                (8)             (1,761)
                                                      ----------          -------              ----            --------

   Subtotal                                             (229,384)           3,493                35              (1,978)

Common Stock Dividends Declared                                -                -                 -                   -

Preferred Stock Dividends Declared

Other                                                          -                -                (1)                  -
                                                      ----------          -------              ----            ---------

Balance - End of Period                               $ (229,384)         $ 3,493              $ 34            $ (1,978)
                                                      ==========          =======              =====           ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                         $  (91,461)         $     -              $  -            $   (321)

Net Changes                                                    -                -                 -               1,472
                                                      ----------          -------              ----            --------

Balance - End of Period                               $  (91,461)         $     -              $  -            $  1,151
                                                      ==========          =======              ====            ========

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        88



                                                                                                                6 of 7
                           FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 2003
                                                  (In thousands $)

                                                      FirstEnergy      FirstEnergy
                                                        Telecom          Service            GPU              First
                                                       Services            Co.            Nuclear       Communications
                                                      -----------      ------------       -------       --------------

RETAINED EARNINGS:
Balance - Beginning of Period                            $ 2,855        $   2,595          $  -            $      -

Net Income                                                 2,491                -             -               4,413
                                                         -------        ---------          ----            --------

   Subtotal                                                5,346            2,595             -               4,413

Common Stock Dividends Declared                                -                -             -                   -

Preferred Stock Dividends Declared

Other                                                       (186)               -             -              (2,137)
                                                         -------        ---------          ----            --------

Balance - End of Period                                  $ 5,160        $   2,595          $  -            $  2,276
                                                         =======        =========          ====            ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                            $     -        $(268,467)         $  -            $      -

Net Changes                                                    -          203,200             -                (398)
                                                         -------        ---------          ----            --------

Balance - End of Period                                  $     -        $ (65,267)         $  -            $   (398)
                                                         =======        =========          ====            ========

The notes to the consolidated financial statements of FirstEnergy,  Ohio Edison, Cleveland Electric, Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                        89


                                                                          7 of 7

         FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2003
                                (In thousands $)

                                                                   FirstEnergy
                                                                      Corp.
                                                 Eliminations     Consolidated
                                                 -------------    ------------

RETAINED EARNINGS:
Balance - Beginning of Period                     $ (1,102,153)     $ 1,634,981

Net Income                                            (623,618)         422,764
                                                  ------------      -----------

   Subtotal                                         (1,725,771)       2,057,745

Common Stock Dividends Declared                        864,869         (453,360)

Preferred Stock Dividends Declared                      19,499                -

Other                                                   (8,037)               -
                                                  ------------      ----------

Balance - End of Period                           $   (849,440)     $ 1,604,385
                                                  ============      ===========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                          537,773         (656,148)

Net Changes                                           (206,418)         303,499
                                                  ------------      -----------

Balance - End of Period                           $    331,355      $  (352,649)
                                                  ============      ===========

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2003, are an integral part of the consolidating financial statements.

                                                                                                                 1 of 7
                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                           FirstEnergy         Ohio         Cleveland          Toledo
                                                             Holding          Edison        Electric           Edison
                                                             Company       Consolidated    Consolidated     Consolidated
                                                           -----------     ------------    ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                  $  422,764      $  324,645       $ 239,411        $  45,480
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization                    -         438,312         198,317          140,829
      Nuclear fuel and capital lease amortization                    -          39,317          17,466            9,289
      Undistributed subsidiary earnings                         (9,895)              -               -                -
      Other amortization and accruals, net                           -               -         (16,278)               -
      Deferred costs recoverable as regulatory assets                -               -               -                -
      Goodwill impairment                                            -               -               -                -
      Disallowed purchased power costs                               -               -               -                -
      Investment Impairments                                         -               -               -                -
      Deferred income taxes, net                                (3,986)        (73,541)         27,139            5,619
      Investment tax credits, net                                    -         (14,747)         (4,807)          (2,056)
      Cumulative effect of accounting change                         -         (54,109)        (72,546)         (43,751)
      Loss from discontinued operations                              -               -               -                -
      Receivables                                           (1,212,913)        170,492         (16,339)          19,107
      Materials and supplies                                         -          (2,038)          5,771            1,481
      Accounts payable                                         249,488         132,983         (54,858)         (53,765)
      Deferred lease costs                                           -          (4,183)        (78,214)         (37,001)
      Other                                                     72,452         154,491         119,773           12,940
                                                            ----------      ----------       ---------        ---------
      Net cash provided from operating activities             (482,090)      1,111,622         364,835           98,172
                                                            ----------      ----------       ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                934,138               -               -                -
   Long-term debt                                                    -         365,000         296,905                -
   Short-term borrowings, net                                 (630,000)       (224,788)       (109,212)         206,300
   Equity contributions from parent                                  -               -         300,000                -
Redemptions and repayments-
   Common stock                                                      -               -               -                -
   Preferred stock                                                   -            (750)         (1,093)               -
   Long-term debt                                             (130,682)       (519,506)       (677,097)        (190,794)
Dividend payments
   Common stock                                               (453,360)       (599,000)              -                -
   Preferred stock                                                   -          (2,732)         (7,451)          (8,844)
                                                            ----------      ----------       ---------        ---------
      Net cash provided from (used for) financing activities  (279,904)       (981,776)       (197,948)           6,662
                                                            ----------      ----------       ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                                   -        (189,019)       (134,899)         (84,924)
Proceeds from sale of assets                                         -               -               -                -
Cash investments                                                     -               -          44,732           40,025
Affiliated company transactions                                474,339          66,401          (5,003)         (18,826)
Other                                                             (340)        (25,857)        (77,317)         (59,560)
                                                            ----------      ----------       ---------        ---------
      Net cash provided from (used for) investing activities   473,999        (148,475)       (172,487)        (123,285)
                                                            ----------      ----------       ---------        ---------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                $ (287,995)     $  (18,629)      $  (5,600)       $ (18,451)
                                                            ==========      ==========       =========        =========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        91



                                                                                                                  2 of 7
                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                              American         Jersey       Metropolitan     Pennsylvania
                                                            Transmission      Central          Edison          Electric
                                                            Systems, Inc.   Power & Light   Consolidated     Consolidated
                                                            ------------    -------------    -----------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                  $   26,152      $   68,017       $  61,171        $   21,333
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization               30,072         250,077          86,514            53,761
      Nuclear fuel and capital lease amortization                    -               -               -                 -
      Undistributed subsidiary earnings                              -               -               -                 -
      Other amortization and accruals, net                           -               -               -                 -
      Deferred costs recoverable as regulatory assets                -        (164,290)        (15,321)          (37,218)
      Goodwill impairment                                            -               -               -                 -
      Disallowed purchased power costs                               -         152,500               -                 -
      Investment Impairments                                         -               -               -                 -
      Deferred income taxes, net                                 7,791          64,600          46,653            41,877
      Investment tax credits, net                                 (756)         (2,228)           (822)             (988)
      Cumulative effect of accounting change                         -               -            (371)           (1,873)
      Loss from discontinued operations                              -               -               -                 -
      Receivables                                               22,025           4,528          10,910            13,052
      Materials and supplies                                         -          (1,139)           (167)                -
      Accounts payable                                           7,136        (153,953)        (21,518)          (84,700)
      Deferred lease costs                                           -               -               -                 -
      Other                                                      2,561         (38,160)        (34,561)           10,732
                                                            ----------      ----------       ---------        ----------
      Net cash provided from operating activities               94,981         179,952         132,488            15,976
                                                            ----------      ----------       ---------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      -               -               -                 -
   Long-term debt                                                    -         150,000         247,696                 -
   Short-term borrowings, net                                      145         230,985         (22,963)          (11,917)
   Equity contributions from parent                                  -               -               -                 -
Redemptions and repayments-
   Common stock                                                      -               -               -                 -
   Preferred stock                                                   -        (125,244)              -                 -
   Long-term debt                                                    -        (251,815)       (260,467)             (812)
Dividend payments
   Common stock                                                (14,000)       (138,000)        (52,000)          (36,000)
   Preferred stock                                                   -          (5,235)              -                 -
                                                            ----------      ----------       ---------        ----------
      Net cash provided from (used for) financing activities   (13,855)       (139,309)        (87,734)          (48,729)
                                                            ----------      ----------       ---------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                             (17,406)       (122,930)        (43,558)          (44,657)
Proceeds from sale of assets                                         -               -               -                 -
Cash investments                                                     -               -               -                 -
Affiliated company transactions                                (64,027)         78,112          (7,941)            1,721
Other                                                              (16)           (377)         (8,819)           65,415
                                                            ----------      ----------       ---------        ----------
      Net cash provided from (used for) investing activities   (81,449)        (45,195)        (60,318)           22,479
                                                            ----------      ----------       ---------        ----------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                $     (323)     $   (4,552)      $ (15,564)       $  (10,274)
                                                            ==========      ==========       =========        ==========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        92



                                                                                                                  3 of 7
                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                            FirstEnergy                     FirstEnergy
                                                             Facilities     FirstEnergy       Nuclear
                                                              Services       Solutions     Operating Co.        MARBEL
                                                            -----------     -----------    -------------      ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                   $ (81,148)      $  63,468       $   1,230        $  13,638
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization                5,470          25,900               -             (194)
      Nuclear fuel and capital lease amortization                    -               -               -                -
      Undistributed subsidiary earnings                              -               -               -                -
      Other amortization and accruals, net                           -               -               -                -
      Deferred costs recoverable as regulatory assets                -               -               -                -
      Goodwill impairment                                      116,988               -               -                -
      Disallowed purchased power costs                               -               -               -                -
      Investment Impairments                                         -               -               -                -
      Deferred income taxes, net                               (34,178)        (20,151)        (25,535)           7,611
      Investment tax credits, net                                    -               -               -                -
      Cumulative effect of accounting change                         -            (122)              -           (1,891)
      Loss from discontinued operations                          5,776               -               -              193
      Receivables                                                8,606         (36,752)         99,180            7,895
      Materials and supplies                                       (35)         10,797               -              101
      Accounts payable                                          (6,804)        (71,736)        (60,342)             718
      Deferred lease costs                                           -               -               -                -
      Other                                                     (2,473)        (70,220)         30,757              667
                                                             ---------       ---------       ---------        ---------
      Net cash provided from operating activities               12,202         (98,816)         45,290           28,738
                                                             ---------       ---------       ---------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      -               -               -                -
   Long-term debt                                                    -               -               -                -
   Short-term borrowings, net                                   (8,887)        254,933               -                -
   Equity contributions from parent                                  -               -               -                -
Redemptions and repayments-
   Common stock                                                      -               -               -                -
   Preferred stock                                                   -               -               -                -
   Long-term debt                                                 (426)              3               -                -
Dividend payments
   Common stock                                                      -               -               -                -
   Preferred stock                                                   -               -               -                -
                                                             ---------       ---------       ---------        ---------
      Net cash provided from (used for) financing activities    (9,313)        254,936               -                -
                                                             ---------       ---------       ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                              (4,302)       (130,294)              -                -
Proceeds from sale of assets                                    61,396               -               -           10,690
Cash investments                                                     -               -               -                -
Affiliated company transactions                                      -               -         (45,305)             (73)
Other                                                          (70,386)        (23,883)              -          (38,139)
                                                             ---------       ---------       ---------        ---------
      Net cash provided from (used for) investing activities   (13,292)       (154,177)        (45,305)         (27,522)
                                                             ---------       ---------       ---------        ---------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $ (10,403)      $   1,943       $     (15)       $   1,216
                                                             =========       =========       =========        =========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        93



                                                                                                                 4 of 7

                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                            FirstEnergy                         GPU
                                                              Ventures                       Advanced            GPU
                                                            Consolidated        MYR          Resources         Capital
                                                            ------------     ---------       ---------        ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                   $  11,153       $  (1,848)      $       -        $ (115,471)
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization               11,345           1,757               -               890
      Nuclear fuel and capital lease amortization                    -               -               -                 -
      Undistributed subsidiary earnings                              -               -               -                 -
      Other amortization and accruals, net                           -               -               -                 -
      Deferred costs recoverable as regulatory assets                -               -               -                 -
      Goodwill impairment                                            -               -               -                 -
      Disallowed purchased power costs                               -               -               -                 -
      Investment Impairments                                         -               -               -            17,850
      Deferred income taxes, net                                 6,846           2,730               -                 -
      Investment tax credits, net                                    -               -               -                 -
      Cumulative effect of accounting change                         -               -               -                 -
      Loss from discontinued operations                              -               -               -            60,495
      Receivables                                              (28,401)          1,625            (668)          (89,444)
      Materials and supplies                                     3,927               -               -               423
      Accounts payable                                           3,847             323               -            97,056
      Deferred lease costs                                           -               -               -                 -
      Other                                                     12,367          (6,590)            668           190,950
                                                             ---------       ---------       ---------        ----------
      Net cash provided from operating activities               21,084          (2,003)              -           162,749
                                                             ---------       ---------       ---------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      -               -               -                 -
   Long-term debt                                                    -               -               -                 -
   Short-term borrowings, net                                     (305)              -               -          (221,580)
   Equity contributions from parent                                  -               -               -                 -
Redemptions and repayments-
   Common stock                                                      -               -               -                 -
   Preferred stock                                                   -               -               -                 -
   Long-term debt                                               (2,833)              -               -          (101,468)
Dividend payments
   Common stock                                                      -         (25,000)              -                 -
   Preferred stock                                                   -               -               -                 -
                                                             ---------       ---------       ---------        ----------
      Net cash provided from (used for) financing activities    (3,138)        (25,000)              -          (323,048)
                                                             ---------       ---------       ---------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                                (398)         (4,940)              -                 -
Proceeds from sale of assets                                         -               -               -                 -
Cash investments                                                     -               -               -                 -
Affiliated company transactions                                (12,551)         (2,965)              -                 -
Other                                                           (3,023)            900               -           154,711
                                                             ---------       ---------       ---------        ----------
      Net cash provided from (used for) investing activities   (15,972)      $  (7,005)              -           154,711
                                                             ---------       ---------       ---------        ----------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $   1,974       $ (34,008)      $       -        $   (5,588)
                                                             =========       =========       =========        ==========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        94



                                                                                                                  5 of 7
                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                                                                                  GPU
                                                                GPU           FirstEnergy       License        Diversified
                                                               Power          Properties       Holding Co.      Holdings
                                                             ---------        -----------      ----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                   $ (58,896)       $     97           $  (8)         $ (1,761)
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization                    -             264               -                 -
      Nuclear fuel and capital lease amortization                    -               -               -                 -
      Undistributed subsidiary earnings                              -               -               -                 -
      Other amortization and accruals, net                           -               -               -                 -
      Deferred costs recoverable as regulatory assets                -               -               -                 -
      Goodwill impairment                                            -               -               -                 -
      Disallowed purchased power costs                               -               -               -                 -
      Investment Impairments                                    25,953               -               -                 -
      Deferred income taxes, net                                 1,062             132              (1)                -
      Investment tax credits, net                                    -               -               -                 -
      Cumulative effect of accounting change                         -               -               -                 -
      Loss from discontinued operations                         34,915               -               -                 -
      Receivables                                               16,738            (229)              1            (1,123)
      Materials and supplies                                     5,845               -               -                 -
      Accounts payable                                          (1,244)            (79)             72                67
      Deferred lease costs                                           -               -               -                 -
      Other                                                      5,504          (1,960)            (15)            2,381
                                                             ---------        --------           -----          --------
      Net cash provided from operating activities               29,877          (1,775)             49              (436)
                                                             ---------        --------           -----          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      -               -               -                 -
   Long-term debt                                                    -               -               -                 -
   Short-term borrowings, net                                        -               -               -                 -
   Equity contributions from parent                                  -               -               -                 -
Redemptions and repayments-
   Common stock                                                (14,000)              -               -                 -
   Preferred stock                                                   -               -               -                 -
   Long-term debt                                              (38,307)           (241)              -                 -
Dividend payments
   Common stock                                                   (869)              -               -                 -
   Preferred stock                                                   -               -               -                 -
                                                             ---------        --------           -----          --------
      Net cash provided from (used for) financing activities   (53,176)           (241)              -                 -
                                                             ---------        --------           -----          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                                   -               -               -                 -
Proceeds from sale of assets                                     5,000           1,657               -                 -
Cash investments                                                     -               -               -                 -
Affiliated company transactions                                      -             217             (49)                -
Other                                                                -             141               -               436
                                                             ---------        --------           -----          --------
      Net cash provided from (used for) investing activities     5,000           2,015             (49)              436
                                                             ---------        --------           -----          --------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $ (18,299)       $     (1)          $   -                 -
                                                             =========        ========           =====          ========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        95



                                                                                                                    6 of 7

                                FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                          For the Year Ended December 31, 2003
                                                    (In thousands $)

                                                             FirstEnergy   FirstEnergy
                                                               Telecom       Service            GPU              FIRST
                                                               Services        Co.            Nuclear        Communications
                                                             -----------   -----------        --------       --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                   $   2,491     $         -        $      -          $  4,413
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization                  823          39,270               -                 -
      Nuclear fuel and capital lease amortization                    -               -               -                 -
      Undistributed subsidiary earnings                              -               -               -                 -
      Other amortization and accruals, net                           -               -               -                 -
      Deferred costs recoverable as regulatory assets                -               -               -                 -
      Goodwill impairment                                            -               -               -                 -
      Disallowed purchased power costs                               -               -               -                 -
      Investment Impairments                                         -               -               -                 -
      Deferred income taxes, net                                 4,808           8,763              28                 -
      Investment tax credits, net                                    -               -               -                 -
      Cumulative effect of accounting change                         -               -               -                 -
      Loss from discontinued operations                              -               -               -                 -
      Receivables                                               (8,421)        283,001          10,752            (4,833)
      Materials and supplies                                      (490)        (19,077)              -                 -
      Accounts payable                                         (10,426)        477,280         (14,211)            3,535
      Deferred lease costs                                           -               -               -                 -
      Other                                                     (6,101)        127,981             569             2,146
                                                             ---------     -----------        --------          --------
      Net cash provided from operating activities              (17,316)        917,218          (2,862)            5,261
                                                             ---------     -----------        --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      -               -               -             1,794
   Long-term debt                                                    -           8,182               -             5,407
   Short-term borrowings, net                                   20,830       2,278,404           2,863                 -
   Equity contributions from parent                                  -               -               -                 -
Redemptions and repayments-
   Common stock                                                      -               -               -                 -
   Preferred stock                                                   -               -               -                 -
   Long-term debt                                                    -               -               -                 -
Dividend payments
   Common stock                                                      -               -               -                 -
   Preferred stock                                                   -               -               -                 -
                                                             ---------     -----------        --------          --------
      Net cash provided from (used for) financing activities    20,830       2,286,586           2,863             7,201
                                                             ---------     -----------        --------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                              (3,028)        (73,583)              -            (2,378)
Proceeds from sale of assets                                         -               -               -                 -
Cash investments                                                     -         (31,873)              -                 -
Affiliated company transactions                                      -      (2,825,798)              -                 -
Other                                                             (493)         69,247               -            (9,632)
                                                             ---------     -----------        --------          --------
      Net cash provided from (used for) investing activities    (3,521)     (2,862,007)              -           (12,010)
                                                             ---------     -----------        --------          --------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $      (7)    $   341,797        $      1          $    452
                                                             =========     ===========        ========          ========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison and Pennsylvania  Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2003,  are an  integral  part of the consolidating financial statements.

                                                        96



                                                                                      7 of 7

               FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                         For the Year Ended December 31, 2003
                                  (In thousands $)

                                                                                 FirstEnergy
                                                                                     Corp.
                                                                Eliminations     Consolidated
                                                                ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                      $  (623,567)     $  422,764
Adjustments to reconcile net income
    to net cash from operating activities--
      Provision for depreciation and amortization                    (1,717)      1,281,690
      Nuclear fuel and capital lease amortization                         -          66,072
      Undistributed subsidiary earnings                               9,895               -
      Other amortization and accruals, net                                -         (16,278)
      Deferred costs recoverable as regulatory assets                     -        (216,829)
      Goodwill impairment                                                 -         116,988
      Disallowed purchased power costs                                    -         152,500
      Investment Impairments                                              -          43,803
      Deferred income taxes, net                                     11,776          80,043
      Investment tax credits, net                                         -         (26,404)
      Cumulative effect of accounting change                              -        (174,663)
      Loss from discontinued operations                                   -         101,379
      Receivables                                                   797,522          66,311
      Materials and supplies                                              -           5,399
      Accounts payable                                             (608,521)       (169,652)
      Deferred lease costs                                                -        (119,398)
      Other                                                        (248,122)        338,737
                                                                -----------      ----------
      Net cash provided from operating activities                  (662,734)      1,952,462
                                                                -----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                      (1,794)        934,138
   Long-term debt                                                   (45,878)      1,027,312
   Short-term borrowings, net                                    (2,340,199)       (575,391)
   Equity contributions from parent                                (300,000)              -
Redemptions and repayments-                                                               -
   Common stock                                                      14,000               -
   Preferred stock                                                        -        (127,087)
   Long-term debt                                                    45,878      (2,128,567)
Dividend payments                                                                         -
   Common stock                                                     864,869        (453,360)
   Preferred stock                                                   24,262               -
                                                                -----------      ----------
      Net cash provided from (used for) financing activities     (1,738,862)     (1,322,955)
                                                                -----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                                        -        (856,316)
Proceeds from sale of assets                                              -          78,743
Cash investments                                                          -          52,884
Affiliated company transactions                                   2,361,748               -
Other                                                                39,848          12,856
                                                                -----------      ----------
      Net cash provided from (used for) investing activities      2,401,596        (711,833)
                                                                -----------      ----------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                    $         -      $  (82,326)
                                                                ===========      ==========

The notes to the  consolidated  financial  statements of  FirstEnergy,  Ohio Edison,  Cleveland
Electric,  Toledo Edison,  Jersey Central Power & Light,  Metropolitan  Edison and Pennsylvania
Electric,  which are incorporated by reference from the respective  annual reports on Form 10-K for the year ended  December  31, 2003,  are an integral  part of the  consolidating  financial statements.

                                           97


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits
--------

A.     Annual Reports
       --------------

       The following documents are incorporated by reference:

A-1    FirstEnergy  Corp.  - Annual  Report  on Form  10-K for  2003  (File  No.
       333-21011)
       Ohio  Edison  Company - Annual  Report  on Form  10-K for 2003  (File No.
       1-2578)
       The Cleveland Electric Illuminating Company - Annual Report on Form 10-K for 2003 (File No. 1-2323)
       The Toledo Edison Company - Annual Report on Form 10-K for 2003 (File No. 1-3583)
       Pennsylvania Power Company - Annual Report on Form 10-K for 2003 (File No. 1-3491)
       Jersey Central Power & Light Company - Annual Report on Form 10-K for 2003 (File No. 1-3141)
       JCP&L Transition Funding, LLC - Annual Report on Form 10-K for 2003 (File No. 333-31250)
       Metropolitan Edison Company - Annual Report on Form 10-K for 2003 (File No.1-446)
       Pennsylvania Electric Company - Annual Report on Form 10-K for 2003 (File No.1-3522)


B.     Certificates  of  Incorporation,   Articles  of  Incorporation,  By-Laws,
       -------------------------------------------------------------------------
       Partnership Agreements and Other Organizational Documents
       ---------------------------------------------------------

       FirstEnergy Corp (FirstEnergy)
       ------------------------------

B-1 Articles of Incorporation constituting FirstEnergy Corp.'s Articles of Incorporation, dated September 17, 1996. (September 17, 1996 Form 8-K, Exhibit C)

B-2 Amended Articles of Incorporation of FirstEnergy Corp -incorporated by reference to Exhibit (3)-1(a) to FirstEnergy's Annual Report on Form 10-K for 2002. (File No. 333-21011)

B-3    Regulations of FirstEnergy Corp. (September 17, 1996 Form 8-K, Exhibit D)

B-4 FirstEnergy Corp. Amended Code of Regulations - incorporated by reference to Exhibit (3)-2(a) to FirstEnergy's Annual Report on Form 10-K for 2002. (File No. 333-21011)

B-5 Incorporated by reference to Exhibit B to FirstEnergy's Form U5B for the year 2002, File No. 030-00039.

       American Transmissions Systems, Inc.(ATSI)
       Centerior Indemnity Trust
       Centerior Service Company
       FE Acquisition Corp.
       First Communications, LLC
       FE Holdings, LLC

Exhibit
-------

       FirstEnergy Corp (FirstEnergy)
       ------------------------------

       FELHC, Inc.
       FirstEnergy Facilities Services Group, LLC (FEFSG)
       FirstEnergy Nuclear Operating Company
       FirstEnergy Properties, Inc.
       FirstEnergy Securities Transfer Company
       FirstEnergy Service Company
       FirstEnergy Solutions Corp. (FES)
       FirstEnergy Ventures Corp.
       MARBEL Energy Corporation
       PowerSpan Corp.
       UMICO Holdings, Inc.


       GPU Telcom, GPU Nuclear (GPUN), GPU Diversified Holdings and
       ------------------------------------------------------------
       GPU Enertech Holdings
       ---------------------

B-6 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-7 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-9 Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-10 Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to Application on Form U-1, File No. 70-7398.

B-11 Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-12 Certificate of Incorporation of GPU Telcom Services, Inc., dated as of September 13, 1996 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-13 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibit
-------

       GPU Telcom, GPU Nuclear (GPUN), GPU Diversified Holdings and
       ------------------------------------------------------------
       GPU Enertech Holdings
       ---------------------

B-14 Certificate of Formation of GPU Diversified Holdings, LLC dated August 3, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-15 Limited Liability Company Agreement of GPU Diversified Holdings LLC dated December 12, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-16   Certificate  of  Incorporation  of  GPU  Enertech  Holdings,  Inc.  dated
       February 22, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-17 By-Laws of GPU Enertech Holdings, Inc. dated February 22. 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.


       Ohio Edison Company (OE)
       ------------------------

B-18 Amended Articles of Incorporation, Effective June 21, 1994, constituting OE's Articles of Incorporation. (1994 Form 10-K, Exhibit 3-1.)

B-19 Amended and Restated Code of Regulations, amended March 15, 2002 - incorporated by reference to Exhibit 3-2 to OE's Annual Report on Form 10-K for 2001, File No. 1-2578.


       Pennsylvania Power Company (Penn)
       ---------------------------------

B-20   Amended and Restated Articles of Incorporation, as amended March 15, 2002
       - incorporated by reference to Exhibit 3-1 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.

B-21 Amended and Restated By-Laws of Penn, as amended March 15, 2002 - incorporated by reference to Exhibit 3-2 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.

Exhibits
--------

       The Cleveland Electric Illuminating Company (CEI)
       -------------------------------------------------

B-22 Amended Articles of Incorporation of CEI, as amended, effective May 28, 1993 (Exhibit 3a, 1993 Form 10-K, File No. 1-2323).

B-23 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3c to CEI's Annual Report on Form 10-K for 2001, File No. 1-2323.


       The Toledo Edison Company (TE)
       ------------------------------

B-24 Amended Articles of Incorporation of TE, as amended effective October 2, 1992 (Exhibit 3a, 1992 Form 10-K, File No. 1-3583).

B-25 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3b to TE's Annual Report on Form 10-K for 2001, File No. 1-3583.


       JCP&L
       -----

B-26   Restated  Certificate of Incorporation of JCP&L, dated as of May 26, 1982
       - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-27 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-28 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

B-29 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-30 Payment and Guarantee Agreement of JCP&L, dated as of May 18, 1995 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-31 Certificate of Formation of JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-32 Limited Liability Company Agreement for JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

       Met-Ed
       ------

B-33 Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-34 Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53673.

B-35   Amended By-Laws of York Haven Power Company,  dated as of January 1, 1985
       - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-36 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-37 By-Laws of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-38 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

B-39 Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-40 By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-41 Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-42 Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01, and 333-62967-02.

Exhibits
--------

       Met-Ed
       ------

B-43 Restated Articles of Incorporation of Met-Ed dated March 8, 1999 - incorporated by reference to Exhibit 3-E of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-44 Payment and Guarantee Agreement of Met-Ed, dated May 28, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9329.

B-45 Amendment No. 1 to Payment and Guarantee Agreement of Met-Ed, dated November 23, 1999 - incorporated by reference to Exhibit 4-H of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-46 Amended By-Laws of Met-Ed as of May 16, 2000 - incorporated by reference to Exhibit 3-F of Met-Ed's Annual Report on Form 10-K for the year 2000, File No. 2-27099.


       Penelec
       -------

B-47 Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-48 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

B-49 By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-50 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 - incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-51 By-Laws of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-52 Amended and Restated Limited Partnership Agreement of Penelec Capital, L.P., dated as of June 27, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

Exhibits
--------

       Penelec
       -------

B-53 Payment and Guarantee Agreement of Penelec, dated June 16, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9327.

B-54 Amendment No. 1 to Payment and Guarantee Agreement of Penelec, dated November 23, 1999 - incorporated by reference to Exhibit 4-J of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-55 Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-56 By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-57 Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-58 Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-59 Restated Articles of Incorporation of Penelec dated March 8, 1999 - incorporated by reference to Exhibit 3-G of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-60 Amended By-Laws of Penelec, dated as of May 16, 2000 - incorporated by reference to Exhibit 3-H of Penelec's Annual Report on Form 10-K for the year 2000, File No. 1-3522.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-61 Articles of Incorporation of North Canadian Power, Inc., dated as of November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-62 Certificate of Amendment of Articles of Incorporation of North Canadian Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-63 Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994 - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-64 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

B-65   By-Laws of Incorporation of EI Services Colombia,  Ltda. (Public Deed No.
       2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-66 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. (subsequently renamed GPUI Colombia, Ltda.) - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-67 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-68   By-Laws of  Incorporation  of  Termobarranquilla  S.A.  (Public  Deed No.
       9994), dated as of October 14, 1994 - incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-69 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-70 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-71 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-72 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-73 Certificate of Amendment of Certificate of Incorporation of Colombian Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-74 Certificate of Incorporation of EI Energy, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-75 Certificate of Amendment of Certificate of Incorporation of EI Energy, Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-76 Certificate of Incorporation of EI UK Holdings, Inc., dated as of April 30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-77 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 - incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-78 Memorandum of Association of Midlands Electricity plc, dated as of March 9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-79 Articles of Association of Midlands Electricity plc, adopted on December 13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-80 Certificate of Filing of Amended Articles of Incorporation of Magellan Utilities Development Corporation, adopted on March 14, 1994-incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-81 By-Laws of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-82 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-83 By-Laws of EI Barranquilla, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-84 By-Laws of Barranquilla Lease Holding, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-85   By-Laws of Los Amigos Leasing Company,  Ltd., dated as of August 18, 1995
       - incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-86 By-Laws of International Power Advisors, Inc., adopted as of August 16, 1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-87 By-Laws of Colombian Installations, Inc. (subsequently renamed GPU Power Philippines, Inc.), adopted as of September 9, 1995 - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-88 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-89 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-90 Certificate of Filing of Amended By-Laws of Magellan Utilities Development Corporation adopted on September 29, 1994- incorporated by reference to Exhibit B-151 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-91 Memorandum of Association of 2322120 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-92 Certificate of Amendment of the Memorandum of Association of 2322120 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-93 Memorandum of Association of 2322133 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-94 Certificate of Amendment of the Memorandum of Association of 2322133 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-95 Memorandum of Association of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-96 Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-97 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-98 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-99 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-100 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-101 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-102 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-103 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International
       - incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-104 Amendment to the Certificate of Incorporation of GPU International Latin America Ltda., dated as of March 6, 1997, to change the name of the company to GPUI Colombia Ltda. - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No.30-126.

B-105 Certificate of Amendment to the Certificate of Registration of EI Australia Services Pty Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1996 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-106 Certificate of Incorporation of GPU Capital,Inc., dated October 8, 1998 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-107 By-Laws of GPU Capital, Inc. adopted as of October 8, 1998 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-108 Certificate of Incorporation of GPU Solar, Inc., dated November 5, 1997 - incorporated by reference to Exhibit B-213 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-109 By-Laws of GPU Solar, Inc., adopted as of November 5, 1997 - incorporated by reference to Exhibit B-214 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-110 Certificate of Merger of GPU Solar, L.L.C. and GPU Solar, Inc., dated January 7, 1997 - incorporated by reference to Exhibit B-215 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-111 Articles of Association of Avon Energy Partners plc, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-112 Articles of Association of Avon Energy Partners Holdings, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-206 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

Exhibits
--------

       GPU Electric & GPU Power
       ------------------------

B-113 Articles of Association of GPU Argentina Services S.R.L., dated January 15, 1999 - incorporated by reference to Exhibit B-207 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-114 Articles of Association of Midlands Electricity plc, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-210 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126


       MYR Group
       ---------

B-115 Restated Certificate of Incorporation of The L.E. Myers Company as of April 29, 1982 - incorporated by reference to Exhibit B-168 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-116  By-Laws of the L.E. Myers Company as Amended and Restated on May 15, 1996
       - incorporated by reference to Exhibit B-169 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-117 Certificate of Incorporation of MYRcom, Inc. dated April 20, 1999 - incorporated by reference to Exhibit B-170 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-118 By-Laws of MYRcom, Inc. dated as of April 20, 1999 - incorporated by reference to Exhibit B-173 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-119 Articles of Incorporation of Sturgeon Electric Company, Inc. dated August 20, 1974- incorporated by reference to Exhibit B-174 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-120 Certificate of Merger of Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc. a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-175 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-121 Agreement and Plan of Merger - Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc., a Michigan Corporation dated dated August 30, 1974 - incorporated by reference to Exhibit B-176 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

       MYR Group
       ---------

B-122 Certificate of Merger of Harsub, Inc. into Sturgeon Electric Company, Inc. dated September 26, 1974 - incorporated by reference to Exhibit B-177 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-123 Plan of Merger of Sturgeon Electric Company, Inc. and Harsub, Inc. dated September 4, 1974 - incorporated by reference to Exhibit B-178 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-124 By-Laws of Sturgeon Electric Company, Inc. as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-179 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-125 Certificate of Incorporation of MYRpower, Inc. dated April 18, 2000 - incorporated by reference to Exhibit B-180 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-126 By-Laws of MYRpower, Inc. dated April 19, 2000 - incorporated by reference to Exhibit B-183 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-127 Articles of Incorporation of Harlan Electric Company dated December 26, 1940 - incorporated by reference to Exhibit B-184 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-128 By-Laws of Harlan Electric Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-185 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-129  Articles of Incorporation of ComTel Technology, Inc. dated March 23, 1983
       - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-130 By-Laws of ComTel Technology dated March 23, 1983 - incorporated by reference to Exhibit B-187 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-131  Articles of  Incorporation of Power Piping Company dated October 31, 1963
       - incorporated by reference to Exhibit B-188 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

       MYR Group
       ---------

B-132 By-Laws of Power Piping Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-189 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-133 Articles of Incorporation of D.W.Close Company, Inc. dated February 16, 1979 - incorporated by reference to Exhibit B-190 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-134  By-Laws  of  D.W.  Close   Company,   Inc.  dated  February  16,  1979  -
       incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-135 Restated Certificate of Incorporation of MYR Group Inc. dated December 14, 1995 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-136 Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 23, 1996 - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-137 Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 10, 1999 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-138 Certificate of Ownership and Merger Merging GPX Acquisition Corporation With and Into MYR Group Inc. dated April 26, 2000 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-139 Amended and Restated Certificate of Incorporation of MYR Group Inc. - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-140 By-Laws of MYR Group Inc. - incorporated by reference to Exhibit B-197 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-141 Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated June 28, 1977 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

       MYR Group
       ---------

B-142 Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc) dated June 15, 1977 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-143 Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated November 13, 1980 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-144 By-Laws of the Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-145 Articles of Incorporation of Hawkeye Construction, Inc. dated September 5, 1984 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-146  By-Laws  of  Hawkeye  Construction,   Inc.  dated  September  5,  1984  -
       incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.


C.     Instruments Defining the Rights of Security Holders, including Identures,
       -------------------------------------------------------------------------
       Outstanding and Uncompleted Contracts or Agreements
       ---------------------------------------------------

       FirstEnergy
       -----------

C-1    Rights  Agreement,  dated December 1, 1997 - incorporated by reference to
       Exhibit 4.1, Form 8-K.

C-2    FirstEnergy Corp. to The Bank of New York, Supplemental Indenture,  dated
       November  7,  2001  -  incorporated   by  reference  to  Exhibit  4-2  to
       FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-3 FirstEnergy Corp. Executive and Director Incentive Compensation Plan, revised November 15, 1999 - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-4 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised November 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

Exhibits
--------

       FirstEnergy
       -----------

C-5 Employment, severance and change of control agreement between FirstEnergy Corp. and executive officers - incorporated by reference to Exhibit 10-3 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-6 FirstEnergy Corp. Supplemental Executive Retirement Plan, amended January 1, 1999 - incorporated by reference to Exhibit 10-4 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-7 FirstEnergy Corp. Executive Incentive Compensation Plan -incorporated by reference to Exhibit 10-5 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-8    Restricted stock agreement between  FirstEnergy Corp. and A. J. Alexander
       - incorporated by reference to Exhibit 10-6 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-9 FirstEnergy Corp. Executive and Director Incentive Compensation Plan - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

C-10 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, amended February 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

C-11   Restricted stock agreement between  FirstEnergy Corp. and A. J. Alexander
       - incorporated by reference to Exhibit 10-9 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-12 Restricted stock agreement between FirstEnergy Corp. and H. P. Burg - incorporated by reference to Exhibit 10-10 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-13 Stock option agreement between FirstEnergy Corp. and officers dated November 22, 2000 - incorporated by reference to Exhibit 10-11 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-14 Stock option agreement between FirstEnergy Corp. and officers dated March 1, 2000 - incorporated by reference to Exhibit 10-12 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

Exhibits
--------

       FirstEnergy
       -----------

C-15 Stock option agreement between FirstEnergy Corp. and director dated January 1, 2000 - incorporated by reference to Exhibit 10-13 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-16 Stock option agreement between FirstEnergy Corp. and two directors dated January 1, 2001 - incorporated by reference to Exhibit 10-14 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-17 Executive and Director Incentive Compensation Plan dated May 15, 2001 - incorporated by reference to Exhibit 10-15 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-18 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised September 18, 2000 - incorporated by reference to Exhibit 10-16 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-19 Stock Option Agreements between FirstEnergy Corp. and Officers dated May 16, 2001 - incorporated by reference to Exhibit 10-17 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-20 Restricted Stock Agreements between FirstEnergy Corp. and Officers dated February 20, 2002 - incorporated by reference to Exhibit 10-18 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-21 Stock Option Agreements between FirstEnergy Corp. and One Director dated January 1, 2002 - incorporated by reference to Exhibit 10-19 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-22 FirstEnergy Corp. Executive Deferred Compensation Plan - incorporated by reference to Exhibit 10-20 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-23 Executive Incentive Compensation Plan-Tier 2 - incorporated by reference to Exhibit 10-21 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-24 Executive Incentive Compensation Plan-Tier 3 - incorporated by reference to Exhibit 10-22 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-25 Executive Incentive Compensation Plan-Tier 4 - incorporated by reference to Exhibit 10-23 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

Exhibits
--------

       FirstEnergy
       -----------

C-26 Executive Incentive Compensation Plan-Tier 5 - incorporated by reference to Exhibit 10-24 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-27 Executive and Director Stock Option Agreement dated June 11, 2002 - incorporated by reference to Exhibit 10-28 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-28 Director Stock Option Agreement - incorporated by reference to Exhibit 10-29 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-29 Executive and Director Incentive Compensation Plan, Amendment dated May 21, 2002 - incorporated by reference to Exhibit 10-30 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-30 Directors Deferred Compensation Plan, Revised November 19, 2002 - incorporated by reference to Exhibit 10-31 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-31   Executive Incentive Compensation Plan 2002 - incorporated by reference to
       Exhibit 10-32 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-32 Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to GPU, Inc.'s Annual Report on Form 10-K, Exhibit 10-Q, for the year 1998, File No. 1-6047.

C-33 Severance Protection Agreement for Carole B. Snyder, dated November 30, 1998 - incorporated by reference to Exhibit C-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-34 Amended and Restated GPU System Companies Master Directors' Benefits Protection Trust effective June 1, 1999 - incorporated by reference to
       Exhibit 10-T of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-35 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through June 3, 1999 - incorporated by reference to Exhibit 10-V of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

Exhibits
--------

C-36 Form of 1999 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
       Exhibit 10-W of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-37   Forms  of  Estate  Enhancement   Program  Agreements  -  incorporated  by
       reference to Exhibit 10-JJ of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-38 Amended GPU System Companies Deferred Compensation Plan, dated as of August 8, 2000 - incorporated by reference to Exhibit 10-A on GPU Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-39 Amended and restated Restricted Stock Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
       Exhibit 10-M on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-40 Amended and restated Retirement Plan for Outside Directors of GPU, Inc. dated as of August 8, 2000 - incorporated by reference to Exhibit 10-N on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-41 Amended and restated Deferred Remuneration Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
       Exhibit 10-O on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-42 Form of 2000 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
       Exhibit 10-W on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-43 Amendment to GPU, Inc. 1990 Stock Plan dated as of April 5, 2001 - incorporated by reference to Exhibit C-41 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-44 GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees amended as of April 5, 2001 - incorporated by reference to Exhibit C-43 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

       OE
       --

C-45 Indenture dated as of August 1, 1930 between OE and Bankers Trust Company, (now the Bank of New York), as Trustee, as amended and supplemented by Supplemental Indentures:

        Dated as of              File Reference                 Exhibit No.
        -----------              --------------                 -----------
        March 3, 1931            Form 10-K, 2-1725              B1,B-1(a),B-1(b)
        November 1, 1935         Form 10-K, 2-2721              B-4
        January 1, 1937          Form 10-K, 2-3402              B-5
        September 1, 1937        Form 8-A                       B-6
        June 13, 1939            Form 10-K, 2-5462              7(a)-7
        August 1, 1974           Form 8-A, August 28, 1974      2(b)
        July 1, 1976             Form 8-A, July 28, 1976        2(b)
        December 1, 1976         Form 8-A, December 15, 1976    2(b)
        June 15, 1977            Form 8-A, June 27, 1977        2(b)
        Supplemental Indentures:
        September 1, 1944        Form 10-K, 2-61146             2(b)(2)
        April 1, 1945            Form 10-K, 2-61146             2(b)(2)
        September 1, 1948        Form 10-K, 2-61146             2(b)(2)
        May 1, 1950              Form 10-K, 2-61146             2(b)(2)
        January 1, 1954          Form 10-K, 2-61146             2(b)(2)
        May 1, 1955              Form 10-K, 2-61146             2(b)(2)
        August 1, 1956           Form 10-K, 2-61146             2(b)(2)
        March 1, 1958            Form 10-K, 2-61146             2(b)(2)
        April 1, 1959            Form 10-K, 2-61146             2(b)(2)
        June 1, 1961             Form 10-K, 2-61146             2(b)(2)
        September 1, 1969        Form 10-K, 2-34351             2(b)(2)
        May 1, 1970              Form 10-K, 2-37146             2(b)(2)
        September 1, 1970        Form 10-K, 2-38172             2(b)(2)
        June 1, 1971             Form 10-K, 2-40379             2(b)(2)
        August 1, 1972           Form 10-K, 2-44803             2(b)(2)
        September 1, 1973        Form 10-K, 2-48867             2(b)(2)
        May 15, 1978             Form 10-K, 2-66957             2(b)(4)
        February 1, 1980         Form 10-K, 2-66957             2(b)(5)
        April 15, 1980           Form 10-K, 2-66957             2(b)(6)
        June 15, 1980            Form 10-K, 2-68023             (b)(4)(b)(5)
        October 1, 1981          Form 10-K, 2-74059             (4)(d)
        October 15, 1981         Form 10-K, 2-75917             (4)(e)
        February 15, 1982        Form 10-K, 2-75917             (4)(e)
        July 1, 1982             Form 10-K, 2-89360             (4)(d)
        March 1, 1983            Form 10-K, 2-89360             (4)(e)
        March 1, 1984            Form 10-K, 2-89360             (4)(f)
        September 15, 1984       Form 10-K, 2-92918             (4)(d)
        September 27, 1984       Form 10-K, 33-2576             (4)(d)
        November 8, 1984         Form 10-K, 33-2576             (4)(d)
        December 1, 1984         Form 10-K, 33-2576             (4)(d)
        December 5, 1984         Form 10-K, 33-2576             (4)(e)
        January 30, 1985         Form 10-K, 33-2576             (4)(e)
        February 25, 1985        Form 10-K, 33-2576             (4)(e)

Exhibits
--------

       OE
       --

        Dated as of              File Reference                 Exhibit No.
        -----------              --------------                 -----------
        Supplemental Indentures:
        July 1, 1985             Form 10-K, 33-2576             (4)(e)
        October 1, 1985          Form 10-K, 33-2576             (4)(e)
        January 15, 1986         Form 10-K, 33-8791             (4)(d)
        May 20, 1986             Form 10-K, 33-8791             (4)(d)
        June 3, 1986             Form 10-K, 33-8791             (4)(e)
        October 1, 1986          Form 10-K, 33-29827            (4)(d)
        August 25, 1989          Form 10-K, 33-34663            (4)(d)
        February 15, 1991        Form 10-K, 33-39713            (4)(d)
        May 1, 1991              Form 10-K, 33-45751            (4)(d)
        May 15, 1991             Form 10-K, 33-45751            (4)(d)
        September 15, 1991       Form 10-K, 33-45751            (4)(d)
        April 1, 1992            Form 10-K, 33-48931            (4)(d)
        June 15, 1992            Form 10-K, 33-48931            (4)(d)
        September 15, 1992       Form 10-K, 33-48931            (4)(e)
        April 1, 1993            Form 10-K, 33-51139            (4)(d)
        June 15, 1993            Form 10-K, 33-51139            (4)(d)
        September 15, 1993       Form 10-K, 33-51139            (4)(d)
        November 15, 1993        Form 10-K, 1-2578              (4)(2)
        April 1, 1995            Form 10-K, 1-2578              (4)(2)
        May 1, 1995              Form 10-K, 1-2578              (4)(2)
        July 1, 1995             Form 10-K, 1-2578              (4)(2)
        June 1, 1997             Form 10-K, 1-2578              (4)(2)
        April 1, 1998            Form 10-K, 1-2578              (4)(2)
        June 1, 1998             Form 10-K, 1-2578              (4)(2)
        September 29, 1999       Form 10-K, 1-2578              (4)(2)
        April 1, 2000            Form 10-K, 1-2578              (4)(2)(a)
        April 1, 2000            Form 10-K, 1-2578              (4)(2)(b)
        June 1, 2001             2003 Form 10-K, 1-2578
        February 1, 2003         2003 Form 10-K, 1-2578         (4)(2)
        March 1, 2003            2003 Form 10-K, 1-2578         (4)(2)
        August 1, 2003           2003 Form 10-K, 1-2578         (4)(2)

C-46 General Mortgage Indenture and Deed of Trust dated as of January 1, 1998 between OE and the Bank of New York, as Trustee. (Registration No. 333-05277, Exhibit 4(g).)

C-47 Indenture dated as of April 1, 2003 between OE and The Bank of New York, as Trustee, incorporated by reference to Exhibit 4-3 on FirstEnergy Annual Report on Form 10-K, for the year 2003, File No. 1-2578.

C-48 Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44.)

Exhibit
-------

       OE
       --

C-49 Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45.)

C-50 Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46.)

C-51 Ohio Edison System Restated and Amended Supplemental Executive Retirement Plan. (1995 Form 10-K, Exhibit 10-47.)

C-52 Severance pay agreement between Ohio Edison Company and W. R. Holland. (1995 Form 10-K, Exhibit 10-48.)

C-53 Severance pay agreement between Ohio Edison Company and H. P. Burg. (1995 Form 10-K, Exhibit 10-49.)

C-54 Severance pay agreement between Ohio Edison Company and A. J. Alexander. (1995 Form 10-K, Exhibit 10-50.)

C-55 Severance pay agreement between Ohio Edison Company and J. A. Gill. (1995 Form 10K, Exhibit 10-51.)

C-56 Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-1.)

C-57 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company (now The Bank of New York), as Indenture Trustee, and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-46.)

C-58 Amendment No. 3 dated as of May 16, 1988 to Participation Agreement dated as of March 16, 1987, as amended among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
       Exhibit 10-47.)

Exhibits
-------

       OE
       --

C-59 Amendment No. 4 dated as of November 1, 1991 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-47.)

C-60 Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987, as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company as Lessee. (1992 Form 10-K,
       Exhibit 10-49.)

C-61 Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-50.)

C-62 Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K,
       Exhibit 10-54.)

C-63 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1986 Form 10-K, Exhibit 28-2.)

C-64 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1997 between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-49.)

C-65 Amendment No. 2 dated as of November 1, 1991, to Facility Lease dated as of March 16, 1987, between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-50.)

Exhibits
--------

       OE
       --

C-66 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as March 16, 1987 as amended, between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited partnership, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-54.)

C-67 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-59.)

C-68 (Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-60.)

C-69 Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, Lessee, and The First National Bank of Boston, Owner Trustee under a Trust dated March 16, 1987 with Chase Manhattan Realty Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-3.)

C-70 Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with the Owner Participant, Tenant. (1986 Form 10-K, Exhibit 28-4.)

C-71 Trust Agreement dated as of March 16, 1987 between Perry One Alpha Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-5.)

C-72 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of March 16, 1987 with Perry One Alpha Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-6.)

C-73 Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee and Irving Trust Company (now The Bank of New York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-55.)

C-74 Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-56.)

Exhibits
--------

       OE
       --

C-75 Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-7.)

C-76 Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-58.)

C-77 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-69.)

C-78 Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-70.)

C-79 Partial Mortgage Release dated as of March 19, 1987 under the Indenture between Ohio Edison Company and Bankers Trust Company, as Trustee, dated as of the 1st day of August 1930. (1986 Form 10-K, Exhibit 28-8.)

C-80 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-9.)

C-81 Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-10.)

C-82 Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership. (1986 Form 10-K, Exhibit 28-11.)

C-83 Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Grantee. (1986 Form 10-K, File Exhibit 28-12.)

Exhibits
--------

       OE
       --

C-84 Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, as Exhibit 28-13.)

C-85 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, The Original Loan Participants Listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-65.)

C-86 Amendment No. 4 dated as of November 1, 1991, to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K,
       Exhibit 10-66.)

C-87 Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNNP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-71.)

C-88 Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-80.)

C-89 Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-81.)

Exhibits
--------

       OE
       --

C-90 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, Lessor, and Ohio Edison Company, as Lessee. (1986 Form 10-K,
       Exhibit 28-14.)

C-91 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-68.)

C-92 Amendment No. 2 dated as of November 1, 1991 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-69.)

C-93 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as of March 16, 1987, as amended, between, The First National Bank of
       Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-75.)

C-94 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
       Exhibit 10-76.)

C-95 Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K,
       Exhibit 10-87.)

C-96 Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, as Lessee, and The First National Bank of Boston, as Owner Trustee under a Trust, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-15.)

C-97 Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Tenant. (1986 Form 10-K, Exhibit 28-16.)

C-98 Trust Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-17.)

Exhibits
--------

       OE
       --

C-99 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-18.)

C-100 Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and Irving Trust Company (now The Bank of New York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-74.)

C-101 Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-75.)

C-102 Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-19.)

C-103 Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-77.)

C-104 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-96.)

C-105 Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-97.)

C-106 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-20.)

C-107 Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-21.)

Exhibits
--------

       OE
       --

C-108 Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Buyer. (1986 Form 10-K, Exhibit 28-22.)

C-109 Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Grantee. (1986 Form 10-K, Exhibit 28-23.)

C-110 Refinancing Agreement dated as of November 1, 1991 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York, as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-82.)

C-111 Refinancing Agreement dated as of November 1, 1991 among Security Pacific Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-83.)

C-112 Ohio Edison Company Master Decommissioning Trust Agreement for Perry Nuclear Power Plant Unit One, Perry Nuclear Power Plant Unit Two, Beaver Valley Power Station Unit One and Beaver Valley Power Station Unit Two dated July 1, 1993. (1993 Form 10-K, Exhibit 10-94.)

C-113  Nuclear  Fuel  Lease  dated as of  March  31,  1989,  between  OES  Fuel,
       Incorporated, as Lessor, and Ohio Edison Company, as Lessee. (1989 Form 10-K, Exhibit 10-62.)

C-114 Receivables Purchase Agreement dated as November 28, 1989, as amended and restated as of April 23, 1993, between OES Capital, Incorporated, Corporate Asset Funding Company, Inc. and Citicorp North America, Inc. (1994 Form 10-K, Exhibit 10-106.)

C-115 Guarantee Agreement entered into by Ohio Edison Company dated as of January 17, 1991. (1990 Form 10-K, Exhibit 10-64.)

C-116 Transfer and Assignment Agreement among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1990 Form 10-K,
       Exhibit 10-65.)

Exhibits
--------

       OE
       --

C-117 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of January 4, 1991. (1990 Form 10-K, Exhibit 10-66.)

C-118 Transfer and Assignment Agreement dated May 20, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-110.)

C-119 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of May 20, 1994. (1994 Form 10-K, Exhibit 10-111.)

C-120 Transfer and Assignment Agreement dated October 12, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-112.)

C-121 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of October 12, 1994. (1994 Form 10-K, Exhibit 10-113.)

C-122 Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company as Lessee. (1987 Form 10-K,
       Exhibit 28-1.)

C-123 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-2.)

C-124 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K,
       Exhibit 10-99.)

Exhibits
--------

       OE
       --

C-125 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-100.)

C-126 Amendment No. 5 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-118.)

C-127 Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K,
       Exhibit 28-3.)

C-128 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-4.)

C-129 Amendment No. 2 dated as of November 5, 1992, to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-103.)

C-130 Amendment No. 3 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-122.)

C-131 Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, Tenant. (1987 Form 10-K, Exhibit 28-5.)

C-132 Trust Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-6.)

Exhibits
--------

       OE
       --

C-133 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-7.)

C-134 Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Beaver Valley Two Pi Limited Partnership and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-8.)

C-135 Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-9.)

C-136 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-128.)

C-137 Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-129.)

C-138 Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-10.)

C-139 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
       Exhibit 10-131.)

C-140 Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
       Exhibit 10-132.)

C-141 Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-11.)

Exhibits
--------

       OE
       --

C-142 Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-12.)

C-143 Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-13.)

C-144 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-14.)

C-145 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
       Exhibit 10-114.)

C-146 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-115.)

C-147 Amendment No. 5 dated as of January 12, 1993 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-139.)

C-148 Amendment No. 6 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-140.)

Exhibits
--------

       OE
       --

C-149 Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-15.)

C-150 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-16.)

C-151 Amendment No. 2 dated as of November 5, 1992 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-118.)

C-152 Amendment No. 3 dated as of January 12, 1993 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-119.)

C-153 Amendment No. 4 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-145.)

C-154 Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, Tenant. (1987 Form 10-K, Exhibit 28-17.)

C-155 Trust Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-18.)

C-156 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-19.)

C-157 Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-20.)

Exhibits
--------

       OE
       --

C-158 Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-21.)

C-159 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-151.)

C-160 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-152.)

C-161 Amendment No. 3 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-153.)

C-162 Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-22.)

C-163 Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-23.)

C-164 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27.)

C-165 OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28.)

Exhibits
--------

       OE
       --

C-166 Supplement No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company, and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29.)

C-167 APS-PEPCO Power Resale Agreement dated March 18, 1987, by and among Monongahela Power Company, West Penn Power Company, and The Potomac
       Edison  Company  and Potomac  Electric  Power  Company.  (1987 Form 10-K,
       Exhibit 28-30.)


       Penn
       ----

C-168 Indenture dated as of November 1, 1945, between Penn and The First National Bank of the City of New York (now Citibank, N.A.), as Trustee, as supplemented and amended by Supplemental Indentures dated as of May 1, 1948, March 1, 1950, February 1, 1952, October 1, 1957, September 1, 1962, June 1, 1963, June 1, 1969, May 1, 1970, April 1, 1971, October 1,
       1971, May 1, 1972, December 1, 1974, October 1, 1975,  September 1, 1976,
       April 15, 1978, June 28, 1979, January 1, 1980, June 1, 1981, January 14,
       1982, August 1, 1982, December 15, 1982, December 1, 1983, September 6, 1984, December 1, 1984, May 30, 1985, October 29, 1985, August 1, 1987,
       May 1, 1988, November 1, 1989, December 1, 1990, September 1, 1991, May 1, 1992, July 15, 1992, August 1, 1992, and May 1, 1993, July 1, 1993,
       August 31, 1993, September 1, 1993, September 15, 1993, October 1, 1993, November 1, 1993, and August 1, 1994. (Physically filed and designated as Exhibits 2(b)(1)-1 through 2(b)(1)-15 in Registration Statement File No. 2-60837; as Exhibits 2(b)(2), 2(b)(3), and 2(b)(4) in Registration Statement File No. 2-68906; as Exhibit 4-2 in Form 10-K for 1981 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1982 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1983 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1984 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1985 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1987 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1988 File No. 1-3491; as Exhibit 19 in Form 10-K for 1989 File No. 1-3491; as Exhibit 19 in Form 10-K for 1990 File No. 1-3491; as Exhibit 19 in Form 10-K for 1991 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1992 File No. 1-3491; as Exhibit 4-2 in Form 10-K for 1993 File No. 1-3491; and as Exhibit 4-2 in Form 10-K for 1994 File No. 1-3491.)

C-169 Supplemental Indenture dated as of September 1, 1995, between Penn and Citibank, N.A., as Trustee. (1995 Form 10-K, Exhibit 4-2.)

C-170 Supplemental Indenture dated as of June 1, 1997, between Penn and Citibank, N.A., as Trustee. (1997 Form 10-K, Exhibit 4-3.)

Exhibits
--------

       Penn
       ----

C-171 Supplemental Indenture dated as of June 1, 1998, between Penn and Citibank, N. A., as Trustee. (1998 Form 10-K, Exhibit 4-4.)

C-172 Supplemental Indenture dated as of September 29, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-5.)

C-173 Supplemental Indenture dated as of November 15, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-6.)

C-174 Supplemental Indenture dated as of June 1, 2001. (2001 Form 10-K, Exhibit 4-7.)

C-175 Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44, File No. 1-2578, Ohio Edison Company.)

C-176 Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45, File No. 1-2578, Ohio Edison Company.)

C-177 Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46, File No. 1-2578, Ohio Edison Company.)

C-178 Ohio Edison System Restated and Amended Supplemental Executive Retirement Plan. (1995 Form 10-K, Exhibit 10-47, File No. 1-2578, Ohio Edison Company.)

C-179 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27, File No. 1-2578, of Ohio Edison Company.)

C-180 OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28, File No. 1-2578, of Ohio Edison Company.)

C-181 Supplement No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29, File No. 1-2578, of Ohio Edison Company.)

C-182 APS-PEPCO Power Resale Agreement dated March 18, 1987, by and among Monongahela Power Company, West Penn Power Company, and The Potomac
       Edison  Company  and Potomac  Electric  Power  Company.  (1987 Form 10-K,
       Exhibit 28-30, File No. 1-2578, of Ohio Edison Company.) ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits
--------

       Penn
       ----

C-183 Pennsylvania Power Company Master Decommissioning Trust Agreement for Beaver Valley Power Station and Perry Nuclear Power Plant dated as of April 21, 1995. (Quarter ended June 30, 1995 Form 10-Q, Exhibit 10, File No. 1-3491.)


       CEI and TE
      -----------

C-184 Rights Agreement (Exhibit 4, June 25, 1996 Form 8-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-185 Form of Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(c), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-186 Form of First Supplemental Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(d), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-187 Form of Collateral Trust Indenture among CTC Beaver Valley Funding Corporation, Cleveland Electric, Toledo Edison and Irving Trust Company, as Trustee (Exhibit 4(a), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-188  Form of Supplemental Indenture to Collateral Trust Indenture constituting
       Exhibit 10d(1)(a) above, including form of Secured Lease Obligation bond (Exhibit 4(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-189 Form of Collateral Trust Indenture among Beaver Valley II Funding Corporation, The Cleveland Electric Illuminating Company and The Toledo Edison Company and The Bank of New York, as Trustee (Exhibit (4)(a), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-190  Form of Supplemental Indenture to Collateral Trust Indenture constituting
       Exhibit 10d(1)(c) above, including form of Secured Lease Obligation Bond (Exhibit (4)(b), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-191 Form of Collateral Trust Indenture among CTC Mansfield Funding Corporation, Cleveland Electric, Toledo Edison and IBJ Schroder Bank & Trust Company, as Trustee (Exhibit 4(a), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

       Penn
       ----

C-192  Form of Supplemental Indenture to Collateral Trust Indenture constituting
       Exhibit 10d(2)(a) above, including forms of Secured Lease Obligation bonds (Exhibit 4(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).


       CEI and TE
       ----------

C-193 Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the limited partnership Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessee (Exhibit 4(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-194 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(3)(a) above (Exhibit 4(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-195 Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the corporate Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-196 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(4)(a) above (Exhibit 4(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-197 Form of Facility Lease dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-198 Form of Amendment No. 1 to the Facility Lease constituting Exhibit 10d(5)(a) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

       CEI and TE
       ----------

C-199 Form of Participation Agreement dated as of September 15, 1987 among the limited partnership Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, CTC Beaver Valley Fund Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-18755, filed by Cleveland Electric And Toledo Edison).

C-200 Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(6)(a) above (Exhibit 28(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-201 Form of Participation Agreement dated as of September 15, 1987 among the corporate Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Owner Loan Participants, CTC Beaver Valley Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-202 Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(7)(a) above (Exhibit 28(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-203 Form of Participation Agreement dated as of September 30, 1987 among the Owner Participant named therein, the Original Loan Participants listed in
       Schedule II thereto, as Owner Loan Participants, CTC Mansfield Funding Corporation, Meridian Trust Company, as Owner Trustee, IBJ Schroder Bank & Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-0128, filed by Cleveland Electric and Toledo Edison).

C-204  Form of  Amendment  No.  1 to the  Participation  Agreement  constituting
       Exhibit 10d(8)(a) above (Exhibit 28(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-205 Form of Ground Lease dated as of September 15, 1987 between Toledo Edison, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

       CEI and TE
       ----------

C-206 Form of Site Lease dated as of September 30, 1987 between Toledo Edison, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-207  Form of Site Lease  dated as of  September  30,  1987  between  Cleveland
       Electric, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(d), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-208 Form of Amendment No. 1 to the Site Leases constituting Exhibits 10d(10) and 10d(11) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-209 Form of Assignment, Assumption and Further Agreement dated as of September 15, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Cleveland Electric, Duquesne, Ohio Edison, Pennsylvania Power and Toledo Edison (Exhibit 28(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-210 Form of Additional Support Agreement dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, and Toledo Edison (Exhibit 28(g), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-211 Form of Support Agreement dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Toledo Edison, Cleveland Electric, Duquesne, Ohio Edison and Pennsylvania Power (Exhibit 28(e), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-212 Form of Indenture, Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(h), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

       CEI and TE
       ----------

C-213 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-214 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Cleveland Electric, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(g), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-215 Forms of Refinancing Agreement, including exhibits thereto, among the Owner Participant named therein, as Owner Participant, CTC Beaver Valley Funding Corporation, as Funding Corporation, Beaver Valley II Funding Corporation, as New Funding Corporation, The Bank of New York, as Indenture Trustee, The Bank of New York, as New Collateral Trust Trustee, and The Cleveland Electric Illuminating Company and The Toledo Edison Company, as Lessees (Exhibit (28)(e)(i), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-216 Form of Amendment No. 2 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-217 Form of Amendment No. 3 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-218 Form of Amendment No. 2 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-219 Form of Amendment No. 3 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(d), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-220 Form of Amendment No. 2 to Facility Lease among Midwest Power Company, Cleveland Electric and Toledo Edison (Exhibit 10(e), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-221 Centerior Energy Corporation Equity Compensation Plan (Exhibit 99, Form S-8, File No. 33-59635).

Exhibits
--------

       CEI
       ---

C-222 Mortgage and Deed of Trust between CEI and Guaranty Trust Company of New York (now The Chase Manhattan Bank (National Association)), as Trustee, dated July 1, 1940 (Exhibit 7(a), File No. 2-4450). Supplemental Indentures between CEI and the Trustee, dated as follows:

       Dated as of              File Reference                      Exhibit No.
       -----------              --------------                      -----------
       July 1, 1940             Form 10-K, 2-445                      7(b)
       August 18, 1944          Form 10-K, 2-9887                     4(c)
       December 1, 1947         Form 10-K, 2-7306                     7(d)
       September 1, 1950        Form 10-K, 2-8587                     7(c)
       June 1, 1951             Form 10-K, 2-8994                     7(f)
       May 1, 1954              Form 10-K, 2-10830                    4(d)
       March 1, 1958            Form 10-K, 2-13839                    2(a)(4)
       April 1, 1959            Form 10-K, 2-14753                    2(a)(4)
       December 20, 1967        Form 10-K, 2-30759                    2(a)(4)
       January 15, 1969         Form 10-K, 2-30759                    2(a)(5)
       November 1, 1969         Form 10-K, 2-35008                    2(a)(4)
       June 1, 1970             Form 10-K, 2-37235                    2(a)(4)
       November 15, 1970        Form 10-K, 2-38460                    2(a)(4)
       May 1, 1974              Form 10-K, 2-50537                    2(a)(4)
       April 15, 1975           Form 10-K, 2-52995                    2(a)(4)
       April 16, 1975           Form 10-K, 2-53309                    2(a)(4)
       May 28, 1975             June 5,1975 Form 8-A, 1-2323          2(c)
       February 1, 1976         1975 Form 10 K, 1-2323                3(d)(6)
       November 23, 1976        Form 10-K, 2-57375                    2(a)(4)
       July 26, 1977            Form 10-K, 2-59401                    2(a)(4)
       September  7, 1977       Form 10-K, 2-67221                    2(a)(5)
       May 1, 1978              June 30,1978 Form 10-Q,
                                1-2323                                2(b)
       September 1, 1979        September 30, 1979 Form 10-Q,         2(a)
                                1-2323
       April 1, 1980            September 30, 1980 Form 10-Q,         4(a)(2)
                                1-2323
       April 15, 1980           September 30, 1980 Form 10-Q,         4(b)
                                1-2323
       May 28, 1980             Amendment No. 1, 2-67221              2(a)(4)
       June 9, 1980             September 30, 1980 Form 10-Q,         4(d)
                                1-2323
       December 1, 1980         1980 Form 10-K, 1-2323                4(b) (29)
       July 28, 1981            September 30, 1981, Form 10-Q,        4(a)
                                1-2323
       August 1, 1981           September 30, 1981, Form 10-Q,        4(b)
                                1-2323
       March 1, 1982            Amendment No. 1, 2-76029              4(b)(3)
       July 15, 1982            September 30, 1982 Form 10-Q,         4(a)
                                1-2323
       September 1, 1982        September 30, 1982 Form 10-Q,         4(a)(1)
                                1-2323
       November 1, 1982         September 30, 1982 Form 10-Q,         (a)(2)
                                 1-2323

Exhibits
--------

       CEI
       ---

       Dated as of              File Reference                     Exhibit No.
       -----------              --------------                     -----------
       November 15, 1982        1982 Form 10-K, 1-2323             4(b)(36)
       May 24, 1983             June 30, 1983 Form 10-Q,
                                1-2323                             4(a)
       May 1, 1984              June 30, 1984 Form 10-Q,
                                1-2323                             4
       May 23, 1984             May 22,1984 Form 8-K, 1-2323       4
       June 27, 1984            June 11, 1984 Form 8-K,
                                1-2323                             4
       September 4, 1984        1984 Form 10-K, 1-2323             4b(41)
       November 14, 1984        1984 Form 10 K, 1-2323             4b(42)
       November 15, 1984        1984 Form 10-K, 1-2323             4b(43)
       April 15, 1985           May 8, 1985 Form 8-K, 1-2323       4(a)
       May 28, 1985             May 8, 1985 Form 8-K, 1-2323       4(b)
       August 1, 1985           September 30, 1985 Form 10-Q,      4
                                1-2323
       September 1, 1985        September 30, 1985 Form 8-K,       4
                                1-2323
       November 1, 1985         January 31, 1986 Form 8-K,         4
                                1-2323
       April 15, 1986           March 31, 1986 Form 10-Q,          4
                                1-2323
       May 14, 1986             June 30, 1986 Form 10-Q,
                                1-2323                             4(a)
       May 15, 1986             June 30, 1986 Form 10-Q,
                                1-2323                             4(b)
       February 25, 1987        1986 Form 10-K, 1-2323             4b(52)
       October 15, 1987         September 30, 1987 Form 10-Q       4
                                1-2323
       February 24, 1988        1987 Form 10-K, 1-2323             4b(54)
       September 15, 1988       1988 Form 10-K, 1-2323             4b(55)
       May 15, 1989             33-32724                           4(a)(2)(i)
       June 13, 1989            File No. 33-32724                  4(a)(2)(ii)
       October 15, 1989         33-32724                           4(a)(2)(iii)
       January 1, 1990          1989 Form 10-K, 1-2323             4b(59)
       June 1, 1990             September 30, 1990 Form 10-Q,      4(a)
                                1-2323
       August 1, 1990           September 30, 1990 Form 10-Q,      4(b)
                                1-2323
       May 1, 1991              June 30, 1991 Form 10-Q,           4(a)
                                1-2323
       May 1, 1992              33-48845                           4(a)(3)
       July 31, 1992            33-57292                           4(a)(3)
       January 1, 1993          1992 Form 10-K, 1-2323             4b(65)
       February 1, 1993         1992 Form 10-K, 1-2323             4b(66)
       May 20, 1993             July 14, 1993 Form 8-K,
                                1-2323                             4(a)
       June 1, 1993             July 14, 1993 Form 8-K,
                                1-2323                             4(b)
       September 15, 1994       September 30, 1994 Form 10-Q,      4(a)
                                 1-2323

Exhibits
--------

       CEI
       ---

       Dated as of              File Reference                      Exhibit No.
       -----------              --------------                      -----------
       May 1, 1995              September 30, 1995 Form 10-Q,       4(a)
                                1-2323
       May 2, 1995              September 30, 1995 Form 10-Q,       4(b)
                                1-2323
       June 1, 1995             September 30, 1995 Form 10-Q,       4(c)
                                1-2323
       July 15, 1995            1995 Form 10-K, 1-2323              4b(73
       August 1, 1995           1995 Form 10-K, 1-2323              4b(74)
       June 15, 1997            Form S-4, 333-35931, filed by       4(a)
                                CEI and TE
       October 15, 1997         Form S-4, 333-47651, filed by       4(a)
                                Cleveland Electric
       June 1, 1998             Form S-4, 333-72891                 4b(77)
       October 1, 1998          Form S-4, 333-72891                 4b(78)
       October 1, 1998          Form S-4, 333-72891                 4b(79)
       February 24, 1999        Form S-4, 333-72891                 4b(80)
       September 29, 1999       1999 Form 10-K, 1-2323              4b(81)
       January 15, 2000         1999 Form 10-K, 1-2323              4b(82)
       May 15, 2002             2002 Form 10-K, 1-2323              4b(83)
       October 1, 2002          2002 Form 10-K, 1-2323              4b(84)

C-223 Form of Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-224 Form of Supplemental Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-225 Indenture dated as of December 1, 2003 between CEI and JPMorgan Chase Bank, as Trustee, incorporated by reference to Exhibit 4-1 on FirstEnergy Annual Report on Form 10-K, for the year 2003, File No.1-2323.

       TE
       --

C-226 Indenture, dated as of April 1, 1947, between TE and The Chase National Bank of the City of New York (now The Chase Manhattan Bank (National Association)) (Exhibit 2(b), File No. 2-26908).

       Dated as of              File Reference                   Exhibit No.
       -----------              --------------                   -----------
       September 1, 1948        Form 10-K, 2-26908               2(d)
       April 1, 1949            Form 10-K, 2-26908               2(e)
       December 1, 1950         Form 10-K, 2-26908               2(f)
       March 1, 1954            Form 10-K, 2-26908               2(g)
       February 1, 1956         Form 10-K, 2-26908               2(h)
       May 1, 1958              Form 10-K, 2-59794               5(g)
       August 1, 1967           Form 10-K, 2-26908               2(c)

Exhibits
--------

       TE
       --

       Dated as of              File Reference                      Exhibit No.
       November 1, 1970         Form 10-K, 2-38569                    2(c)
       August 1, 1972           Form 10-K, 2-44873                    2(c)
       November 1, 1973         Form 10-K, 2-49428                    2(c)
       October 1, 1975          Form 10-K, 2-54627                    2(c)
       June 1, 1976             Form 10-K, 2-56396                    2(c)
       October 1, 1978          Form 10-K, 2-62568                    2(c)
       September 1, 1979        Form 10-K, 2-65350                    2(c)
       September 1, 1980        Form 10-K, 2-69190                    4(s)
       October 1, 1980          Form 10-K, 2-69190                    4(c)
       April 1, 1981            Form 10-K, 2-71580                    4(c)
       November 1, 1981         Form 10-K, 2-74485                    4(c)
       June 1, 1982             Form 10-K, 2-77763                    4(c)
       September 1, 1982        Form 10-K, 2-87323                    4(x)
       April 1, 1983            March 31, 1983, Form 10-Q,            4(c)
                                1-3583
       December 1, 1983         1983 Form 10-K, 1-3583                4(x)
       April 1, 1984            2-90059                               4(c)
       October 15, 1984         1984 Form 10-K                        4(dd)
       August 1, 1985           33-1689                               4(ee)
       December 1, 1985         33-1689                               4(c)
       March 1, 1986            1986 Form 10-K, 1-3583                4b(31)
       October 15, 1987         September 30, 1987 Form 10-Q,         4
                                1-3583
       September 15, 1988       1988 Form 10-K, 1-3583                4b(33)
       June 15, 1989            1989 Form 10-K, 1-3583                4b(34)
       October 15, 1989         1989 Form 10-K, 1-3583                4b(35)
       May 15, 1990             June 30, 1990 Form 10-Q,              4
                                1-3583
       March 1, 1991            June 30, 1991 Form 10-Q,              4(b)
                                1-3583
       May 1, 1992              33-48844                              4(a)(3)
       August 1, 1992           1992 Form 10-K, 1-3583                4b(39)
       October 1, 1992          1992 Form 10-K, 1-3583                4b(40)
       January 1, 1993          1992 Form 10-K, 1-3583                4b(41)
       September 15, 1994       September 30, 1994 Form 10-Q,         4(b)
                                1-3583
       May 1, 1995              September 30, 1995 Form 10-Q,         4(d)
                                1-3583
       June 1, 1995             September 30, 1995 Form 10-Q,         4(e)
                                1-3583
       July 14, 1995            September 30, 1995 Form 10-Q,         4(f)
                                1-3583
       July 15, 1995            September 30, 1995 Form 10-Q,         4(g)
                                1-3583
       August 1, 1997           1998 Form 10-K, 1-3583                4b(47)
       June 1, 1998             1998 Form 10-K, 1-3583                4b(48)
       January 15, 2000         1999 Form 10-K, 1-3583                4b(49)
       May 1, 2000              2000 Form 10-K, 1-3583                4b(50)
       September 1, 2000        2000 Form 10-K, 1-3583                4b(51)
       October 1, 2002          2002 Form 10-K, 1-3583                4b(52)
       April 1, 2003            2003 Form 10-k, 1-3583                4b(53)

Exhibits
--------

       JCP&L
       -----

C-227 Indenture of JCP&L, dated March 1, 1946 between JCP&L and United States Trust Company of New York, Successor Trustee, as amended and supplemented by eight supplemental indentures dated December 1, 1948 through June 1, 1960 - Incorporated by reference to JCP&L's Instruments of Indebtedness Nos. 1 to 7, inclusive, and 9 and 10 filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

C-228 Ninth Supplemental Indenture, dated as of November 1, 1962 - incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-229 Tenth Supplemental Indenture, dated as of October 1, 1963 - incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-230  Eleventh  Supplemental   Indenture,   dated  as  of  October  1,  1964  -
       incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-231  Twelfth  Supplemental   Indenture,   dated  as  of  November  1,  1965  -
       incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-232  Thirteenth  Supplemental  Indenture,   dated  as  of  August  1,  1966  -
       incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-233 Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-234  Fifteenth  Supplemental  Indenture,   dated  as  of  October  1,  1968  -
       incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-235  Sixteenth  Supplemental  Indenture,   dated  as  of  October  1,  1969  -
       incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-236  Seventeenth   Supplemental  Indenture,   dated  as  of  June  1,  1970  -
       incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-237 Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

Exhibits
--------

       JCP&L
       -----

C-238 Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-239 Twentieth Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-240 Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-241 Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-242 Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-243 Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-243 Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-244 Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 - incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-245 Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-246 Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-247 Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-248 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

Exhibits
--------

       JCP&L
       -----

C-249 Thirtieth Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-250  Thirty-first   Supplemental  Indenture,   dated  as  of  May  1,  1977  -
       incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-251 Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-252 Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-253 Thirty-fourth Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-254 Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-255 Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-256 Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 - incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-257 Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-258 Fortieth Supplemental Indenture, dated as of June 14, 1988 - incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-259  Forty-first  Supplemental  Indenture,   dated  as  of  April  1,  1989  -
       incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-260  Forty-second  Supplemental  Indenture,   dated  as  of  July  1,  1989  -
       incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

Exhibits
--------

       JCP&L
       -----

C-261  Forty-third   Supplemental   Indenture,   dated  as  of  March  1,   1991
       -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

C-262 Forty-fourth Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-263 Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

C-264  Forty-sixth  Supplemental  Indenture,   dated  as  of  April  1,  1993  -
       incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-265 Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-266 Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-267 Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-268  Fiftieth   Supplemental   Indenture,   dated  as  of  August  1,  1994  -
       incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-269 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-270 Fifty-second Supplemental Indenture of JCP&L dated July 1, 1999 - incorporated by reference to Item 16, Exhibit 4-B-44 of Registration No. 333-88783.

C-271 Fifty-third Supplemental Indenture of JCP&L dated November 1, 1999 - incorporated by reference to Exhibit 4-A-45 of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

C-272 Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

Exhibits
--------

       JCP&L
       -----

C-273 Fifty-fourth Supplemental Indenture of JCP&L, dated November 7, 2001 - incorporated by reference to Exhibit 4-A-47 of JCP&L's Annual Report on Form 10-K for the year 2001, File No. 1-3141.

C-274 Senior Note Indenture between JCP&L and United States Trust Company of New York, dated July 1, 1999 - incorporated by reference to Exhibit 4-A of Registration No. 333-78717.

C-275 Incentive Compensation Plan for Elected Officers of JCP&L dated February 6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-276 Amended and restated Deferred Remuneration Plan for Outside Directors of JCP&L effective as of August 8, 2000 - incorporated by reference to
       Exhibit 10-H to JCP&L's Annual Report on Form 10-K for the year 2000, File No. 1-3141.

C-277 Form of Amendment, effective November 7, 2001, to Deferred Remuneration Plan for Outside Directors of JCP&L - incorporated by reference to
       Exhibit 10-B to JCP&L's Annual Report on Form 10-K for the year 2001, File No. 1-3141.

       Met-Ed
       -------

C-278 Indenture of Met-Ed, dated November 1, 1944, between Met-Ed and United States Trust Company of New York, Successor Trustee, as amended and supplemented by fourteen supplemental indentures dated February 1, 1947 through May 1, 1960 - Incorporated by reference to Met-Ed's Instruments of Indebtedness Nos. 1 to 14 inclusive, and 16, filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

C-279 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-280 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-281 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-282 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

Exhibits
--------

       Met-Ed
       ------

C-283 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-284 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-285 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-286 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-287 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-288 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-289 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-290 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-291 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-292 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-293 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678. C-294 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-295 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

Exhibits
--------

       Met-Ed
       ------

C-296 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

C-300 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-301 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-302 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-303 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

C-304 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-305 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-306 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-307 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-308 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-309 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-310 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-311 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

Exhibits
--------

       Met-Ed
       ------

C-312  Amendment,  dated as of May 22, 1990, to  Supplemental  Indenture  (dated
       April  1,  1990)  -  incorporated   by  reference  to  Exhibit   4-A(31),
       Registration No. 33-48937.

C-313 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-314 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-315 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

C-316 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

C-317  Supplemental Indenture,  dated May 1, 1997 - incorporated by reference to
       Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-446.

C-318 Indenture between Met-Ed and United States Trust Company of New York dated May 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9329.

C-319 Supplemental Indenture between Met-Ed and United States Trust Company of New York dated July 1, 1999 - incorporated by reference to Exhibit 4-B-38 of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

C-320 Senior Note Indenture between Met-Ed and United States Trust Company of New York, dated July 1, 1999.

C-321  Supplemental Indenture,  dated May 1, 2001 - incorporated by reference to
       Exhibit 4-B-41 to Met-Ed's Annual Report on Form 10-K for 2002, File No. 1-446.

C-322 First Supplemental Indenture between Met-Ed and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to
       Exhibit 4-A, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-446.

C-323 Supplemental Indenture, dated March 1, 2003 - incorporated by reference to Exhibit 4-B-42 to Met-Ed's Annual Report on Form 10-K for 2003, File No. 1-446.

Exhibits
--------

       Penelec
       -------

C-324 Mortgage and Deed of Trust of Penelec, dated January 1, 1942, between Penelec and United States Trust Company of New York, Successor Trustee, and indentures supplemental thereto dated March 7, 1942 through May 1, 1960 - Incorporated by reference to Penelec's Instruments of Indebtedness Nos. 1-20, inclusive, filed as a part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, Sec File Nos. 30-236 and 1-3292.

C-325 Supplemental Indentures to Mortgage and Deed of Trust, dated May 1, 1961 through December1, 1977 - incorporated by reference to Exhibit 2-D(1) to 2-D(19), Registration No. 2-61502.

C-326 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-327 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-328 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-329 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-330 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-331 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-332 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-333 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-334 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

Exhibits
--------

       Penelec
       -------

CC-335 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-336 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-337 Senior Note Indenture between Penelec and United States Trust Company of New York dated April 1, 1999 - incorporated by reference to Exhibit 4-C-13 of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

C-338 Indenture between Penelec and United States Trust Company of New York dated June 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9327.

C-339 First Supplemental Indenture between Penelec and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to
       Exhibit 4-B, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-3522.

C-340  Supplemental Indenture,  dated May 1, 2001 - incorporated by reference to
       Exhibit 4-C-16 to Penelec's Annual Report on Form 10-K for the year 2001, File No. 1-3522.

C-341 Supplemental Indenture No. 1, dated May 1, 2001 - incorporated by reference to Exhibit 4-C-16 to Penelec's Annual Report on Form 10-K for the year 2001, File No. 1-3522.


       GPU Service, Inc.
       -----------------

C-342 Amendment to the Severance Protection Agreement for Carole B. Snyder, dated August 8, 2000.

C-343 Amendment to the Special Severance Protection Agreement for Carole B. Snyder, dated November 7, 2001.

C-344 Special Severance Protection Agreement for Carole B. Snyder, dated October 13, 2001.

C-345 Special Severance Protection Agreement for Leila L. Vespoli, dated October 13, 2001.

Exhibits
--------

D.     Tax Allocation Agreement

D-1    Tax Allocation Agreement incorporated by reference to xxx


E.     Other Documents
       ---------------

E-1    Venture   Disclosures  -  Fiber  Optic  System  Lease   Agreements   with
       Non-associated Companies.

E-2    Venture Disclosures - Services to Non-Affiliated Utilities.

E-3    Annual Report to the SEC on Form U-13-60 for 2003.

E-4 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program - incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

E-5 GPU System Accounting Policy regarding Company Credit Card Agreements, dated April 20, 1993 - incorporated by reference to Exhibit E-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.


Schedules Supporting Items of This Report
-----------------------------------------

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy, OE, CEI, TE, JCP&L, Met-Ed and Penelec.

F-2    Consolidating Financial Statements of Ohio Edison Company for 2003.

       Consolidating Financial Statements of The Cleveland Electric Illuminating Company for 2003.

       Consolidating Financial Statements of The Toledo Edison Company for 2003.

       Consolidating Financial Statements of Jersey Central Power & Light Company for 2003.

       Consolidating Financial Statements of JCP&L Preferred Capital, Inc. for 2003.

       Consolidating  Financial  Statements of  Metropolitan  Edison Company for
       2003.

       Consolidating Financial Statements of Met-Ed Preferred Capital II, Inc. for 2003.

       Consolidating Financial Statements of Met-Ed Capital II LP for 2003.

       Consolidating Financial Statements of Pennsylvania Electric Company for 2003.

       Consolidating Financial Statements of Penelec Preferred Capital II, Inc. for 2003.

       Schedules Supporting Items of This Report
       -----------------------------------------

       Consolidating Financial Statements of Penelec Capital II LP for 2003.

       Consolidating Financial Statements of MYR Group Inc. for 2003 - filed pursuant to request for confidential treatment.

       Consolidating Financial Statements of Harlan Electric Company for 2003 - field pursuant to request for confidential treatment.

       Consolidating Financial Statements of FirstEnergy Solutions Corp. for 2003 - filed pursuant to request for confidential treatment.

       Consolidating  Financial Statements of MARBEL Energy Corporation for 2003
       - filed pursuant to request for confidential treatment.

       Consolidating Financial Statements of FirstEnergy Facilities Services Group, LLC for 2003 - filed pursuant to request for confidential treatment.

       Consolidating Financial Statements of FirstEnergy Ventures Corp. for 2003
       - filed pursuant to request for confidential treatment.

F-3 Item 8. Part I - Affiliated transactions for the period of July 1, 2003 through December 31, 2003.

H-1 Organizational chart showing the relationship of FirstEnergy Generation Corp. to each exempt wholesale generator (EWG) in which it holds an interest.

H-2 Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

H-3 Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

I-1 Consolidating Financial Statements of GPU Power, Inc. for 2003 - filed pursuant to request for confidential treatment.

       Consolidating Financial Statements of GPU Capital, Inc. for 2003 - filed pursuant to request for confidential treatment.

       Financial Statements of Los Amigos Leasing Company, Ltd for 2003 - field pursuant to request for confidential treatment.

                                    SIGNATURE


         The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.


                                          FIRSTENERGY CORP.


April 30, 2004
                                          By /s/ Harvey L. Wagner
                                             ---------------------------------
                                                 Harvey L. Wagner
                                                 Vice President, Controller
                                                 and Chief Accounting Officer
                                                 (Principal Accounting Officer)